As filed with the Securities and Exchange Commission on August 7, 2000.

Registration No. 333-36328

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO
FORM S-1

REGISTRATION STATEMENT

UNDER THE
SECURITIES ACT OF 1933

KPMG CONSULTING, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	54161	22-3680505
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1676 International Drive

McLean, Virginia 22102
(703) 747-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David W. Black, Esq.

Executive Vice President,
General Counsel and Secretary
1676 International Drive
McLean, Virginia 22102
(703) 747-3000
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Paul L. Choi, Esq. Sidley & Austin Bank One Plaza 10 South Dearborn Street Chicago, Illinois 60603 Telephone: (312) 853-7000 Facsimile: (312) 853-7036	Jeffrey Small, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000 Facsimile: (212) 450-4800

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [   ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [   ]

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate offering	Amount of
securities to be registered	registered(1)	per unit(2)	price(2)	registration fee(3)

Common Stock, par value $.01 per share	372,891,710 shares	$8.75	$3,262,802,463	$861,380

(1)	Includes 48,638,050 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(3)	Of this amount, $264,000 was previously paid in connection with the filing of the Registration Statement on Form S-1 on May 5, 2000.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This Registration Statement contains two forms of prospectus: a U.S. prospectus to be used in connection with an offering in the United States and Canada and an international prospectus to be used in connection with a concurrent international offering outside the United States and Canada. The international prospectus is identical to the U.S. prospectus except for the front outside cover page. The U.S. prospectus is included herein and is followed by the front outside cover page to be used in the international prospectus. The page for the international prospectus included herein is labeled “Alternate Page for International Prospectus.”

EXPLANATORY NOTE

SUMMARY
THE OFFERING
SUMMARY FINANCIAL DATA
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
PRO FORMA FINANCIAL INFORMATION
PRO FORMA COMBINED STATEMENT OF OPERATIONS
PRO FORMA CONSOLIDATED BALANCE SHEET
NOTES TO PRO FORMA FINANCIAL INFORMATION
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
OUR ARRANGEMENTS WITH KPMG LLP
OUR ARRANGEMENTS WITH CISCO
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE
Schedule II -- Valuation and Qualifying Accounts and Reserves
Opinion of Sidley & Austin
Form of Member Dist Agmt for KPMG LLP Qual Prtnrs
Form of Member Dist Agmt for KPMG Cnslt Qual
Form of Member Dist Agmt for KPMG Cnslt Non-Qual
Form of Member Agmt for KPMG Cnslt Non-Eligible
Form of Managing Director Agreement
Registration Rights Agreement
Stock Purchase Agreement
Investor Rights Agreement
Marketing Alliance Agreement
Business Alliance Agreement
National Partner Agreement
2000 Long-Term Incentive Plan
Registrant's 401(k) Plan
Consent of Grant Thornton LLP
Consent of Deloitte & Touche LLP
Financial Data Schedule

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued August 7, 2000

324,253,660 Shares

[KPMG CONSULTING LOGO]

COMMON STOCK

KPMG Consulting, Inc. is offering 89,260,475 shares of common stock. Our parent KPMG LLP and partners of KPMG LLP are offering 234,993,185 shares. After the closing of this offering we will not be a member of KPMG International, the worldwide association of independent professional services firms which share the “KPMG” name. Immediately following this offering, KPMG LLP, the non-U.S. KPMG International member firms and their respective partners will collectively own no more than 19.9% of our common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $6.75 and $8.75 per share.

We will apply to list the common stock on the Nasdaq National Market under the symbol “KCIN.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 11.

PRICE $     A SHARE

		Underwriting	Proceeds to
	Price to	Discounts and	KPMG	Proceeds to
	Public	Commissions	Consulting, Inc.	Selling Stockholders

Per Share	$	$	$	$

Total	$	$	$	$

KPMG LLP has granted the underwriters the right to purchase up to an additional 48,638,050 shares of common stock to cover over-allotments.

We expect to use approximately $399.6 million of our proceeds from this offering to repurchase from Cisco Systems, Inc. that portion of our Series A Preferred Stock which was not converted into shares of our common stock.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock to purchasers on             , 2000.

MORGAN STANLEY DEAN WITTER

          , 2000

INSIDE FRONT COVER PAGE OF PROSPECTUS

      The cover has the “KPMG Consulting” logo in the upper left portion of the page. In the center of the page is a depiction of a bundle of fiber optic cables running from the bottom left corner to the upper right corner of the page.

      The front inside cover page folds out to reveal a two-page spread of photographic images. In the upper left corner is a photograph of our website with various icons featuring services provided by our company and also featuring two client case studies, for Xircom and for Ingram Micro. Across the page are images of the covers of various brochures produced by our company. Two photographs of interior spaces at our company’s broadband solutions centers are also featured, though not identified as such. Finally, a photograph of a portion of the website for client NetAid is featured. In the background, four sets of words are visible. They are faded into the background much like a watermark and appear two or three times each running across the page behind the artwork. These groups of words are: “multinational,” “experienced,” “key strategic alliances,” and “industry focused solutions.”

      Throughout this prospectus, we have used as the assumed initial public offering price the midpoint of the price range set forth on the front cover of this prospectus.

      In making an investment decision relating to our common stock, you should rely only on the information contained in this prospectus. We and the selling stockholders have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

      Until             , 2000, all dealers that buy, sell or trade shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

      This summary highlights some of the information contained elsewhere in this prospectus. We urge you to read the entire prospectus carefully, including the “Risk Factors” section and our combined financial statements and the notes to those statements, before deciding whether or not to buy our common stock.

KPMG Consulting

Overview

      We are one of the world’s largest consulting firms with approximately 8,700 professionals. We serve over 2,500 clients, including global companies, Fortune 1000 companies, small and medium-sized businesses, government agencies and other organizations. We focus on the Internet and systems integration and assist our clients in defining and implementing their e-business strategies. We enable companies to:

•	establish new Internet-based strategies;

•	transform their businesses to Internet-enabled businesses; and

•	integrate systems and implement operational improvements to capitalize on the opportunities presented by the Internet.

      Our core strengths include:

•	a business organized along industry-specific lines;

•	a full range of services to rapidly design and implement comprehensive Internet-based solutions;

•	marketing and product development arrangements with key technology and industry leaders; and

•	multinational service delivery capabilities.

      We provide consulting services through six industry groups in which we have significant industry-specific knowledge. These groups are financial services, consumer and industrial markets, public services, high tech, communications and content, and health care. Our focus on specific industries provides us with the ability to tailor solutions that reflect an understanding of the marketplaces in which our clients operate and enables our clients to achieve their objectives more quickly and efficiently.

      Our services include the development of new strategies, the establishment of new business processes and operations and the creation of business solutions by integrating software, hardware and other technology. In addition, we build networks and configure infrastructures to implement business solutions and provide business applications and technology infrastructures to allow our clients to outsource business solutions as an alternative to building in-house capability.

      Our clients increasingly seek to capitalize on the opportunities presented by the Internet. We tailor our services to provide the business and technology solutions needed for a successful e-business operation. We provide a range of services, including e-business and technology strategy, web architecture and design, business process design, media integration, systems integration, network infrastructure and outsourcing.

      We have over 50 relationships with key technology and industry leaders which support and complement our solutions. We have strategic alliances with Cisco Systems, Inc., FedEx Corporation, Oracle Corporation, Qwest Communications International and SAP America, Inc. which we believe differentiate us from other consulting organizations. These five strategic alliances enable us to increase revenues by providing additional marketing exposure, expanding our sales coverage, increasing the training of our professionals and developing and co-branding solutions that respond to customer demand. Through these alliances, we are able to build integrated solutions, offer the expertise required to deliver solutions to complex problems, lead in the development of new products, capitalize on joint marketing opportunities and remain at the forefront of technology advances.

      We have multi-national operations covering North America, Latin America, Israel, Japan, New Zealand and South Korea. We utilize this multi-national network to provide consistent integrated service to clients throughout these regions. In regions where we do not have a presence, we are able to serve our clients through longstanding working relationships with other consulting providers, primarily the consulting professionals of KPMG International member firms.

      Our e-business based revenues have increased at a rate of 58.0% from $493.4 million for the nine months ended March 31, 1999 to $779.6 million for the nine months ended March 31, 2000, representing approximately 46.0% of our total revenues. Our total revenues have grown from $569.7 million in the fiscal year ended June 30, 1995 to $1.982 billion in the fiscal year ended June 30, 1999, a compounded annual growth rate of 36.6%. For the first nine months of the fiscal year ended June 30, 2000, our total revenues were $1.698 billion, an increase of 16.4% from the same period last year. The number of our professionals has almost doubled in the last three years.

      Our history as a leading consulting firm spanning multiple technology generations demonstrates our ability to provide our clients value-added services. A key element of our strategy is to invest in technology, research and the recruitment, training and retention of talented professionals. We believe that by separating from KPMG LLP and becoming a public company, we will be able to use our common stock to enhance our growth by attracting and retaining employees, investing in the development of innovative solutions and making strategic acquisitions.

Our Growth Strategy

      Our strategy for growing our business includes five key components:

•	building the next generation of Internet-based solutions;

•	increasing the number of services and solutions that we sell to existing clients;

•	acquiring new clients for our services and solutions;

•	developing additional alliances and joint marketing relationships; and

•	acquisitions to expand our international and domestic presence.

      Our company was formed as a Delaware corporation in August 1999. Our principal executive offices are located at 1676 International Drive, McLean, Virginia 22102, and our telephone number is (703) 747-3000. Our Internet address is www.kpmgconsulting.com. Information contained on our website is not a part of this prospectus.

Relationship with KPMG LLP

      Our company was previously a part of KPMG LLP, one of the “Big 5” accounting and consulting firms. On January 31, 2000, KPMG LLP transferred its consulting business to our company. In exchange, we issued 381.2 million shares of our common stock to KPMG LLP and many of its partners, including many of the consulting partners who resigned from KPMG LLP in the separation and became our managing directors. Based on the assumed initial public offering price of $7.75 per share, the value of the common stock issued to KPMG LLP and its partners in connection with the separation was approximately $2.95 billion. We also issued notes to KPMG LLP for $630 million and $49.0 million. We used a portion of the proceeds from the Cisco investment described below to immediately repay the $630 million note to KPMG LLP.

      We have entered into a four-year transition services agreement under which we receive infrastructure and processing services from KPMG LLP at KPMG LLP’s cost for such services. We also entered into a non-competition agreement with KPMG LLP which prohibits us from providing tax or assurance services for a four year period. The non-competition agreement permits KPMG LLP to continue to provide certain consulting services during the same period but limits KPMG LLP to providing only a defined group of consulting services which were historically provided by KPMG LLP’s tax and assurance practices, such as business risk and technology risk management services and other services utilizing KPMG LLP’s proprietary business measurement process as a platform for the delivery of such services. See “Our Arrangements with KPMG LLP — Non-Competition Agreement.”

      In connection with the separation, our managing directors who were consulting partners of KPMG LLP entered into agreements addressing, among other matters, non-competition issues, transfer restrictions on any equity received during the separation and intellectual property covenants. Finally, we entered into an agreement with KPMG International which allows us to use the “KPMG” name for up to four years following this offering.

      In order to assure that we will not be subject to the rules and regulations governing the independence of auditors from their clients, following this offering, KPMG LLP, the non-U.S. KPMG International member firms and their respective partners as a group will own no more than 19.9% of our common stock, and within a five year period following this offering, will completely divest themselves of any shares of our common stock they may hold. KPMG LLP, the non-U.S. KPMG International member firms and their respective partners will not be represented on our board of directors, and we will not be a member of KPMG International.

Relationship with Cisco Systems

      We entered into a five year alliance agreement with Cisco Systems, Inc. on December 29, 1999. At the same time we executed this alliance agreement, we also entered into an agreement with Cisco pursuant to which Cisco agreed to make a $1.05 billion strategic investment in our company in exchange for 5,000,000 shares of our Series A preferred stock. Our alliance with Cisco uses both our and Cisco’s resources to promote the expansion of our service delivery capacities in the telecommunications service provider and corporate enterprise markets.

      Our relationship with Cisco is designed to increase our revenues by:

•	enhancing marketing opportunities;

•	providing opportunities to jointly target and approach potential clients;

•	allowing us to rapidly train our consultants in critical skills; and

•	enabling us to develop e-business solutions utilizing Cisco products.

      Our agreements with Cisco give Cisco the option to convert the Series A preferred stock it owns into common stock at the time of this offering and the option to require us to repurchase any of our Series A preferred stock which would, if converted, result in Cisco owning more than 19.9% of our then outstanding common stock. We have assumed Cisco will exercise both its conversion and repurchase rights. The number of shares of our Series A preferred stock which Cisco would convert, the number of shares of our common stock it would receive as a result of such conversion, the number of shares of our Series A preferred stock we would repurchase from Cisco and the price per share we would pay on such repurchase are based upon the initial public offering price of our common stock. Based on an assumed initial public offering price of $7.75 per share, Cisco would convert 3.5 million shares of its Series A preferred stock into 117.8 million shares of our common stock representing 19.9% of our then outstanding common stock. We would repurchase the remaining 1.5 million shares of our Series A preferred stock from Cisco using approximately $399.6 million of our proceeds. We refer to the assumed exercise by Cisco of its conversion and repurchase rights and our subsequent issuance of common stock and payment of cash at the $7.75 assumed initial public offering price per share as the “Cisco Conversion and Repurchase.” Upon the exercise of the conversion rights, Series A preferred shares will convert at a rate between 75% and 80% of the price at which we sell our shares in this offering, or at a price that will result in Cisco owning not less than 18.2% or more than 19.9% of the total number of shares then outstanding. The value of this conversion discount would be an amount between $262.5 million and $482.3 million, depending on the initial public offering price of our common stock. Based upon an assumed initial public offering price of $7.75 per share the conversion discount would be $262.5 million.

      The following table summarizes these transactions with Cisco:

Purchase price paid by Cisco for our Series A Preferred Stock	$1.05	billion

Number of shares of our common stock issued to Cisco assuming the Cisco Conversion and Repurchase	117.8	million shares

Amount paid to Cisco to repurchase the shares of Series A Preferred Stock not converted pursuant to the assumed Cisco Conversion and Repurchase	$399.6	million

Value of common stock issued to Cisco assuming the Cisco Conversion and Repurchase, based upon an assumed initial public offering price of $7.75 per share	$912.9	million

Value of conversion discount	$262.5	million

      In this prospectus, unless otherwise indicated:

•	references to the “separation” mean the transfer of the management consulting and information technology consulting business of KPMG LLP to us, which occurred on January 31, 2000;

•	references to “company,” “we,” “us” and “our” refer to the consulting business of KPMG LLP for all periods prior to the separation and refer to KPMG Consulting, Inc. and its subsidiaries for all periods after the separation;

•	references to the consulting business mean the management consulting and information technology consulting business transferred to us in the separation;

•	all of the historical and financial information we present reflects the conversion of our business from an unincorporated operating unit within KPMG LLP into a separate operating entity;

•	we assume that the over-allotment option granted to the U.S. underwriters will not be exercised; and

•	we assume that Cisco, the holder of our Series A Mandatorily Redeemable Convertible Preferred Stock, will, effective upon the closing of this offering, exercise its rights to have us repurchase any shares of Series A preferred stock which would convert into not more than 19.9% of our common stock, and will convert all of its remaining shares of our Series A preferred stock into shares of our common stock.

      “KPMG®” is a registered trademark of KPMG International. “World-Class Financesm,” “World-Class Human Resourcessm,” “R2ism,” and “Configure to Fitsm” are proprietary trademarks or service marks of our company. “CyberCentersm” is a service mark of our joint venture with Qwest Communications International Inc., Qwest Cyber.Solutions LLC. Other trademarks appearing in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered by:

Our company	89.3	million shares

Selling stockholders	235.0	million shares

Total	324.3	million shares

Common stock to be outstanding after the offering	591.9	million shares

Over-allotment option	48.6	million shares

Use of proceeds	We will receive net proceeds from the sale of our common stock in this offering of approximately $660.0 million. We anticipate using the proceeds as follows:
	• $399.6 million to repurchase shares of our Series A preferred stock;
	• $200.0 million to repay outstanding indebtedness; and
	• $60.4 million for working capital and general corporate purposes, including the cash component of possible acquisitions.

	We will not receive any proceeds from the sale of common stock by the selling stockholders.

Proposed Nasdaq National Market symbol	KCIN

Risk factors	For a discussion of some of the factors you should consider before buying shares of our common stock, see “Risk Factors.”

      The number of shares of common stock to be outstanding after the offering includes approximately 117.8 million shares of our common stock issuable to Cisco in connection with Cisco’s Conversion and Repurchase. See “Our Arrangements with Cisco—Series A Preferred Stock.” The number of shares to be outstanding does not include:

•	approximately 41.0 million shares of our common stock issuable upon exercise of options granted and outstanding under our 2000 Long-Term Incentive Plan, which we call the equity incentive plan, as of March 31, 2000; and

•	approximately 39.0 million additional shares of our common stock reserved for future grants or awards under our equity incentive plan.

See “Management—2000 Long-Term Incentive Plan.”

SUMMARY FINANCIAL DATA

      The combined historical financial information has been presented on a historical cost basis for all periods presented. For periods preceding the separation of our business from KPMG LLP, the combined financial information has been derived from the consolidated financial statements of KPMG LLP. For periods following the separation from KPMG LLP, the financial information is derived from the consolidated financial statements of the company.

	Year Ended June 30,

	Historical

	1995	1996	1997	1998	1999

	(in thousands, except per share amounts)

Operating Data(2):

Revenues	$569,655	$727,251	$947,639	$1,428,891	$1,981,536

Costs of service:

Professional compensation	197,021	285,169	366,718	552,570	744,450

Other direct contract expenses	153,733	157,854	198,646	270,209	374,091

Amortization of goodwill and other intangible assets	105	1,195	1,903	4,968	6,572

Other costs of service	99,288	131,920	155,668	248,969	276,874

Total costs of service	450,147	576,138	722,935	1,076,716	1,401,987

Gross margin	119,508	151,113	224,704	352,175	579,549

Selling, general and administrative expenses	90,185	123,117	159,058	237,093	325,276

Operating income	29,323	27,996	65,646	115,082	254,273

Interest expense	8,895	10,063	13,028	16,810	25,157

Equity in losses of affiliate	—	—	—		622

Minority interests	—	—	—	(619)	111

Income before partner distributions and benefits(2)	$20,428	$17,933	$52,618	$98,891	$228,383

Income before taxes

Provision for income taxes(2)

Net income

Dividend on Series A Preferred Stock

Net income applicable to common stockholders

Net income per share— basic and diluted(3)

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Historical	Pro Forma(1)

		Nine	Nine
		Months	Months
	Pro Forma(1)	Ended	Ended
		March 31,	March 31,
	1999	1999	2000

	(in thousands, except per share amounts)

Operating Data(2):

Revenues	$2,069,596	$1,459,442	$1,697,513

Costs of service:

Professional compensation	989,994	549,461	725,528

Other direct contract expenses	397,251	265,178	357,285

Amortization of goodwill and other intangible assets	19,605	4,418	19,930

Other costs of service	291,619	203,013	255,199

Total costs of service	1,698,469	1,022,070	1,357,942

Gross margin	371,127	437,372	339,571

Selling, general and administrative expenses	306,512	215,651	286,625

Operating income	64,615	221,721	52,946

Interest expense	—	21,244	—

Equity in losses of affiliate	622	—	16,478

Minority interests	111	83	146

Income before partner distributions and benefits(2)		$200,394

Income before taxes	63,882		36,322

Provision for income taxes(2)	30,663		17,435

Net income	$33,219		$18,887

Dividend on Series A Preferred Stock			—

Net income applicable to common stockholders			$18,887

Net income per share— basic and diluted(3)	$0.08		$0.04

	As of June 30,

	1995	1996	1997	1998	1999

	(in thousands)

Balance Sheet Data:

Total assets	$114,205	$135,652	$198,357	$287,664	$484,391

Long term obligations	—	—	—	10,508	22,860

	As of March 31, 2000

		Pro Forma
	Actual	As Adjusted(4)

	(in thousands)

Balance Sheet Data:

Cash and cash equivalents	$69,546	$226,153

Working capital	168,161	417,732

Total assets	878,873	1,035,480

Long term obligations	23,184	12,751

Series A mandatorily redeemable convertible preferred stock	1,050,000	—

Stockholders’ equity (deficit)	(660,600)	649,404

(1)	Pro forma data reflects adjustments including:

•	compensation and benefit costs for former consulting partners of KPMG LLP who have become employees of our company for periods prior to January 31, 2000;

•	changes to employee pension and bonus plans for periods prior to January 31, 2000;

•	incremental costs associated with being a public company;

•	adjustment to interest expense;

•	income taxes at the expected effective tax rate of 48%;

•	the acquisition in May 1999 of Softline Consulting & Integrators, Inc. as if it had occurred at the beginning of the respective periods; and

•	changes in the amount we pay KPMG LLP for shared services under our transition services agreement upon closing of the initial public offering.

      See “Pro Forma Financial Information” and “Our Arrangements with KPMG LLP.”

(2)	As a partnership, all of KPMG LLP’s earnings were allocable to its partners. Accordingly, distributions and benefits to partners have not been reflected as an expense in our historical financial statements through January 31, 2000. As a corporation, effective February 1, 2000, payments for services rendered by our managing directors are included in professional compensation. Likewise, as a corporation, we are subject to corporate income taxes effective February 1, 2000.

(3)	Pro forma net income is based on the weighted average shares outstanding of 421.1 million and 457.7 million for the year ended June 30, 1999 and the nine months ended March 31, 2000, respectively, which consists of:

•	381.2 million shares issued in connection with the separation;

•	2.2 million shares issued in exchange for KPMG LLP’s 0.5% interest in our operating subsidiary; and

•	37.7 million shares issued in the offering, net of shares used to obtain funds to effect the repurchase of the Series A preferred shares which did not convert into our common shares from Cisco.

      In addition to the above, the nine months ended March 31, 2000 includes:

•	169.4 million shares giving effect to the Cisco Conversion and Repurchase, 117.8 million of which were used in connection with the conversion of the Series A preferred shares to shares of our common stock and 51.6 million of which were used to obtain funds to effect the repurchase of the Series A preferred shares which did not convert into our common shares from Cisco; and

•	1.6 million shares issued for employee stock awards.

(4)	The pro forma as adjusted balance sheet data gives effect to the conversion discount on our Series A preferred stock of 20% of the initial public offering price, assuming an initial public offering price of $7.75 per share, and gives effect to the sale of the shares of common stock offered in this prospectus, the Cisco Conversion and Repurchase and the application of the net proceeds of this offering as described in “Use of Proceeds.” See “Our Arrangements with Cisco.”

RISK FACTORS

      You should carefully consider each of the risks described below and all of the other information in this prospectus before deciding to invest in our common stock.

Risks That Relate to the Nature of Our Business

     Our success is largely dependent on our ability to hire and retain talented people at a time when our industry is generally experiencing a shortage of skilled professionals and a high rate of employee turnover

      Our business involves the delivery of professional services and is highly labor-intensive. Our success depends largely on our general ability to attract, develop, motivate and retain highly skilled professionals. The loss of some or a significant number of our professionals or the inability to attract, hire, develop, train and retain additional skilled personnel could have a serious negative effect on us, including our ability to obtain and successfully complete important engagements and thus maintain or increase our revenues. The cumulative annual rate of turnover among our professional consultants was 19.7% for the year ended June 30, 1999 and 24.0% for the year ended June 30, 2000, excluding any involuntary terminations and terminations as a result of a reduction in our workforce. Qualified consultants are in great demand, particularly in the high tech and communications and content industries, and are likely to remain a limited resource for the foreseeable future. This situation has required us to increase the compensation we pay our professionals at a rate higher than the general inflation rate. Even so, we cannot assure you that we will be successful in attracting and retaining the skilled professionals we require to conduct and expand our operations successfully.

      The retention of the former consulting partners of KPMG LLP, who are now employed as our managing directors, is particularly important to our future success. The cumulative annual turnover among our managing directors was 4.7% for the year ended June 30, 1999 and 8.9% for the year ended June 30, 2000, excluding any involuntary terminations and terminations as a result of a reduction in our workforce. As a result of our change from a partnership to corporate structure and the creation of stock option programs and other corporate employee benefits, our managing directors have accepted reductions in their cash compensation, and in some cases these reductions have been material. We cannot assure you that the substitution of equity-based incentives and other employee benefits in lieu of some of the cash compensation will be sufficient to retain these individuals. In addition, there is no guarantee that the non-competition agreements we have entered into with our managing directors and other senior professionals are sufficiently broad to prevent our consultants from leaving us for our competitors or that such agreements would be upheld by an arbitrator or a court if we were to seek to enforce our rights under these provisions. See “Business—Employees and Our Culture” in this prospectus.

     Because a majority of our client contracts can be terminated at any time by the client, difficulties with large projects may adversely affect our financial results

      A majority of our contracts and engagements can be terminated by our clients with little or no notice and without significant penalty. Since the great majority of our costs are fixed, we may not be able to reduce our costs in a timely manner in connection with a substantial revenue loss when a major project is terminated. The failure of a number of large projects or our inability to collect a number of large accounts receivable could also result in significant financial loss. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

     If we are not able to keep up with rapid changes in technology or maintain strong relationships with market-leading software providers our business could suffer

      Our market is characterized by rapidly changing technologies, such as the evolution of the Internet, frequent new product and service introductions and evolving industry standards. If we cannot keep pace with these changes, our business could suffer.

      Our success will depend in part on our ability to develop consulting solutions that keep pace with rapid and continuing changes in technology, evolving industry standards and changing client preferences. Our success will also depend, in part, on our ability to develop and implement ideas for the successful application of existing and new technologies. We may not be successful in addressing these developments on a timely basis or our ideas may not be successful in the marketplace. Also, products and technologies developed by our competitors may make our services or product offerings uncompetitive or obsolete.

      We generate a significant portion of our revenues from projects to implement software developed by others, including Oracle Corporation, Pivotal Corporation, PeopleSoft, Inc., SAP America, Inc. and others. Our future success in this software implementation business depends on the continuing viability of these companies and their ability to maintain market leadership. We cannot assure you that we will be able to maintain a good relationship with these companies or that they will maintain their leadership positions in the software market. For more information about our rapidly changing industry, see “Business— Industry Background.”

     The loss of our strategic alliance relationships could reduce our revenues and growth prospects

      We have five key strategic alliances with Cisco Systems, Inc., FedEx Corporation, Oracle Corporation, Qwest Communications International and SAP America, Inc. These alliances enable us to increase revenues by providing us additional marketing exposure, expanding our sales coverage, increasing the training of our professionals and developing and co-branding solutions that respond to customer demand. The loss of one or more of these relationships could adversely affect our business by decreasing our revenues and growth prospects. Mergers, acquisitions and other business combinations involving one or more of these entities could result in changes in the degree to which they will cooperate with us in joint marketing and product development. Moreover, because most of our strategic alliance relationships are nonexclusive, if our competitors are more successful in building leading-edge products and services, our strategic alliance partners may form closer or preferred arrangements with other consulting organizations. For more information, see “Business— Our Strategic Alliances.”

     We may lose money if we do not accurately estimate the cost of a large engagement which is conducted on a fixed-price basis

      A significant percentage of our engagements in our public services industry group is performed on a fixed-price or fixed-time basis. During fiscal 1999 and the nine months ending March 31, 2000, our public services segment revenues represented 28% and 31%, respectively, of our company’s total revenues. A small percentage of our other engagements are performed on a fixed-price or fixed-time basis. In addition, some of our engagements obligate us to provide ongoing maintenance and other supporting or ancillary services on a fixed-price basis or with limitations on our ability to increase prices. When making proposals for these types of engagements, we rely on our estimates of costs and timing for completing the projects. These estimates reflect our best judgment regarding the efficiencies of our methodologies and professionals as we plan to apply them to the projects. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price or fixed-time contracts, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business— Sales and Marketing.”

     Our business will be negatively affected if growth of the use of the Internet declines

      Our business is dependent upon continued growth of the use of the Internet by our clients, prospective clients and their customers and suppliers. The adoption of the Internet for commerce and communications, particularly by those individuals and companies that have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, companies that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new, Internet-based strategy that may make their existing personnel and infrastructure obsolete. Published reports indicate that capacity constraints caused by growth in Internet usage may, unless resolved, impede further growth in Internet use. If the number of Internet users does not increase and commerce over the Internet does not become more accepted and widespread, demand for our consulting services may decrease and, as a result, our revenues would decline, also causing the value of your investment to decline. The factors that may affect Internet usage or electronic commerce adoption include:

•	actual or perceived lack of security and privacy of information;

•	lack of access or ease of use;

•	congestion of traffic or other usage delays on the Internet;

•	inconsistent quality of service or lack of availability of cost-effective high speed service;

•	increases in access costs to the Internet;

•	excessive governmental regulation;

•	uncertainty regarding intellectual property ownership;

•	reluctance to adopt new business methods;

•	costs associated with the obsolescence of existing infrastructure; and

•	impact of any taxes which may be imposed on transactions using the Internet.

     Our business may be harmed by existing or increased United States and foreign government regulation of the Internet

      In the United States and abroad, governments have recently passed legislation relating to the Internet. Because these laws are still being implemented, we are not certain how our business will be impacted by them. We may be indirectly affected by this new legislation to the extent it impacts our clients and potential clients. In addition, United States and foreign governmental bodies are considering, and may consider in the future, other legislative proposals that would regulate the Internet. We cannot predict if or how any future legislation would impact our business.

     The Internet and systems integration consulting markets are highly competitive and we may not be able to compete effectively

      The Internet and systems integration consulting markets in which we operate include a large number of participants and are highly competitive. Based on revenues and the number of consultants we have, we are smaller than some of our competitors. In particular, these larger competitors may have the ability to deploy a large number of professionals more quickly in response to an urgent client need, thereby giving them a competitive advantage over us. Our primary competitors come from a variety of market segments, including other information technology service providers, large accounting, consulting and other professional service firms, packaged software vendors and service groups of computer equipment companies.

      Our marketplace is experiencing rapid changes in its competitive landscape. For instance, one of the “Big 5” accounting firms sold its consulting business and others have indicated plans or proposals to sell their consulting businesses or to seek capital in the public markets. These changes in our marketplace may create potentially larger and better capitalized competitors with enhanced abilities to attract and retain their professionals. We also compete with our clients’ internal resources, particularly where these resources represent a fixed cost to the client. The competitive nature of our industry may impose additional pricing pressures on us.

      Our ability to compete also depends in part on several factors beyond our control, including the ability of our competitors to hire, retain and motivate skilled professionals, the price at which others offer comparable services and our competitors’ responsiveness. There is a significant risk that this severe competition will adversely affect our financial results in the future. For more information, see “Business— Competition.”

     We currently have only a limited ability to protect our important intellectual property rights

      We do not have any patents in the United States or any other jurisdiction to protect our products or methods of doing business. Existing laws in the United States offer limited protection for our business, and the laws of some countries in which we provide services may not protect our intellectual property rights even to the same limited extent as the laws of the United States. The provisions in our agreements with clients which protect us against the unauthorized use, transfer and disclosure of our intellectual property and proprietary information may not be enforceable under the laws of some jurisdictions. In addition, we are sometimes required to negotiate limits on these provisions in our contracts.

      Our business includes the development of customized software modules in connection with specific client engagements, particularly in our systems integration business. We frequently assign to clients the copyright and other intellectual property rights in some aspects of the software and documentation developed for these clients. Although our contracts with our clients may provide that we also retain rights to our intellectual property, it is possible that clients will assert rights to, and seek to limit our use of, this intellectual property.

      There can be no assurance that the steps we take will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. For more information, see “Business— Intellectual Property.”

     Our services may infringe upon the intellectual property rights of others

      We cannot be sure that our services do not infringe on the intellectual property rights of others, and we may have infringement claims asserted against us. These claims may harm our reputation, cost us money and prevent us from offering some services. In our contracts, we agree to indemnify our clients for any expenses or liabilities resulting from claimed infringements of the intellectual property rights of third parties. In some instances, the amount of these indemnities may be greater than the revenues we receive from the client. Any claims or litigation in this area, whether we ultimately win or lose, could be time-consuming, may injure our reputation, may result in costly delays or may require us to enter into royalty or licensing arrangements. For more information, see “Business—Intellectual Property.”

     We may face legal liabilities and damage to our professional reputation from claims made against our work

      Many of our engagements involve projects that are critical to the operations of our clients’ businesses. If we fail to meet our contractual obligations, we could be subject to legal liability, which could adversely affect our business, operating results and financial condition. The provisions we typically include in our contracts which are designed to limit our exposure to legal claims relating to our services and the applications we develop may not protect us or may not be enforceable under some circumstances or under the laws of some jurisdictions. We have experienced liability claims in the past which have resulted in litigation expenses and payments for settlements. It is likely, because of the nature of our business, that we will be sued in the future. Moreover, as a consulting firm, we depend to a large extent on our relationships with our clients and our reputation for high caliber professional services and integrity to retain and attract clients and employees. As a result, claims made against our work may be more damaging in our industry than in other businesses.

Risks That Relate to Our Relationship with KPMG LLP and its Related Entities

     The agreements relating to our separation from KPMG LLP were not negotiated on an arm’s length basis, and there is no assurance that these agreements are on terms comparable to those that could have been obtained from unaffiliated third parties

      As part of our separation from KPMG LLP, we entered into a separation agreement which governed the transfer of the assets and liabilities relating to our business and contained indemnification provisions between us and KPMG LLP. We also entered into a non-competition agreement with KPMG LLP which specifies which services will be offered by us and which by KPMG LLP. These agreements were not the result of arm’s-length negotiations, and therefore we cannot assure you that their terms are comparable to the terms we could have obtained from unaffiliated third parties.

      Under our transition services agreement KPMG LLP provides us with basic administrative, clerical and processing services in areas such as accounting support, technology support, human resources, employee benefits, marketing and office space support. The fees we pay for many of these services are based on the total costs of providing these services on a centralized basis to both our company and KPMG LLP. We will be assessed an allocated portion of these costs based on the relative headcount, usage and other factors of our company and KPMG LLP. However, because these agreements were negotiated in the context of a “parent-subsidiary” relationship and were not the result of arm’s length negotiations, we may pay more or less for such services and receive better or worse service than if we had purchased such services from third party providers. For further information, see “Our Arrangements with KPMG LLP.”

     The termination of services provided under the transition services agreement could involve significant expense which would adversely affect our financial results

      The transition services agreement expires on the fourth anniversary of the closing of this offering. It is the intent of the parties that, during the term of the agreement, our company will wind down its receipt of services from KPMG LLP and will develop our own internal infrastructure and support capabilities or seek third party providers of such services.

      To the extent that the amount we are paying KPMG LLP for any particular services under the transition services agreement is less than the fee we would be charged by a third party in an arm’s-length transaction, the expiration or termination of the transition services agreement could result in an additional expense which would adversely affect our financial results.

      In addition, as we terminate or wind down the receipt of services from KPMG LLP, we are obligated to pay to KPMG LLP any “termination costs” incurred as a result of KPMG LLP having made investments in systems, personnel or other assets assuming our company would remain a part of KPMG LLP. Termination costs include those costs incurred or to be incurred by KPMG LLP from the termination or winding down of a service as a result of KPMG LLP’s investment in and development of shared infrastructure and national support capabilities, such as unneeded personnel, unnecessary software licensing arrangements and investments and technology and any related costs of termination. For more detailed information on the transition services agreement, see “Our Arrangements with KPMG LLP— Transition Services Agreement.”

      For more information on the transition services agreement, see “Our Arrangements with KPMG LLP— Transition Services Agreement.”

     The member firms of KPMG International will have the right to conduct business under the name “KPMG Consulting,” which may cause confusion among clients and investors

      We will enter into a limited license agreement with KPMG International. The agreement will give us the right to use the KPMG name for a period of up to four years after the closing of this offering. However, because the grant of the name is not exclusive to our company, member firms of KPMG International will also have the right to market consulting services under the name “KPMG Consulting” in countries where we have not acquired the consulting practice of the member firm. Consequently, the KPMG firms in Europe and Asia, excluding Japan and South Korea, may conduct business in their countries under the same name as our company. KPMG International will use its best efforts to cause these member firms to distinguish themselves from our company. Nonetheless, there is a potential for clients, investors and analysts to confuse our company with these other businesses. Adverse publicity regarding another “KPMG Consulting” firm may damage our reputation as well as negatively affect our revenues or our efforts to expand our revenues. For more information, see “Our Arrangements with KPMG LLP—Limited License Agreement.”

     We will agree not to compete with member firms of KPMG International in countries where we have not acquired the consulting practice of the member firm, which may limit our ability to develop a global company

      In the limited license agreement with KPMG International relating to our right to use the KPMG name, we will agree not to compete with a member firm of KPMG International outside of our “operating territories,” which is defined to mean each country in which we have acquired the consulting practice of the member firm. In addition, we will also agree not to solicit or hire any partner or employee of a member firm without the consent of the firm. These restrictions will apply until the later of (i) December 31, 2001 or (ii) six months after we have notified KPMG International that we will terminate the limited license agreement, but in no case for more than four years after this offering. The agreement provides that if we are providing consulting services and products on a project primarily based in our operating territories, we are permitted to engage any person, firm or entity who is not a member firm of KPMG International to deliver consulting services and products for the portion of the services or products to be provided on the project outside of our operating territories. The effect of these restrictions may be to limit our ability to expand our physical presence in Europe and Asia, other than Japan and South Korea, during the non-competition period, unless we obtain the consent of the local KPMG International member firm or acquire its consulting practice. This, in turn, may adversely affect our ability to compete against global consulting firms. For more information, see “Our Arrangements with KPMG LLP—Limited License Agreement.”

     The termination of the use of the KPMG name by our company may cause us to lose brand and market recognition

      Our agreement with KPMG International regarding the use of the KPMG name requires us to change our name within four years after the closing of this offering. The change of our name will require us to establish a new brand identity and we cannot assure you that we will be able to do so successfully. This could adversely affect our operations by limiting our ability to gain new contracts and/or increasing our marketing costs to establish our branding and name recognition.

     The non-competition agreement with KPMG LLP prohibits us from providing certain services and may limit our ability to effectively move into certain new services in the future

      Our non-competition agreement with KPMG LLP prohibits us from offering tax or assurance services, including attestation and verification services, and defined consulting services which were historically and will continue to be provided by KPMG LLP’s tax and assurance practices, such as business risk and technology risk management services and other services utilizing KPMG LLP’s proprietary business measurement process as a platform for the delivery of such services. KPMG LLP will continue to offer these services. This prohibition may limit our ability to service our clients.

      In the event that both we and KPMG LLP desire to provide a new type of service or in the event we cannot agree with KPMG LLP as to who has the right to provide an existing service, the non-competition agreement provides a framework for resolving such disputes. However, if this process fails to resolve any such dispute in a timely and efficient manner, we may lose the opportunity to enter into a new market or pursue sales leads on a timely basis. In addition, ongoing disputes with KPMG LLP as to who can provide a type of existing or new service may result in both us and KPMG LLP bidding on similar work which, in turn, may damage our reputation in the marketplace.

      For more information on the non-competition agreement and the services we may not provide, see “Our Arrangements with KPMG LLP— Non-Competition Agreement.”

     We cannot assure you that our separation from KPMG LLP will not have an adverse effect on some of our client relationships

      A portion of our clients are also audit clients of KPMG LLP. Of our top 150 clients, as measured by revenues, in fiscal year 2000, 28 clients, or 19%, were also audit clients of KPMG LLP. These 28 clients represented approximately 34% of the revenues we received from our top 150 clients. During fiscal year 2000, we added approximately 775 new clients. Of this total, 107 clients, or 14.6%, were also audit clients of KPMG LLP. While we do not believe that audit clients have generally hired us because we were part of KPMG LLP, we cannot assure you that our separation, this offering, and the eventual complete divestiture by KPMG LLP of its holdings of our common stock will not adversely affect these clients relationships or our ability to obtain new engagements.

Risks that Relate to Our Relationship with Cisco

     The provisions of our agreement with Cisco which prohibit us from entering into a merger or similar agreement with four named companies without Cisco’s consent may limit our ability to engage in a change of control transaction and reduce the price of our common stock

      In conjunction with Cisco’s $1.05 billion investment in our Series A preferred stock and our alliance agreement with Cisco, we agreed with Cisco that, until January 31, 2005, we will not enter into an agreement with Lucent Technologies Inc., Nortel Networks Corporation, Alcatel S.A. or Juniper Networks to merge, consolidate or otherwise combine with any of them or to sell all or substantially all of our assets to any of them without Cisco’s consent. In the event any of these four companies delivers to us a bona fide proposal to acquire us or if our board of directors decides to initiate negotiations regarding an acquisition by one of these four companies, we have agreed to notify Cisco and give Cisco an opportunity to make a superior counter proposal to us. In the event that we close an acquisition transaction with one of these four companies, including if we do so after Cisco has failed to make a superior proposal, we have agreed:

•	to pay Cisco cash in an amount equal to our revenues for the preceding 12 months;

•	to repurchase, at Cisco’s request, any of our equity securities then held by Cisco at the greater of fair market value or original issue price; and

•	to repurchase, at Cisco’s request, any of our debt securities then held by Cisco at their face amount.

      The effect of these provisions is to reduce substantially, or even entirely eliminate, the possibility of us entering into a merger or other change in control transaction with one of these four companies. To the extent that any of these four companies were or were perceived as possible acquirors of our company, these provisions may depress the price of our common stock. For more information about these provisions, including the exceptions to their applicability, see “Our Arrangements with Cisco— The Cisco Investment— Exclusivity.”

     Our alliance agreement with Cisco may require us to make investments in personnel and equipment even if we do not generate sufficient corresponding revenues for us, which may decrease our net income

      Under our alliance agreement with Cisco, we have agreed to increase the number of consultants trained to perform certain tasks by certain dates. To meet these goals, we will need to hire new personnel and invest in training new and existing personnel. In addition, we have committed to building six solution centers which provide clients advanced technology equipment to develop, demonstrate and provide training on our solutions using Cisco hardware. The alliance agreement with Cisco requires us to meet these training and solution center development schedules even in the event that the results of our operations do not justify such activities. Although we have certain rights to review and amend these hiring and investment goals with Cisco, our right to review these factors in light of the profitability of our business does not begin until the earlier of December 29, 2000 or the date on which we have 4,000 consultants who satisfy the qualification and training standard established under the alliance agreement. If the anticipated benefits of our alliance with Cisco do not materialize, or fail to materialize in the time frame we anticipate, and we nonetheless have to hire additional consultants or make additional investments in Cisco-related equipment, it could adversely affect our profitability. For more information, see “Our Arrangements with Cisco— The Alliance Agreement.”

Risks That Relate to Our Financial Results and Our Lack of Experience in Managing a Public Company

     There will not be a consistent pattern in our financial results from quarter to quarter, which may result in increased volatility of our stock price

      We are a professional services organization. A major portion of our revenues is based on the number of hours billed by our professionals and their hourly billing rates. Companies like ours experience variations in profits during the year. There are many reasons for these variations, but they can generally be attributed to the fact that our business is dependent on the decisions and actions of our clients. For example, a client could delay or cancel a project because the client’s business is experiencing financial problems. When this happens, it could reduce, eliminate or delay our expected revenues and we could lose the money that we have spent to obtain or staff the project. Also, the mix of client projects, the personnel required and their billing rates will affect results in our business in a meaningful way. Typically, client service hours are adversely affected during the first half of our fiscal year due to the large number of vacation days and holidays during this period. The demand for our services is also affected by general economic conditions. When economic activity slows down, our clients may delay or cancel plans that involve the hiring of consultants. As a public company, our quarterly financial results will become more important than they were when our business was a part of KPMG LLP. We may not be successful in our efforts to help investors understand the reasons for fluctuations. This could lead to large movements in our stock price, both up and down. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Quarterly Results.”

     The historical and pro forma financial information in this prospectus may not permit you to predict our company’s costs of operations

      The historical financial information in this prospectus does not reflect the added costs we expect to incur as a separate public company or the resulting changes that will occur in our capital structure and operations. Because we have been a part of KPMG LLP, we have been able to use money generated or borrowed by KPMG LLP to fund our activities instead of having to sell stock or incur indebtedness from commercial lenders or public debt holders. It could be more expensive for us in the future to acquire equity capital for our business, or to borrow money from unaffiliated lenders than it has been to use funds advanced to us by KPMG LLP. In addition, since we operated as part of the KPMG LLP partnership until January 31, 2000, our business paid no taxes on profits and no salaries were paid to the consulting partners who became our employees after the separation. Therefore, in preparing our pro forma financial information we deducted and charged to earnings the estimated income taxes based on an estimated tax rate, which may be different from our actual tax rate in the future, and the estimated salaries for the consulting partners of KPMG LLP who became our employees after the separation. Included in our expenses are allocations of certain costs incurred by KPMG LLP on behalf of our business. These services could actually be more expensive in the future than is shown in our financial statements and pro forma financial information. Equally important, we cannot assure you that the estimates we used in our financial statements and pro forma financial information will be similar to our actual experience as an independent company. See “Our Arrangements with KPMG LLP— Transition Services Agreement.” For more information on our historical financial statements and pro forma financial information see “Pro Forma Combined Financial Statements” and our combined financial statements and related footnotes.

     We do not have experience in managing a public company

      Our management team has historically operated our business as a part of KPMG LLP, which is a privately owned limited liability partnership. Most of the individuals who now constitute our management were partners of KPMG LLP for many years and have never had responsibility for managing a separate, publicly traded company. For more information about our executive officers and directors, see “Management.”

     We may have difficulty integrating or managing acquired businesses, which may harm our financial results or reputation in the marketplace

      Recently, we have expanded by making acquisitions, such as the acquisition of Softline Consulting & Integrators, Inc. We have also recently acquired the consulting businesses from the member firms of KPMG International in Argentina, Canada, Colombia, Costa Rica, Guatemala, Japan, Mexico, New Zealand, Nicaragua, South Korea and Venezuela. Because we do not have significant acquisition experience, we may not succeed at integrating or managing acquired businesses or in managing the larger company that results from these acquisitions. The non-United States KPMG consulting practices or other entities we have acquired may not use the same operating principles or systems used by our company, making the integration more difficult. Client satisfaction or performance problems, whether as a result of integration or management difficulties or otherwise, could have an adverse impact on the reputation of our company. See “Business—International Expansion.”

     Our growth is dependent in part on our ability to make acquisitions, including the acquisitions of non-U.S. KPMG consulting practices, and we risk overpaying for acquired businesses

      Our growth strategy is dependent in part upon our ability to provide consulting services worldwide, including our ability to develop a presence in Europe. We have explored, on a preliminary basis, with a number of the KPMG International firms in Europe the possibility of acquiring their consulting businesses. We cannot assure you that we will reach an agreement with them or that the terms and conditions of any agreements would be favorable to us. We are currently exploring other international expansion opportunities including potential acquisitions with the local KPMG consulting practices including, among others, the practices in Australia, Bolivia, Brazil, the Dominican Republic, the Netherlands Antilles, Peru and Southeast Asia. We cannot assure you that we will be able to reach an agreement with any of these practices or that any agreement we do reach will be on terms favorable to us. We will also continue to evaluate from time to time, on a selective basis, other strategic acquisitions if they will help us obtain well-trained, high-quality professionals, new service offerings, additional industry expertise, a broader client base or an expanded geographic presence. We cannot assure you that we will be successful in identifying candidates or consummating acquisitions on terms acceptable to us. In addition, there can be no assurance that financing for acquisitions will be available on terms acceptable to us, if at all. We may issue shares of our common stock as part of the purchase price for some or all of these acquisitions. Future issuances of our common stock in connection with acquisitions also may dilute our earnings per share. For more information, see “Business—International Expansion.”

     Our international operations create special management, foreign currency, legal, tax and economic risks which we may not adequately address

      We believe that revenues from international operations may account for an increasingly significant amount of our revenues in the future, especially in the event that we continue to acquire non-United States consulting practices. As a result, we are increasingly subject to a number of risks, including:

•	difficulties relating to managing our business internationally;

•	currency fluctuations;

•	restrictions against the repatriation of earnings;

•	the burdens of complying with a wide variety of foreign laws;

•	the absence in some jurisdictions of effective laws to protect our intellectual property rights; and

•	multiple and possibly overlapping tax structures.

      Other factors that can adversely affect international operations are changes in import or export duties and quotas, introduction of tariff or non-tariff barriers and economic or political changes in international markets. If any of these risks materialize, there could be a material negative effect on our company’s operating results. For more information, see “Business—International Expansion.”

Risks That Relate to Your Ownership of Our Common Stock

     KPMG LLP, the non-U.S. KPMG International member firms and their respective partners will completely divest themselves of their holdings of our common stock within five years, which may depress the market price of our common stock

      Sales of substantial amounts of our common stock, or the possibility of these sales, may adversely affect the price of our common stock and may make it more difficult for us to raise capital through the issuance of equity securities. KPMG LLP, the non-U.S. KPMG International member firms and their respective partners will, during the five year period following the closing of this offering, completely divest themselves of any shares of our common stock which they may hold. Immediately after this offering, KPMG LLP, the non-U.S. KPMG International member firms and their respective partners will collectively own no more than 19.9% of the outstanding shares. In this offering, the partners of KPMG LLP will sell all of the shares of our common stock that they currently hold. KPMG LLP has informed us, however, that following the expiration of the

180-day lock-up period, it intends to distribute to its partners from time to time shares of our common stock that it holds, subject to the requirement that all such shares must be divested within five years from the closing of this offering. KPMG LLP has informed us that it, the non-U.S. KPMG International member firms and their respective partners who own our stock may sell their remaining holdings of our common stock through a variety of methods, including:

•	one or more underwritten public offerings;

•	from time to time in open market transactions; or

•	in privately negotiated transactions.

      The sales of these shares over this five year period may depress the market prices for our common stock. For more information, see “Shares Eligible for Future Sale.”

      As part of the separation, we entered into a registration rights agreement with KPMG LLP, entitling it to require us to file a registration statement with the SEC for the resale of its shares and those of its partners. For more information on KPMG LLP’s registration rights, see “Our Arrangements with KPMG LLP — Registration Rights Agreement.”

     The price of our common stock may decline because of the large number of other shares available for sale in the future

      Following this offering, in addition to the shares of our common stock held by KPMG LLP and its partners described above, a substantial number of our shares will be held by some of our managing directors and by Cisco, assuming the Cisco Conversion and Repurchase is consummated. After this offering, there will be a total of 591.9 million shares of our common stock outstanding. Of the outstanding shares, the 324.3 million shares of common stock expected to be sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. If the underwriters’ over-allotment option were exercised in full, an additional 48.6 million shares of our common stock would also be freely transferable in this manner.

      In addition, the approximately 44.0 million shares previously issued to our managing directors, and the approximately 117.8 million shares issuable to Cisco assuming the Cisco Conversion and Repurchase, are transferable after January 31, 2001 under Rule 144 under the Securities Act, subject to volume and manner of sale limitations. However, each of our managing directors and Cisco has agreed not to sell any shares during the 180-day “lock-up” period following the closing of this offering. Following the 180-day lock-up period, our managing directors and Cisco are subject to additional contractual limitations on resale. These limitations are described in the table below.

      The table below sets forth with respect to our managing directors and Cisco, assuming the Cisco Conversion and Repurchase is consummated, the number of shares of our common stock we expect such stockholders to hold immediately after the offering, the percentage of our total number of outstanding shares such number represents assuming the underwriters’ over-allotment option is not exercised, whether such shares are subject to a 180-day “lock-up” agreement with the underwriters under which these persons will be contractually prohibited from selling any shares, and whether these persons will be subject to other contractual transfer restrictions after the expiration of the lock-up agreement.

	Number of	Percent of Total	Subject to	Contractual Transfer
Holder	Shares	Outstanding	180-Day Lock-Up	Restrictions After Lock-Up

Our Managing Directors who hold stock	44.0 million	7.4%	Yes	Of each person’s total shares owned, restrictions on 40% of the stock expires with the lock-up and restrictions on 15% of the total shares owned expire on each anniversary of such date.
Cisco Systems, Inc.	117.8 million	19.9%	Yes	Cisco generally may not sell any shares until the third anniversary of this offering.

      Morgan Stanley Co. Incorporated, the lead underwriter of this offering, may waive the 180-day lock-up at any time prior to its expiration.

      For a more detailed discussion on the transfer restrictions on the shares held by our managing directors, see “Our Arrangements with KPMG LLP— Member Distribution Agreements.”

      More detailed descriptions of the restrictions on the transferability of Cisco’s stock as well as on Cisco’s registration rights are set forth under “Our Arrangements with Cisco.”

      As of March 31, 2000, options to purchase approximately 41.0 million shares of common stock were granted to our employees and directors and were outstanding with an exercise price of $11.00 per share. Up to approximately 39.0 million additional shares of our common stock are available in connection with the future issuance of options under the 2000 Long-Term Incentive Plan. For further information see “Management—2000 Long-Term Incentive Plan.”

     There are significant limitations on the ability of any person or company to buy our company without the approval of our board of directors, which may decrease the price of our common stock

      Our certificate of incorporation and bylaws each contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors.

      These provisions of our certificate of incorporation and our bylaws include the following, among others:

•	our board of directors is classified into three classes, each of which, after an initial transition period, will serve for staggered three-year terms;

•	a director may be removed by our stockholders only for cause and then only by the affirmative vote of two-thirds of the outstanding voting power of stock entitled to vote generally in the election of directors;

•	only our board of directors or the chairman of our board of directors may call special meetings of our stockholders;

•	our stockholders may take action only at a meeting of our stockholders and not by written consent;

•	our stockholders must comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place stockholders’ proposals on the agenda for consideration at meetings of the stockholders;

•	our board may consider the impact of any proposed change of control transaction on constituencies other than our stockholders in determining what is in the best interest of our company and our stockholders;

•	business combinations involving one or more persons that own or intend to own at least 15% of our voting stock must be approved by the affirmative vote of at least a majority of our voting stock, excluding that held by these persons, or by our board of directors, excluding directors affiliated with these persons, or the consideration paid in the business combination must generally be the highest price paid by these persons to acquire our voting stock;

•	if stockholder approval is required by applicable law, any mergers, consolidations and sales of all or substantially all of our assets must be approved by the affirmative vote of at least two-thirds of our voting stock; and

•	our stockholders may amend or repeal any of the foregoing provisions of our certificate of incorporation or our bylaws only by a vote of two-thirds of the outstanding voting power of the stock entitled to vote generally in the election of directors.

For more information about these provisions, see “Description of Capital Stock.”

      Our obligation to make payments to Cisco if we enter into a transaction with four specified companies also may have significant anti-takeover effects with respect to those companies and could depress the price of our common stock. For more information, see “Our Arrangements with Cisco—The Cisco Investment— Exclusivity.”

      The contractual restrictions on the ability of our managing directors to sell their shares may terminate in the event of a change of control of our company which is not approved by our board, which may discourage takeover attempts opposed by our board

      A large number of our managing directors hold shares of our common stock that were issued to them as part of the separation. These holders will own approximately 44.0 million shares, or 7.4% of the outstanding common stock immediately following the closing of this offering. Approximately 40% of the shares issued to these individuals as a part of the separation will be subject to restrictions on sale which expire on the expiration of the 180-day lock-up period following this offering. Restrictions on the remaining 60% will lapse ratably over the four year period following the expiration of this lock-up period. However, under the terms of the agreements with these holders covering these shares, all of these restrictions will immediately terminate in the event of a change in control of our company which is not approved or ratified by our incumbent board of directors. The existence of these provisions could delay or discourage a change in control of our company, which is not approved by our board of directors which may decrease the price of our common stock. For a description of these change of control provisions, see “Our Arrangements with KPMG LLP—Member Distribution Agreements.”

     Upon a change in control of our company, KPMG International may terminate our right to use the KPMG name, which may discourage takeovers deemed to be detrimental to KPMG International

      Our limited license agreement with KPMG International will provide that KPMG International will have the right to terminate the agreement, and consequently our right to use the KPMG name, if a change in control of our company occurs or if we enter into a definitive agreement for such a transaction. KPMG International may exercise this right if it determines that the change in control will have a material detrimental effect on KPMG International or any of its member firms. A transition period would be provided, but a premature termination of our right to use the KPMG name may require us to accelerate our plans to conduct our business under a different name, and we may incur additional costs. The existence of this provision could delay or discourage a change in control of our company while we are using the KPMG name, which may decrease the price of our common stock. For more information, see “Our Arrangements with KPMG LLP—Limited License Agreement.”

     You will experience immediate and substantial dilution in the book value of your common stock

      The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. Investors in this offering will experience an immediate and substantial dilution. The dilution will be $6.81 per share in net tangible book value of common stock from the initial public offering price, based on an assumed initial public offering price of $7.75 per share. See the section of this prospectus entitled “Dilution” to see how we calculated this number. If outstanding options to purchase shares of common stock are exercised, further dilution would occur. See “Management—2000 Long-Term

Incentive Plan” for information regarding outstanding stock options and additional options which may be granted.

     Our stock price may be volatile

      The market price of our common stock could be subject to significant fluctuations in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of securities analysts and investors;

•	operating results that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic alliances, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us; and

•	future sales of our common stock.

      In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements relating to our operations that are based on our current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements.

      Our actual results may differ from the forward-looking statements for many reasons including:

•	the business decisions of our clients regarding the use of our services;

•	the timing of projects and their termination;

•	the availability of talented professionals;

•	the pace of technological change;

•	the strength of our strategic alliances;

•	our separation from KPMG LLP; and

•	the actions of our competitors.

      In addition, these statements could be affected by general domestic and international economic and political conditions and by the factors discussed under the section entitled “Risk Factors.”

USE OF PROCEEDS

      We estimate that the net proceeds we will receive from the sale of 89.3 million shares of our common stock in this offering will be approximately $660.0 million. For purposes of these calculations, we have assumed an initial public offering price of $7.75 per share and we have deducted estimated underwriting discounts and commissions, as well as estimated offering expenses of approximately $4.5 million. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

      We intend to use our net proceeds from this offering as follows:

•	$399.6 million to repurchase our Series A preferred stock in excess of 117.8 million shares from Cisco;

•	$200.0 million to repay our outstanding indebtedness; and

•	$60.4 million for working capital and general corporate purposes, including the cash component of possible acquisitions.

      The indebtedness we are repaying from the proceeds of this offering consists of:

•	approximately $162 million under our existing revolving credit facility;

•	an approximately $28 million which was incurred in connection with our acquisition of the Canadian consulting business of a KPMG International member firm; and

•	approximately $10 million relating to the acquisition of certain software licenses.

      For information regarding the term and interest rates on indebtedness being repaid see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

      Pending these uses, the net proceeds from this offering will be invested in short-term, interest-bearing investment grade securities.

DIVIDEND POLICY

      We intend to retain all of our earnings, if any, to finance the expansion of our business and for general corporate purposes. We do not currently intend to pay any dividends on our common stock. Our existing credit facilities contain financial covenants and restrictions, some of which directly or indirectly may limit our ability to pay dividends. We may enter into additional agreements related to our indebtedness from time to time which may contain similar covenants and restrictions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Our future dividend policy will also depend on our earnings, capital requirements, financial condition and other factors considered relevant by our board of directors.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2000:

•	on an actual basis;

•	on a pro forma basis as adjusted to give effect to:

-	the issuance of 2.2 million shares in exchange for KPMG LLP’s 0.5% membership interest in our operating subsidiary which is expected to occur at the closing of this offering;

-	the sale by us of 89.3 million shares of common stock in this offering assuming an initial public offering price of $7.75 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds as described under the “Use of Proceeds” section; and

-	117.8 million shares issued in connection with Cisco’s Conversion and Repurchase.

      See “Our Arrangements with KPMG LLP” and “Our Arrangements with Cisco.”

The pro forma as adjusted data also give effect to other adjustments described in “Pro Forma Financial Statements.” You should read this table in conjunction with our pro forma financial statements and related notes and our combined financial statements and related notes which appear elsewhere in this prospectus.

	As of March 31, 2000

		Pro Forma
	Actual	As Adjusted

	(in thousands, except
	share and per share
	amounts)

Notes payable, net of current maturities	$10,433	$—

Series A mandatorily redeemable convertible preferred stock; 5,000,000 shares issued and outstanding, actual, and no shares issued and outstanding, pro forma	1,050,000	—

Stockholders’ equity:

Preferred stock, $0.01 par value	—	—

Common stock, $0.01 par value; 1,000,000,000 shares authorized; 382,788,260 shares issued and outstanding, actual and; 591,899,974 shares issued and outstanding, pro forma	3,828	5,920

Additional paid-in capital (deficit)	(628,664)	679,248

Accumulated deficit	(29,899)	(29,899)

Notes receivable from stockholders	(5,845)	(5,845)

Accumulated other comprehensive loss	(20)	(20)

Total stockholders’ equity (deficit)	(660,600)	649,404

Total capitalization	$399,833	$649,404

DILUTION

      Our net tangible book value at March 31, 2000 was $(754.6) million, or $(1.97) per share of common stock. Net tangible book value per share represents our tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2000.

      Pro forma net tangible book value per share gives effect to:

•	the sale by us of 89.3 million shares of common stock in this offering assuming an initial public offering price of $7.75 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds of this offering as described under “Use of Proceeds”;

•	the issuance of 2.2 million shares of common stock in exchange for KPMG LLP’s 0.5% membership interest in our operating subsidiary; and

•	the Cisco Conversion and Repurchase. See “Our Arrangements with Cisco.”

      This represents on a pro forma basis an immediate increase in net tangible book value of $5.85 per share to the existing stockholders and an immediate dilution of $6.81 per share to new investors purchasing the shares in this offering. The following table illustrates this pro forma dilution:

Assumed initial public offering price per share of common stock		$7.75

Net tangible book value per share as of March 31, 2000	$(1.97)

Dilutive effect of the conversion discount of the Series A preferred stock per share	$(2.94)

Increase on a pro forma basis in net tangible book value per share of common stock attributable to the sale of common stock to new investors	$5.85

Pro forma net tangible book value per share of common stock		$.94

Dilution in net tangible book value per share of common stock to new investors		$6.81

      The following table sets forth, on a pro forma basis as described above at March 31, 2000, at an assumed initial public offering price of $7.75 per share, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by our existing stockholders, Cisco and the new investors purchasing shares of common stock from us in this offering before deducting estimated underwriting discounts and commissions and offering expenses:

	Shares Purchased		Total Consideration
					Average Price
	Number	Percent	Amount	Percent	Per Share

Existing stockholders	382,788,260	64.9%	$(630,000,000)	(88.5)%	$(1.65)

Cisco	117,794,363	20.0%	650,406,315	91.3%	5.52

New investors	89,260,475	15.1%	691,768,685	97.2%	7.75

Total	589,843,098	100%	$712,175,000	100%	$1.21

      The table above includes approximately 117.8 million shares related to the Cisco Conversion and Repurchase. Cisco total consideration reflects its initial investment of $1.05 billion in our Series A preferred stock less $399.6 million related to our repurchase of approximately 1.5 million shares of our Series A preferred stock. See “Our Arrangements with Cisco.” The table above excludes an aggregate of:

•	41.0 million shares of common stock issuable upon exercise of options outstanding under our equity incentive plan as of March 31, 2000, with an exercise price equal to $11.00 per share; and

•	39.0 million additional shares of common stock reserved for future grants or awards under our equity incentive plan as of March 31, 2000.

See “Management—2000 Long-Term Incentive Plan.”

SELECTED FINANCIAL DATA

      Our separation from KPMG LLP occurred on January 31, 2000. All of our historical financial information is derived from KPMG LLP’s historical consolidated financial statements. The selected combined financial data for the years ended June 30, 1997, 1998 and 1999 and as of June 30, 1998 and 1999 have been derived from our combined financial statements, which have been audited by Grant Thornton LLP, independent certified public accountants, and are included elsewhere in this prospectus. The selected financial data for the years ended June 30, 1995 and 1996, the nine months ended March 31, 1999, the seven months ended January 31, 2000 and the two months ended March 31, 2000, and as of June 30, 1995 and 1996, and March 31, 2000 have been derived from unaudited combined or consolidated financial statements which, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. Results for the seven and two month periods ended January 31 and March 31, 2000, are not necessarily indicative of results that may be expected for the fiscal year ending June 30, 2000.

      The selected pro forma statements of operations for the year ended June 30, 1999, the nine months ended March 31, 2000, and the balance sheet as of March 31, 2000 present the pro forma results and pro forma financial position of our company giving effect to the adjustments described in the footnotes thereto.

      The selected combined, consolidated and pro forma financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Pro Forma Financial Information” and our combined and consolidated financial statements and the related notes contained elsewhere in this prospectus.

      The combined historical financial information has been presented on a historical cost basis for all periods presented. For periods preceding the separation of our business from KPMG LLP, the combined financial information has been derived from the consolidated financial statements of KPMG LLP. For periods following the separation from KPMG LLP, the financial information is derived from the consolidated financial statements of the company.

	Year Ended June 30,

	Historical					Pro Forma(1)

	1995	1996	1997	1998	1999	1999

	(in thousands, except per share amounts)

Operating Data:

Revenues	$569,655	$727,251	$947,639	$1,428,891	$1,981,536	$2,069,596

Costs of service:

Professional compensation	197,021	285,169	366,718	552,570	744,450	989,994

Other direct contract expenses	153,733	157,854	198,646	270,209	374,091	397,251

Amortization of goodwill and other intangible assets	105	1,195	1,903	4,968	6,572	19,605

Other costs of service	99,288	131,920	155,668	248,969	276,874	291,619

Total costs of service	450,147	576,138	722,935	1,076,716	1,401,987	1,698,469

Gross margin	119,508	151,113	224,704	352,175	579,549	371,127

Selling, general and administrative expenses	90,185	123,117	159,058	237,093	325,276	306,512

Special payment to managing directors(2)	—	—	—	—	—	—

Operating income (loss)	29,323	27,996	65,646	115,082	254,273	64,615

Interest expense	8,895	10,063	13,028	16,810	25,157	—

Equity in losses of affiliate	—	—	—	—	622	622

Minority interests	—	—	—	(619)	111	111

Income before partner distributions and benefits(3)	$20,428	$17,933	$52,618	$98,891	$228,383

Income (loss) before taxes						63,882

Provision for income taxes(3)						30,663

Net income (loss)						$33,219

Dividend on Series A Preferred Stock

Net loss applicable to common stockholders

Net income (loss) per share—basic and diluted(4)						$0.08

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Historical			Pro Forma(1)

	Nine	Seven	Two	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	March 31,	January 31,	March 31,	March 31,
	1999	2000	2000	2000

	(in thousands, except per share amounts)

Operating Data:

Revenues	$1,459,442	$1,264,818	$432,695	$1,69 7,513

Costs of service:

Professional compensation	549,461	436,214	187,457	725,528

Other direct contract expenses	265,178	263,106	94,179	357,285

Amortization of goodwill and other intangible assets	4,418	8,781	11,149	19,930

Other costs of service	203,013	204,777	52,269	255,199

Total costs of service	1,022,070	912,878	345,054	1,357,942

Gross margin	437,372	351,940	87,641	339,571

Selling, general and administrative expenses	215,651	222,943	87,650	286,625

Special payment to managing directors(2)	—	—	25,000	—

Operating income (loss)	221,721	128,997	(25,009)	52,946

Interest expense	21,244	27,339	1,814	—

Equity in losses of affiliate	—	11,394	5,084	16,478

Minority interests	83	(28)	174	146

Income before partner distributions and benefits(3)	$200,394	$90,292

Income (loss) before taxes			(32,081)	36,322

Provision for income taxes(3)			(2,182)	17,435

Net income (loss)			(29,899)	$18,887

Dividend on Series A Preferred Stock			10,328	—

Net loss applicable to common stockholders			$(40,227)	$18,887

Net income (loss) per share—basic and diluted(4)			$(0.11)	$0.04

	As of June 30,

	1995	1996	1997	1998	1999

	(in thousands)

Balance Sheet Data:

Total assets	$114,205	$135,652	$198,357	$287,664	$484,391

Long term obligations	—	—	—	10,508	22,860

	As of March 31, 2000

		Pro Forma
	Actual	As Adjusted(5)

	(in thousands)

Balance Sheet Data:

Cash and cash equivalents	$69,546	$226,153

Working capital	168,161	417,732

Total assets	878,873	1,035,480

Long term obligations	23,184	12,751

Series A mandatorily redeemable convertible preferred stock	1,050,000	—

Stockholders’ equity (deficit)	(660,600)	649,404

(1)	This pro forma data reflects adjustments including:

•	compensation and benefit costs for former consulting partners of KPMG LLP who have become employees of our company for periods prior to January 31, 2000;

•	changes to employee pension and bonus plans for periods prior to January 31, 2000;

•	incremental costs associated with being a public company;

•	adjustment to interest expense;

•	income taxes at the expected effective tax rate of 48%;

•	the acquisition of Softline Consulting & Integrators, Inc. as if it had occurred at the beginning of the respective periods; and

•	changes in the amount we pay KPMG LLP for shared services under our transition services agreement upon closing of the initial public offering.

      See “Pro Forma Financial Information” and “Our Arrangements with KPMG LLP.”

(2)	For the period from January 31, 2000 through June 30, 2000, the profits of KPMG LLP and our company are to be allocated among the partners of KPMG LLP and our managing directors as if the entities had been combined through June 30, 2000. Under this arrangement, the payments to our managing directors will be paid by our company for the five month period ended June 30, 2000. The amount attributed to the two-month period ended March 31, 2000 is $25 million.

(3)	As a partnership, all of KPMG LLP’s earnings were allocable to its partners. Accordingly, distributions and benefits to partners have not been reflected as an expense in our historical financial statements through January 31, 2000. As a corporation, effective February 1, 2000, payments for services rendered by our managing directors are included as professional compensation. Likewise, as a corporation, we are subject to corporate income taxes effective February 1, 2000.

(4)	Pro forma net income is based on the weighted average shares outstanding of 421.1 million and 457.7 million for the year ended June 30, 1999 and the nine months ended March 31, 2000, respectively, which consists of:

•	381.2 million shares issued in connection with the separation;

•	2.2 million shares issued in exchange for KPMG LLP’s 0.5% interest in our operating subsidiary; and

•	37.7 million shares issued in the offering, net of shares used to obtain funds to effect the repurchase of the Series A preferred shares which did not convert into our common shares from Cisco.

      In addition to the above, the nine months ended March 31, 2000 includes:

•	169.4 million shares to give effect to the Cisco Conversion and Repurchase, 117.8 million of which were used in connection with the conversion of the Series A preferred shares to our common stock and 51.6 million of which were used to obtain funds to effect the repurchase of the Series A preferred shares which did not convert into our common shares from Cisco; and

•	1.6 million shares issued for employee stock awards.

(5)	The pro forma as adjusted balance sheet data gives effect to the conversion discount on our Series A preferred stock of 20% of the initial public offering price, assuming an initial public offering price of $7.75 per share, and gives effect to the sale of the shares of common stock offered in this prospectus, the Cisco Conversion and Repurchase and the application of the net proceeds of this offering as described in “Use of Proceeds.” See “Our Arrangements with Cisco.”

PRO FORMA FINANCIAL INFORMATION

      Prior to the separation, our consulting business operated as part of KPMG LLP. We completed the separation of our company from KPMG LLP on January 31, 2000. The historical combined financial statements of our company for periods prior to our separation from KPMG LLP reflect periods during which we did not operate as a separate, independent entity, and we have made certain assumptions in preparing our combined financial statements. Therefore, our historical combined financial statements may not reflect the results of operations or financial position that would have existed had we been a separate, independent company. Historical financial information for periods after our separation from KPMG LLP is derived from the consolidated financial statements of our company.

      The following pro forma financial information of our company includes adjustments to the consolidated balance sheet as of March 31, 2000 (unaudited), to the combined statements of income before partner distributions and benefits for the year ended June 30, 1999 and for the seven month period ended January 31, 2000 (unaudited), and to the consolidated statement of operations for the two month period ended March 31, 2000 (unaudited), as if the separation and offering had occurred on March 31, 2000 for purposes of the pro forma consolidated balance sheet, and as if the separation and acquisition of Softline Consulting & Integrators, Inc. had occurred on July 1, 1998 for purposes of the pro forma statements of operations.

      Our pro forma financial information should be read in conjunction with our combined and consolidated financial statements and the notes thereto contained elsewhere in this prospectus. The pro forma financial information is presented for informational purposes only and may not reflect our future results of operations or financial position or what the results of operations or financial position would have been had our business been operated as a separate, independent company. The pro forma adjustments are based on available information and upon assumptions that we believe are reasonable.

KPMG CONSULTING, INC.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the year ended June 30, 1999
(unaudited)

		Pro Forma Adjustments

		Softline
	Historical	Acquisition(a)	Other		Pro Forma

	(in thousands, except per share amounts)

Revenues	$1,981,536	$88,060	$—		$2,069,596

Costs of service:

Professional compensation	744,450	47,153	228,978	(b)	989,994
			4,167	(c)
			(34,754	)(d)

Other direct contract expenses	374,091	23,160	—		397,251

Amortization of goodwill and other intangible assets	6,572	13,033	—		19,605

Other costs of service	276,874	18,051	(3,306	)(d)	291,619

Total costs of service	1,401,987	101,397	195,085		1,698,469

Gross margin (loss)	579,549	(13,337)	(195,085)		371,127

Selling, general and administrative expenses	325,276	8,310	8,000	(e)	306,512
			(35,074	)(f)

Operating income (loss)	254,273	(21,647)	(168,011)		64,615

Interest expense	25,157	4,402	(29,559	)(g)	—

Equity in losses of affiliate	622	—	—		622

Minority interests	111	—	—		111

Income before partner distributions and benefits	$228,383

Income (loss) before taxes		(26,049)	(138,452)		63,882

Income tax provision (benefit)		(2,247)	32,910	(h)	30,663

Net income (loss)		$(23,802)	$(171,362)		$33,219

Earnings per share:

Net income applicable to common shareholders — basic and diluted					$0.08

Weighted average shares — basic and diluted(i)					420,977

KPMG CONSULTING, INC.

PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the nine months ended March 31, 2000
(unaudited)

	Historical		Pro Forma

		Two
		Months			Nine Months
	Seven Months	Ended			Ended
	Ended January	March 31,	Pro Forma		March 31,
	31, 2000	2000	Adjustments		2000

	(in thousands, except per share amounts)

Revenues	$1,264,818	$432,695	$—		$1,697,513

Costs of service:

Professional compensation	436,214	187,457	113,364	(b)	725,528
			3,874	(c)
			(15,381	)(d)

Other direct contract expenses	263,106	94,179	—		357,285

Amortization of goodwill and other intangible assets	8,781	11,149	—		19,930

Other costs of service	204,777	52,269	(1,847	)(d)	255,199

Total costs of service	912,878	345,054	100,010		1,357,942

Gross margin	351,940	87,641	(100,010)		339,571

Selling, general and administrative expenses	222,943	87,650	6,000	(e)	286,625
			(29,968	)(f)

Special payment to managing directors	—	25,000	(25,000	)(f)	—

Operating income	128,997	(25,009)	(51,042)		52,946

Interest expense	27,339	1,814	(29,153	)(g)	—

Equity in losses of affiliate	11,394	5,084	—		16,478

Minority interests	(28)	174	—		146

Income before partner distributions and benefits	$90,292

Income (loss) before taxes		(32,081)	(21,889)		36,322

Income tax provision (benefit)		(2,182)	(19,617	)(h)	17,435

Net income (loss)		(29,899)	(41,506)		18,887

Dividend on Series A Preferred Stock		10,328	(10,328)		—

Net income (loss) applicable to common stockholders		$(40,227)	$(31,178)		$18,887

Earnings per share:

Net income applicable to common shareholders — basic and diluted					$0.04

Weighted average shares — basic and diluted(i)					457,694

KPMG CONSULTING, INC.

PRO FORMA CONSOLIDATED BALANCE SHEET
March 31, 2000
(unaudited)

		Pro Forma
	Historical	Adjustments		Pro Forma

	(in thousands, except share and per
	share amounts)

ASSETS

Current Assets:

Cash and cash equivalents	$69,546	$659,598	(k)	$226,153
		(103,397	)(g)
		(399,594	)(j)

Accounts receivable, net	278,426			278,426

Unbilled revenues	172,150			172,150

Due from KPMG LLP, net	7,523			7,523

Prepaid expenses	11,452			11,452

Deferred taxes	58,727			58,727

Other current assets	25,789			25,789

Total current assets	623,613	156,607		780,220

Investment in affiliate	79,783			79,783

Property and equipment, net of depreciation	48,657			48,657

Goodwill, net of amortization	42,194			42,194

Other intangible assets, net of amortization	51,765			51,765

Other assets	32,861			32,861

Total assets	$878,873	$156,607		$1,035,480

LIABILITIES

Current liabilities:

Current portion of notes payable	$15,973	$(15,973	)(g)	$—

Notes payable to KPMG LLP	76,991	(76,991	)(g)	—

Due to KPMG member firms	2,742			2,742

Acquisition obligation	65,000			65,000

Accounts payable	37,231			37,231

Accrued payroll and related liabilities	119,837			119,837

Accrued payable to managing directors	53,000			53,000

Other current liabilities	74,350			74,350

Dividend payable	10,328			10,328

Total current liabilities	455,452	(92,964)		362,488

Deferred taxes	7,402			7,402

Other liabilities	12,751			12,751

Notes payable, less current portion	10,433	(10,433	)(g)	—

Total liabilities	486,038	(103,397)		382,641

Minority interests	3,435			3,435

Series A mandatorily redeemable convertible preferred stock	1,050,000	(1,050,000	)(j)	—

STOCKHOLDERS’ EQUITY

Preferred stock, $0.01 par value	—			—

Common stock; $.01 par value, 1,000,000,000 shares authorized, 382,788,260 shares issued and outstanding, actual and 591,899,974 shares issued and outstanding, pro forma	3,828	914	(k)	5,920
		1,178	(j)

Additional paid-in capital (deficit)	(628,664)	658,684	(k)	679,248
		(262,500	)(j)
		911,728	(j)

Accumulated deficit	(29,899)			(29,899)

Notes receivable from stockholders	(5,845)			(5,845)

Accumulated other comprehensive loss	(20)			(20)

Total stockholders’ equity (deficit)	(660,600)	1,310,004		649,404

Total liabilities and stockholders’ equity	$878,873	156,607		$1,035,480

KPMG CONSULTING, INC.

NOTES TO PRO FORMA FINANCIAL INFORMATION
(unaudited)
(in thousands, except share and per share amounts)

Overview

      On January 31, 2000 KPMG LLP transferred its consulting business to our company and we issued demand notes of $630,000 and $48,991 to KPMG LLP, and 381,220,139 shares of our common stock to KPMG LLP and many of its partners. In connection with the separation, we received the operating assets other than certain accounts receivable and unbilled revenues and assumed the liabilities of the consulting business. For historical periods prior to our separation from KPMG LLP, the combined historical financial information has been derived from the consolidated financial statements of KPMG LLP; for periods subsequent to the separation, the consolidated historical financial information is derived from the financial statements of our company.

      On January 31, 2000, Cisco purchased 5,000,000 shares of our Series A preferred stock for $1,050,000. Cisco may, at its option, convert the Series A preferred stock at the time of an initial public offering at a discounted price in relation to the price at which we sell our shares in an initial public offering. The conversion price, which is dependent on our value at the date of this offering, will either be between 75% and 80% of the price at which we sell our shares in this offering, or at a price that will result in Cisco owning not less than 18.2% or more than 19.9% of the total number of shares of our stock then outstanding. Assuming that we complete this offering and Cisco elects to convert the Series A preferred stock into our common stock, the beneficial conversion feature of the Series A preferred stock as a result of the discounted conversion price would be an amount between $262,500 and $482,300, depending on the price of our common stock in this offering. If the conversion would result in Cisco owning more than 19.9% of our common stock, Cisco may, at its option, require us to redeem that portion of the Series A preferred stock which would convert into greater than 19.9% of our outstanding stock. The redemption price would be at the greater of the original issue price or the fair market value of the Series A preferred stock. We assume Cisco will exercise its option to require us to repurchase such preferred stock.

      On January 31, 2000, we used a portion of the proceeds from the sale of the Series A preferred stock to Cisco to repay the $630,000 demand note to KPMG LLP.

      For purposes of preparing the pro forma combined financial information, we have assumed an initial public offering price of $7.75 per share and have made the following adjustments to the historical combined and consolidated financial statements:

(a) Reflects adjustments to our results of operations for the entire year ended June 30, 1999 to include the operations of Softline, which was acquired on May 27, 1999, as though the acquisition had occurred on July 1, 1998. The adjustments include amortization expense of $13,033, as a result of acquired goodwill and other intangible assets in connection with that acquisition.

(b) Adjustment reflects partner compensation and benefit costs that we would have incurred for our managing directors under the terms of our new compensation plan which we have adopted and implemented effective July 1, 2000, had the new plan been in place during the historical period. Prior to our incorporation and separation as of January 31, 2000, each of our managing directors held a partnership interest in KPMG LLP and was allocated his or her respective share of the partnership’s earnings. Thus, combined historical financial statements for periods prior to our separation from KPMG LLP exclude partner distributions and benefits. The new compensation plan adopted by us, communicated to our managing directors, and implemented effective July 1, 2000 is comprised of a fixed salary amount, a targeted bonus percentage for each managing director based on company performance, an individual performance based bonus and stock option grants.

Through March 31, 2000, we have granted options to directors and employees, including managing directors, to purchase 43,635,762 shares of common stock. The stock options are exercisable at a price of

KPMG CONSULTING, INC.

NOTES TO PRO FORMA COMBINED AND CONSOLIDATED FINANCIAL INFORMATION—Continued

(unaudited)
(in thousands, except share and per share amounts)

$11.00, which is equal to the estimated fair market value of our shares at the dates of grant, and vest over a four year period. The company recognizes compensation expense for stock based compensation awards in accordance with Accounting Principles Board Opinion No. 25 (APB No. 25). Under the measurement principles of APB No. 25, no compensation expense has been recognized with respect to the stock option awards by the company, since the exercise price of the stock options granted is equal to the estimated value of our shares at the dates of grant. Based on the Black-Scholes option pricing model, the fair value of the stock option awards at the dates of grant was $6.99 per share, representing an aggregate value of $305,014. Had we elected to record compensation expense, and assuming the options had been granted on July 1, 1999, the pro forma expense for the nine month period ended March 31, 2000 would have been $112,025.

(c) Adjustment to reflect the increase in partner accrued vacation pay for the periods preceding the separation.

(d) Adjustment to reflect changes to our employee (professional and administrative) bonus and pension plans. Following the separation from KPMG LLP on January 31, 2000, our employees no longer participate in the KPMG LLP pension plan. Additionally, the employee team bonus plan previously in effect was eliminated as of July 1, 1999. Commensurate with the separation, our employees have participated in the stock option award program, as described in adjustment (b). The adjustment to eliminate payments to employees under the team bonus plan was based on the actual amounts paid during the year ended June 30, 1999. The adjustments to eliminate costs under the employee pension plan were also based on the actual amounts allocated to us by KPMG LLP during the respective pro forma periods. These adjustments are summarized as follows:

		Nine months
	Year ended	ended
	June 30, 1999	March 31, 2000

Elimination of team bonus plan	$21,949	$—
Elimination of employee pension plan	16,111	17,228

Total adjustment	$38,060	$17,228

(e) Adjustment to reflect the incremental costs of operating as an independent public company, such as investor services and external financial reporting.

(f) KPMG LLP has historically allocated costs incurred in the coordination and management of a multidisciplinary professional services organization to each of the functional business units. We are currently receiving these services pursuant to the existing outsourcing agreement. Simultaneous with the consummation of this offering, the transition services agreement with KPMG LLP will take effect. The term of the transition services agreement will be four years from the date of this offering. Upon the effectiveness of the transition services agreement, certain services provided pursuant to the existing outsourcing agreement that are not necessary for us to operate our business as an independent company will be duplicative or will be performed by us internally, will no longer be charged to us after the initial public offering date.

KPMG CONSULTING, INC.

NOTES TO PRO FORMA COMBINED AND CONSOLIDATED FINANCIAL INFORMATION—Continued

(unaudited)
(in thousands, except share and per share amounts)

The pro forma effect of the elimination of those costs pursuant to the transition services agreement is as follows:

		Nine Months
		Ended
	Year Ended	March 31,
	June 30, 1999	2000

• International and U.S. partnership level management structure	$31,439	$25,403
• International and firmwide partnership meetings	1,751	3,181
• Support of the KPMG foundation, a charitable organization	1,884	1,384

Total	$35,074	$29,968

(g) Reflects a reduction of the interest expense related to working capital and financing needs that we will fund with proceeds from this offering. We did not reflect any adjustment for interest on our indebtedness of $76,991 to KPMG LLP, as we will use a portion of the proceeds from this offering to pay off these notes as well as our other outstanding indebtedness.

(h) Reflects an adjustment for an estimated income tax provision as if we had operated as a corporation, at an estimated effective tax rate of 48%. Due to our non-deductible goodwill amortization and our high level of non-deductible travel related expenses, our effective tax rate is impacted to a great extent by our level of earnings. If our earnings grow and non-deductible expenses and goodwill grow at a lesser rate or decrease, our effective tax rate will decrease in the future.

(i) Weighted average shares outstanding— basic and diluted reflects 381,220,139 shares issued in connection with the separation transaction, 2,200,000 shares issuable in exchange for KPMG LLP’s 0.5% membership interest in our operating subsidiary, and 37,700,000 new shares to be issued in this offering. In addition to the aforementioned, the nine months ended March 31, 2000 includes 117,794,363 shares which were used in connection with the conversion of the Series A preferred shares to shares of our common stock from the issuance date of the Series A preferred stock and 1,568,121 shares for employee stock awards.

(j) Reflects the Cisco Conversion and Repurchase, and an adjustment to the pro forma combined balance sheet for the conversion discount received by Cisco in connection with the Cisco Conversion and Repurchase Series A preferred stock. The value of the conversion discount is $262,500 based on an assumed initial public offering price of $7.75 per share. Since the discount attributable to the beneficial conversion is non-recurring, the value of the conversion discount is not reflected in the pro forma combined statement of income. The charge will be treated as a dividend on our Series A preferred stock and as a reduction of net income available to common stockholders in our statement of operations in the period that our initial public offering is consummated.

(k) Reflects an adjustment for the issuance of 37,700,000 shares of our common stock after giving effect to the Cisco Conversion and Repurchase in this offering and repayment of our outstanding indebtedness. The proceeds are reflected net of underwriting discounts and commissions and estimated expenses payable by us in connection with the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with our combined and consolidated financial statements and the notes to the combined and consolidated financial statements included elsewhere in this prospectus. We also refer you to our pro forma information contained in the section entitled “Pro Forma Financial Information.”

      All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on June 30. For example, a reference to “1999” or “fiscal 1999” means the 12-month period that ended on June 30, 1999.

Overview

      We are one of the world’s largest consulting firms with approximately 8,700 professionals. We serve over 2,500 clients, including global companies, Fortune 1000 companies, small and medium-sized businesses, government agencies and other organizations. Our core strengths include a business organized along industry-specific lines, highly experienced professionals with industry-specific expertise, strategic alliances with key technology and industry leaders, a full range of services required to rapidly design and implement comprehensive Internet-based solutions and a multi-national service delivery capability.

      Prior to the separation, the assets and liabilities of our business were owned by KPMG LLP. KPMG LLP contributed the assets and liabilities of our business, including the stock of some subsidiaries that relate to our business, to us on January 31, 2000. The separation is discussed in greater detail in “Our Arrangements with KPMG LLP— Separation Agreement.”

      Historically, we provided our clients with traditional consulting services, principally in the process and system integration fields. Our process work includes assignments such as the creation of a shared services center for a global consumer products company, while our systems integration work encompasses projects such as implementing an enterprise resource planning system for a medical equipment manufacturer. Over the past eighteen months, however, these traditional consulting services have been diminishing as a percentage of our overall revenues.

      Beginning in January 1999, we increasingly focused on providing Internet consulting and integration services to our clients, making significant investments in the personnel, technology and training required to meet the growing demand for such services. In connection with the increased activity in this area, during the second half of fiscal 1999, we began hiring additional staff, undertook special training and made other investments in broadband and network integration. Our e-business based revenues have increased at a rate of 58.0% from $493.4 million for the first nine months of fiscal 1999 to $779.6 million for the first nine months of fiscal 2000, representing 46.0% of our total revenues.

      The following chart provides data regarding our recent acquisitions:

	Acquisition	Amount
Acquired Entity	Date	Paid

Softline Consulting & Integrators, Inc.	May 27, 1999	$92.5 million

Studio Verso and WebVibe Corporation	July 1999	$15.5 million

KPMG Consulting Mexico, S. de R.L. de C.V. (the consulting business of the Mexican member of KPMG International)	December 1999	$5.5 million

Consulting business of the Canadian member of KPMG International	February 1, 2000	$53.0 million

Consulting business of the Japanese member of KPMG International	April 1, 2000	$11.0 million

San Tong Consulting Corporation (the consulting practice of the South Korean member firm of KPMG International)	May 31, 2000	$4.0 million

Consulting business of the Central American member of KPMG International	June 20, 2000	$2.0 million

Consulting business of the New Zealand member of KPMG International and Web Limited	June 26, 2000	$16.5 million

Consulting business of the Venezuelan member of KPMG International	June 27, 2000	$1.9 million

Consulting business of the Argentine member of KPMG International	June 30, 2000	$5.3 million

Consulting business of the Colombian member of KPMG International	July 28, 2000	$1.3 million

      On June 3, 1999, we contributed substantially all the business operations of Softline to Qwest Cyber.Solutions LLC, or QCS, a company we formed with Qwest Communications. Our share of the QCS joint venture’s losses and related amortization expense was $16.5 million during its first nine months of operations and is reflected in our results of operations during fiscal year 2000. See “Business— Our Strategic Alliances— Qwest Communications.”

      On June 30, 2000, KPMG LLP transferred its valuation services practice to our company along with the related employees, intellectual property, fixed assets and payroll related liabilities. KPMG LLP retained the related accounts receivable and unbilled revenues of $5.6 million and $0.9 million, respectively. The effect on income before partner distribution and benefits was $2.2 million, $6.3 million and $10.1 million for the years ended June 30, 1997, 1998 and 1999, respectively, and $9.3 million for the nine months ended March 31, 1999 and $2.9 million for the seven months ended January 31, 2000. The effect on net loss for the two months ended March 31, 2000 was to reduce the loss by $1.8 million. Because the valuation services practice and our company were under common control, we accounted for the transfer as a pooling of interests. As a result, all data, including all historical financial data, reflects the valuation services practice as if it had been a part of our company since our inception.

      Through January 31, 2000, we were part of the overall practice of KPMG LLP. Our combined financial statements for all periods through January 31, 2000, which include all previous majority-owned subsidiaries of KPMG LLP that were part of our business, have been prepared using KPMG LLP’s historical basis of accounting in conformity with generally accepted accounting principles, or GAAP, and include the assets, liabilities, revenues and expenses of our business. Included in our expenses are allocations of certain costs incurred by KPMG LLP on behalf of our business. These allocations are discussed in greater detail in the notes to the combined financial statements located elsewhere in this prospectus.

      Since we have historically operated as part of the partnership of KPMG LLP, our consulting partners shared in the annual profits of KPMG LLP rather than received salaries. Therefore, our historical combined financial statements through January 31, 2000, as presented, do not reflect any compensation or benefit costs for services rendered by the consulting partners of KPMG LLP. In connection with the separation, the consulting partners of KPMG LLP resigned from KPMG LLP and became our managing directors. Effective February 1, 2000, these individuals received salary and benefits as part of their compensation. Our pro forma financial statements, which appear elsewhere in this prospectus, include adjustments for compensation and benefits we would have paid to our managing directors under the compensation program we will implement when we close this offering. See “Pro Forma Combined and Consolidated Financial Information.”

     Segments

      We provide consulting services through six major industry groups, financial services, consumer and industrial markets, public services, high tech, communications and content, and health care. We believe that one of our core strengths is our industry group business model.

     Revenues

      We derive substantially all of our revenues from professional service activities. Revenues include all amounts that are billed or billable to clients. Revenues are recognized on a time and materials or percentage-of-completion basis, depending upon the type of contract with the customer. Revenues related to time and material contracts are recognized in the period in which services are performed. Revenues related to fixed price contracts are recognized based upon professional costs incurred as a percentage of estimated total professional costs of the respective contracts. The cumulative impact of any revisions in estimated total revenues and direct contract costs are recognized in the period in which they become known.

      We usually enter into contracts with our clients prior to the time we begin work on a project. These contracts contain varying terms and conditions. We do not generally believe it is appropriate to characterize these contracts as backlog because these contracts generally provide that they can be terminated without significant advance notice or penalty. Generally, in the event that a client terminates a project, the client remains obligated to pay us for services performed and expenses incurred by us through the date of termination.

Costs of Service

      Professional Compensation. Competition for consulting professionals, particularly information technology professionals with the advanced technology skills necessary to perform the services we offer, has caused wages to increase at a rate greater than the general rate of inflation, a trend we expect to continue for the next few years. As with other professional service firms, we must adequately anticipate wage increases. See “Risk Factors— Risks that Relate to the Nature of Our Business— Our success is largely dependent on our ability to hire and retain talented people at a time when our industry is generally experiencing a shortage of skilled professionals and a high rate of employee turnover.”

      Other Direct Contract Expenses. Other direct contract expenses include costs directly attributable to client engagements. These costs include items such as computer hardware and software, travel expenses for professional personnel, and costs associated with subcontractors.

      Amortization of Goodwill and Other Intangible Assets. Amortization of goodwill and other intangible assets represent the amortization of costs of acquired companies in excess of the fair value of the tangible net assets acquired, assembled workforce purchased software costs and software licensing rights.

      Other Costs of Service. Other costs of service primarily consist of the costs attributable to the support and maintenance of the professional staff, as well as other costs attributable to the servicing of our client base. These costs include occupancy costs related to office space utilized by professional staff, the costs of training and recruiting professional staff and costs associated with professional support personnel. Some of these costs relate to services outsourced from KPMG LLP pursuant to the outsourcing agreement as noted under “Selling, General and Administrative Expenses.”

Gross Margin

      Gross margin, which is revenues after professional compensation, other direct contract expenses, amortization of goodwill and other intangible assets, and other costs of service, is primarily a function of hours billed to clients, hourly billing rates and employee compensation.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses include expenses such as marketing, costs for information systems, finance and accounting, and human resources related to managing and growing our business. Prior to the separation, most of these activities were provided to us by KPMG LLP. Our historical combined financial statements reflect costs determined on a basis consistent with the outsourcing agreement entered into at the time of the separation. Simultaneously with this offering, we will enter into a transition services agreement with KPMG LLP. Under the transition services agreement, services related to the coordination and management of a multidisciplinary professional services organization will no longer be charged to us as such services are not required for us to operate our business under our planned operating structure as an independent company. For fiscal 1999, these costs included allocations for international and U.S. partnership level management structure in the amount of $31.4 million, international and firmwide partnership meetings in the amount of $1.8 million and support of the KPMG Foundation, a charitable organization, in the amount of $1.9 million. See “Our Arrangements with KPMG LLP— Transition Services Agreement.”

Special Payment to Managing Directors

      The terms of our separation from KPMG LLP provide that, for the period from January 31, 2000 through June 30, 2000, during which period none of our outstanding common stock was held by outside investors, the profits of KPMG LLP and our company are to be allocated among the partners of KPMG LLP and our managing directors on a basis as if the entities had been combined through June 30, 2000. Subsequent to June 30, 2000, there will be no further sharing of profits by KPMG LLP and our company based on the combined profitability of the two firms. Under this arrangement, the payments to be made to our managing directors who were formerly partners in KPMG LLP will be paid by our company. The amount attributed to the two-month period ended March 31, 2000, is $25 million and is reflected as an expense in our consolidated statement of operations.

Interest Expense

      Interest expense is allocated to us by KPMG LLP based on outstanding accounts receivables and unbilled revenues. Effective July 1, 2000 we will no longer be allocated interest by KPMG LLP. Interest expense is also incurred in connection with debt financing agreements entered into by our company.

Equity in Losses of Affiliate

      Equity in losses of affiliate relates to our joint venture with Qwest Communications International Inc. The joint venture, Qwest Cyber.Solutions LLC, was established in June 1999 to provide comprehensive Internet-based application service provider, application hosting and application management services. This venture has experienced operating losses since inception.

Provision for Income Taxes

      As part of a limited liability partnership, through January 31, 2000, we had no history of paying corporate income taxes. As a corporation, we expect that initially our effective tax rate will be approximately 48%. Due to our high level of non-deductible travel-related and amortization expenses our rate is impacted to a significant extent by our level of earnings. If our earnings grow and non-deductible expenses grow at a slower rate or decrease, our effective tax rate will decrease in the future.

Year 2000 Revenues

      In the months and years leading up to December 31, 1999 a number of our clients sought our advice with respect to the “Year 2000” issue. In 1998, 1999 and the nine months ended March 31, 2000, we generated approximately $66.9 million, $196.6 million and $80.6 million, respectively, in revenues for Year 2000 services. In addition, some of our clients undertook enterprise resource planning projects in connection with their preparation for the Year 2000 issue. We do not expect that post-implementation issues will create continued demand for our Year 2000 services. However, we believe many companies postponed other Internet or systems integration projects until after January 1, 2000. We believe the relationships we developed with our clients in providing Year 2000 assessment and mitigation services as well as Year 2000 related enterprise resource planning projects place us in a strong position to serve these clients in addressing other Internet and systems integration issues.

Pro Forma Results of Operations

      Prior to our separation and incorporation, we believe that our income before partner distributions and benefits was the best measure for assessing our historical financial performance. Through January 31, 2000, we have operated as part of a partnership, and payments to our consulting partners were accounted for as distributions of partners’ capital rather than as compensation expense. As a result, through January 31, 2000, our historical professional compensation expense does not reflect the professional compensation costs we incurred for partners, including payments for services rendered or benefits paid. These consulting partners resigned from KPMG LLP as of January 31, 2000 and became our managing directors. For all periods after the separation transaction, we include payments to our managing directors in professional compensation. In addition, as a partnership, we have not been subject to federal or state income taxes, as such taxes were the responsibility of the individual partners. For all periods after the separation transaction, we include a provision for income taxes.

      The following table sets forth certain financial information on a historical and pro forma basis for the year ended June 30, 1999 and for the nine months ended March 31, 2000. The adjustments made to historical results and reflected in the pro forma adjustments column below include managing directors’ compensation, and income taxes, and other items as described in “Pro Forma Financial Information.”

	Year Ended June 30, 1999

					Historical	Historical
	Pro Forma Adjustments				Seven Months	Two Months
					Ended	Ended
		Softline			January 31,	March 31,
	Historical	Acquisition	Other	Pro Forma	2000	2000

	(in thousands)

Revenues	$1,981,536	$88,060	$—	$2,069,596	$1,264,818	$432,695

Costs of service excluding amortization	1,395,415	88,364	195,085	1,678,864	904,097	333,905

Amortization of goodwill and other intangible assets	6,572	13,033	—	19,605	8,781	11,149

Gross margin	579,549	(13,337)	(195,085)	371,127	351,940	87,641

Selling, general and administrative expenses	325,276	8,310	(27,074)	306,512	222,943	87,650

Special payment to managing directors						25,000

Operating income (loss)	254,273	(21,647)	(168,011)	64,615	128,997	(25,009)

Interest expense, net	25,157	4,402	(29,559)	—	27,339	1,814

Other	733	—	—	733	11,366	5,258

Income before partner distributions and benefits	$228,383				$90,292

Income (loss) before taxes		(26,049)	(138,452)	63,882		(32,081)

Income tax provision (benefit)		(2,247)	(32,910)	30,663		(2,182)

Net loss						$(29,899)

Pro forma net income (loss)		$(23,802)	$(171,362)	$33,219

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Nine Months Ended
	March 31, 2000

	Pro Forma
	Adjustments	Pro Forma

	(in thousands)

Revenues	$—	$1,697,513

Costs of service excluding amortization	100,010	1,338,012

Amortization of goodwill and other intangible assets	—	19,930

Gross margin	(100,010)	339,571

Selling, general and administrative expenses	(23,968)	286,625

Special payment to managing directors	(25,000)	—

Operating income (loss)	(51,042)	52,946

Interest expense, net	(29,153)	—

Other	—	16,624

Income before partner distributions and benefits

Income (loss) before taxes	(21,889)	36,322

Income tax provision (benefit)	(19,617)	17,435

Net loss

Pro forma net income (loss)	$(41,506)	$18,887

Historical Results of Operations

      The following table sets forth the percent of revenues represented by items in our combined statement of operations for the periods presented.

	Year Ended			Seven Months	Two Months	Seven Months	Two Months
	June 30,			Ended	Ended	Ended	Ended
				January 31,	March 31,	January 31,	March 31,
	1997	1998	1999	1999	1999	2000	2000*

Operating Data:

Revenues	100%	100%	100%	100%	100%	100%	100%

Costs of service:

Professional compensation*	38.7	38.7	37.6	38.1	36.2	34.5	43.3

Other direct contract expenses	21.0	18.9	18.9	17.5	20.2	20.8	21.8

Amortization of goodwill and other intangible assets	0.2	0.3	0.3	0.3	0.3	0.7	2.5

Other costs of service	16.4	17.4	14.0	13.9	13.8	16.2	12.1

Total costs of service*	76.3	75.3	70.8	69.9	70.5	72.2	79.7

Gross margin*	23.7	24.7	29.2	30.1	29.5	27.8	20.3

Selling, general & administrative expenses	16.8	16.6	16.4	14.9	14.3	17.6	20.3

Special payment to managing directors	—	—	—	—		—	5.8

Operating income	6.9	8.1	12.8	15.2	15.2	10.2	(5.8)

Interest expense	1.4	1.2	1.3	1.6	1.1	2.2	0.4

Other	—	—	—	—	—	0.9	1.2

Income before distributions and benefits to partners	5.6%	6.9%	11.5%	13.6%	14.1%	7.1%

Income (loss) before taxes							(7.4)

Income tax benefit							(0.5)

Net income (loss)							(6.9)%

*	The two month period ended March 31, 2000 includes managing directors’ compensation and benefit expense. All other periods exclude payments for partner distributions and benefits.

     We provide consulting services through six industry groups. The tables below include financial information for each of these groups.

	Year Ended June 30,			Seven Months
				Ended
	1997	1998	1999	01/31/1999

Revenues:

Financial Services	$255,134	$384,816	$520,451	$276,509

Consumer and Industrial Markets	176,823	324,670	406,826	247,367

Public Services	296,253	419,125	554,714	312,465

High Tech	90,553	118,438	174,393	88,079

Communications and Content	52,086	81,165	175,514	88,844

Health Care	76,790	96,964	121,866	71,515

Other	—	3,713	27,772	14,100

	$947,639	$1,428,891	$1,981,536	$1,098,879

Revenue %:

Financial Services	27%	27%	26%	25%

Consumer and Industrial Markets	19%	23%	21%	23%

Public Services	31%	29%	28%	28%

High Tech	10%	8%	9%	8%

Communications and Content	5%	6%	9%	8%

Health Care	8%	7%	6%	7%

Other	—	—	1%	1%

	100%	100%	100%	100%

Operating Income:

Financial Services	$65,171	$121,003	$176,551	$95,106

Consumer and Industrial Markets	48,150	78,900	122,788	75,600

Public Services	67,650	73,516	123,812	77,260

High Tech	20,348	32,169	53,909	27,741

Communications and Content	14,316	24,000	47,693	25,821

Health Care	25,521	23,621	39,340	24,164

	241,156	353,209	564,093	325,692

Corporate/Other	(175,510)	(238,127)	(309,820)	(158,689)

	$65,646	$115,082	$254,273	$167,003

Operating Income %:

Financial Services	27%	34%	31%	29%

Consumer and Industrial Markets	20%	22%	22%	23%

Public Services	28%	21%	22%	24%

High Tech	8%	9%	10%	9%

Communications and Content	6%	7%	8%	8%

Health Care	11%	7%	7%	7%

	100%	100%	100%	100%

Corporate/Other	(73%)	(67%)	(55%)	(49%)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Two Months	Seven Months	Two Months
	Ended	Ended	Ended
	03/31/1999	01/31/2000	03/31/2000*

Revenues:

Financial Services	$110,150	$292,773	$87,973

Consumer and Industrial Markets	59,607	201,928	58,736

Public Services	100,704	404,992	127,885

High Tech	27,717	142,884	51,491

Communications and Content	34,593	161,038	68,644

Health Care	21,472	55,579	15,700

Other	6,320	5,624	22,266

	$360,563	$1,264,818	$432,695

Revenue %:

Financial Services	31%	23%	20%

Consumer and Industrial Markets	17%	16%	14%

Public Services	28%	32%	29%

High Tech	8%	11%	12%

Communications and Content	9%	13%	16%

Health Care	6%	5%	4%

Other	1%	—%	5%

	100%	100%	100%

Operating Income:

Financial Services	$34,544	$81,337	$13,518

Consumer and Industrial Markets	13,623	51,693	6,620

Public Services	26,668	122,857	16,871

High Tech	10,624	37,979	2,241

Communications and Content	8,966	29,794	7,748

Health Care	7,997	13,842	620

	102,422	337,502	47,618

Corporate/Other	(47,704)	(208,505)	(72,627)

	$54,718	$128,997	$(25,009)

Operating Income %:

Financial Services	34%	24%	29%

Consumer and Industrial Markets	13%	15%	14%

Public Services	26%	37%	35%

High Tech	10%	11%	5%

Communications and Content	9%	9%	16%

Health Care	8%	4%	1%

	100%	100%	100%

Corporate/Other	(47%)	(62%)	(153%)

*	The two month period ended March 31, 2000 includes managing directors’ compensation and benefit expense. All other periods exclude payments for partner distributions and benefits.

Historical Results of Operations

     Two Months Ended March 31, 2000 Compared to Two Months Ended March 31, 1999

      Prior to the separation, our consulting business operated as part of the KPMG LLP partnership. We completed the separation of our company from KPMG LLP on January 31, 2000. As a partnership, all of KPMG LLP’s earnings were allocable to its partners. Accordingly, distributions and benefits to partners have not been reflected as an expense in our historical financial statements through January 31, 2000. Effective February 1, 2000, we have included payments for services rendered by our managing directors who were formerly consulting partners of KPMG LLP in professional compensation. Consequently, the historical results of operations for the two months ended March 31, 2000 (which reflect a corporate basis of presentation) and the two months ended March 31, 1999 (which reflect a partnership basis of presentation) are not directly comparable. Results of operations for the two-month periods ended March 31, 2000 are not necessarily indicative of the results of operations for the fiscal years ended June 30, 2000.

      Revenues. Revenues increased $72.1 million, or 20.0%, from $360.6 million in the two months ended March 31, 1999 to $432.7 million in the two months ended March 31, 2000. The increase is attributable to a larger client base, combined with a 20.1% increase in total client service hours billed. Revenues grew at a slower rate in fiscal 2000 than in fiscal 1999 due to the conclusion of Year 2000 related systems remediation projects and the subsequent delay by many of our clients in starting new technology initiatives.

      The impact of the decreased demand for Year 2000 related systems integration projects particularly impacted the financial services and consumer and industrial markets segments where we experienced declines in revenues. Many of our clients in these segments postponed purchases of technology consulting services in order to assess the effectiveness of their Year 2000 related systems upgrades and evaluate the potential of Internet-based solutions. The negative impacts were partially offset by strong growth in the public services segment due to increased government spending; the high tech segment due to increased spending on Internet services, and the communications and content segment due to the strong impact of our strategic alliances with Cisco and Oracle and our new operations support systems/business support systems offerings. The decline in revenue of the health care segment is primarily due to the discontinuation of certain service offerings.

      Gross Margin. Gross margin as a percentage of revenues decreased from 29.5% to 20.3% from the two months ended March 31, 1999 to the two months ended March 31, 2000 as a result of the following factors:

•	beginning February 1, 2000, we have included payments for services rendered by our managing directors who were formerly consulting partners of KPMG LLP in professional compensation;

•	the slower rate of revenue growth as described above;

•	our investment in training our professionals in the Internet skills required;

•	our investment in the development of new Internet-related solutions;

•	costs of approximately $5.3 million associated with a reduction in workforce involving approximately 350 people that occurred in March 2000; and

•	increased amortization of goodwill and other intangible assets due to a write-down and recent acquisitions.

      In dollar terms, although revenues increased by $72.1 million, gross margin decreased by $18.9 million, or 17.7%, from $106.5 million for the two months ended March 31, 1999 to $87.6 million for the two months ended March 31, 2000 primarily due to the following factors:

•	an increase in professional compensation of $56.9 million, or 43.6%, from $130.6 million to $187.5 million attributable to $56.5 million in managing directors compensation for the two months ended March 31, 2000 (including noncash charges of $17.2 million related to compensatory common stock issuances to certain managing directors); $23.3 million attributable to higher wages paid to existing staff, and $5.3 million in costs associated with a reduction in workforce. These increases were partially offset by cost savings from the elimination of an employees’ defined benefit pension plan ($4 million) and a reduction in employee incentive compensation program due to creation of an employee stock option plan ($22.7 million);

•	an increase in other direct contract expenses of $21.5 million, or 29.6%, from $72.7 million to $94.2 million attributable to higher travel and lodging expenses for our client service personnel to travel to client locations and other disbursements connected with specific client engagements including the cost of subcontractors to supplement our own resources; and

•	an increase of $10.1 million, from $1.0 million to $11.1 million attributable to a $8 million write-down of goodwill and intangible assets and $2.1 million of additional amortization relating to recently completed acquisitions.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $35.9 million, or 69.3%, from $51.8 million to $87.7 million primarily due to:

•	an increase of $15.1 million relating to new business development costs, which includes an increase in our professional sales force from 131 sales professionals at March 31, 1999 to 171 sales professionals at March 31, 2000;

•	an increase of $7.5 million relating to allocated costs of managing international operations resulting from recent acquisitions; and

•	an increase of $13.3 million in expenses resulting from a variety of factors, none of which individually is significant, including information services, center for leadership development, and support and operational services.

      Interest Expense. The allocation of net interest expense decreased $2.2 million, or 55.0%, from $4.0 million to $1.8 million primarily due to interest income earned on short-term investments (representing unused funds from issuance of our Series A preferred stock on January 31, 2000), partially offset by an increase in allocated interest expense due to an increase in our accounts receivable and unbilled revenues.

      Equity in Losses of Affiliate. Equity in losses of affiliate included $5.1 million associated with our equity investment in Qwest Cyber.Solutions LLC (QCS) as a result of our $4.2 million share of the net losses incurred by this joint venture as well as $0.9 million of amortization of the excess of the cost basis of our investment in QCS over our proportionate share of QCS’s net assets.

      Income Tax Benefit. On February 1, 2000, following the separation transaction, our company began operating in corporate form and became a taxable entity. For the two month period, the Company incurred net losses that will be available to reduce taxable income reported in the fourth quarter of 2000. As a result, a tax benefit of $2.2 million was recognized for the period.

      Net Income (Loss). The net loss for the two months ended March 31, 2000 of $29.9 million is largely due to three nonrecurring charges: $17.2 million in noncash charges related to compensatory common stock issuances, $25 million special payment to managing directors, and an $8 million goodwill and intangible write-down.

     Seven Months Ended January 31, 2000 Compared to Seven Months Ended January 31, 1999

      Revenues. Revenues increased $165.9 million, or 15.1%, from $1.099 billion in the first seven months of 1999 to $1.265 billion in the first seven months of 2000, primarily attributable to an increase of approximately 200 new clients, combined with a 20.0% increase in total client service hours. Revenues grew at a slower rate in fiscal 2000 than in fiscal 1999 due to decreased demand for our services as a result of the conclusion of Year 2000 related systems remediation projects beginning in June of 1999.

      Strong revenue growth was experienced by our public services, high tech and communications and content segments. In the public services segment, revenue growth was due to increased federal and state spending. In the high tech segment, revenue increases reflected increased spending on Internet services. Communications and content revenue gains were due to opportunities generated by our strategic alliances and the introduction of our new operations and business support systems service offerings. In addition, our financial services segment revenue growth was largely due to the services provided to support increased mergers and acquisition activities. Offsetting this revenue growth were declines incurred by the consumer and industrial markets and health care segments. These revenue declines reflected decreased demand for Year 2000 implementations and reduced spending by health care companies due to decreased reimbursements from managed care organizations.

      Gross Margin. Gross margin as a percentage of revenues decreased from 30.1% to 27.8% as a result of our investment in training our professionals in the Internet skills required to meet the changing demands of our clients, and our investment in the development of new products to meet the demands of the Internet economy. In dollar terms, gross margin increased $21.0 million, or 6.4%, from $330.9 million in the first seven months of 1999 to $351.9 million in the first seven months of 2000. The increase in dollar terms was due to the increase in revenues described above offset by:

•	an increase in other direct contract expenses of $70.6 million, or 36.7%, from $192.5 million in the first seven months of 1999 to $263.1 million in the first seven months of fiscal 2000 attributable to higher travel and lodging expenses primarily due to increases in transportation costs and in the number of our consultants traveling to serve new and existing clients, and other disbursements connected with specific client engagements including the cost of subcontractors to supplement our own resources;

•	an increase in other costs of service due to compensation to existing and newly-hired support staff of $25.8 million;

•	an increase in professional compensation of $17.3 million, or 4.1%, from $418.9 million in the first seven months of 1999 to $436.2 million in the first seven months of fiscal 2000 attributable to higher wages paid to existing staff and the net addition of 300 professionals, offset in part by lower incentive compensation expense as a result of slower growth;

•	an increase of $5.4 million of amortization of goodwill and other intangible assets, due to our recent acquisitions;

•	an increase of $9.2 million of occupancy expenses related to additional space requirements to support a larger employee base; and

•	an increase of $16.6 million in expenses resulting from a variety of factors, none of which individually is significant, including increased costs associated with internal meetings, employee relocation costs, legal costs and bad debt expense.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $59.1 million, or 36.1%, from $163.9 million in the first seven months of 1999 to $222.9 million in the first seven months of 2000 primarily due to:

•	an increase of $30.9 million relating to new business development costs, which includes an increase in our professional sales force from 128 sales professionals at January 31, 1999 to 180 sales professionals at January 31, 2000;

•	an increase of $16.2 million in information systems operating costs due primarily to increased telecommunications expenses for higher numbers of personnel remotely accessing our systems; and

•	an increase of $12.0 million in expenses resulting from a variety of factors, none of which individually is significant, including international support costs, client services delivery, benefits and support and operational/services.

      Interest Expense. The allocation of interest expense increased $10.0 million, or 57.8%, from $17.3 million in the first seven months of 1999 to $27.3 million in the first seven months of 2000 primarily due to an increase in our accounts receivable and unbilled revenues.

      Equity in Losses of Affiliate. Equity in losses of affiliate included $11.4 million associated with our investment in QCS as a result of $8.1 million in net losses incurred by this joint venture as well as $3.3 million of amortization of the excess of the cost basis of our investment in QCS over our proportionate share of QCS’s net assets.

      Income before Partner Distributions and Benefits. Income before partner distributions and benefits decreased $59.4 million, or 39.7%, from $149.7 million in the first seven months of 1999 to $90.3 million in the first seven months of 2000 as a result of the factors discussed above.

Year Ended June 30, 1999 Compared to Year Ended June 30, 1998

      Revenues. Revenues increased $552.6 million, or 38.7%, from $1.429 billion in 1998 to $1.982 billion in 1999 primarily attributable to a larger base of clients as a result of the success of our client marketing programs which enabled us to acquire 230 new clients and to increase the sales of our services to existing clients. The growth in our revenues was also positively impacted by a 29.2% increase in total client service hours billed and a 10.3% increase in our realized billing rates.

      Revenues were particularly strong in the financial services segment reflecting substantial merger and acquisition activity in our client base. The consumer and industrial markets and public services segments experienced 25.3% and 32.3% growth, respectively, relating to increased demand for our systems integration services and Year 2000 related system upgrades and implementations.

      Gross Margin. Gross margin increased $227.4 million, or 64.6%, from $352.2 million in 1998 to $579.5 million in 1999 due to the increase in revenues described above offset by:

•	an increase in professional compensation of $191.9 million attributable to the addition of 970 professional staff employees and higher wages paid to existing staff;

•	an increase in other direct contract expenses of $103.9 million attributable to higher travel and lodging expenses primarily due to increases in transportation costs and in the number of our client service personnel traveling in support of existing business and seeking out new opportunities;

•	an increase in training expenditures of $10.1 million generally associated with our professional staff in order to maintain existing and develop new skills;

•	an increase in compensation to existing and newly hired analyst and administrative support staff of $9.9 million; and

•	an increase of $9.4 million in costs of service relating to a variety of factors, none of which individually is significant, including increased allocated occupancy and equipment, and other costs incurred to support increases in professional personnel.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $88.2 million, or 37.2%, from $237.1 million in 1998 to $325.3 million in 1999 due to:

•	an increase of $35.9 million in the costs associated with non-billable travel and other expenses in connection with generating additional business with existing and new clients and an increase in the professional sales force from 90 sales professionals at June 30, 1998 to 139 sales professionals at June 30, 1999;

•	an increase in the operating costs of our information systems of $12.6 million primarily due to supporting costs associated with higher numbers of personnel;

•	an increase in marketing and communications expenses of $12.2 million attributable to an extensive branding campaign as well as increased expenditures for marketing initiatives; and

•	an increase of $27.5 million in expenses resulting from a variety of factors, none of which individually is significant, including increases in indirect partner costs, practice protection costs, new product development costs and client service support costs, such as human resources and finance and accounting, offset by a decrease in expenses incurred by executive management.

      Interest Expense. The allocation of interest expense increased $8.3 million, or 49.7%, from $16.8 million in 1998 to $25.2 million in 1999, primarily due to an increase in our accounts receivable and unbilled revenues reflecting the growth of our business.

Year Ended June 30, 1998 Compared to Year Ended June 30, 1997

      Revenues. Revenues increased $481.3 million, or 50.8% from $947.6 million in 1997 to $1.429 billion in 1998 primarily attributable to an increase of 682 new clients, combined with a 40.9% increase in total client service hours billed and an 11.5% increase in our realized billing rates.

      The growth in our revenues in the financial services segment was positively impacted by a large number of enterprise technology implementations. Our public services segment revenues benefitted from the roll-out of several statewide software solutions, continued customer penetration in the federal sector and the increase in technology spending in higher education. Revenues increased in the consumer and industrial markets segment as we acquired several significant new clients for which we provided a broad range of project management and systems integration services.

      Gross Margin. Gross margin increased $127.5 million, or 56.7%, from $224.7 million in 1997 to $352.2 million in 1998 due to the increase in revenues described above offset by:

•	an increase in professional compensation of $185.9 million attributable to an increase in professional staff levels; higher wages paid to existing staff and the establishment of an incentive compensation program;

•	an increase in other direct contract expenses of $71.6 million attributable to higher travel and lodging expenses primarily due to increases in transportation costs and in the number of our client service personnel traveling in support of existing business and seeking out new opportunities;

•	an increase in the costs associated with the recruiting of new employees of $24.3 million primarily due to the development of an internal recruiting organization in order to decrease reliance on outside agencies;

•	an increase in firm meetings of $16.5 million primarily due to the increase in professional staff levels;

•	an increase in bad debt expense of $15.1 million primarily due to the 50.8% increase in revenues;

•	an increase in training expenditures of $12.5 million generally associated with our professional staff in order to maintain existing and develop new skills;

•	an increase in occupancy costs of $10.3 million resulting from additional space requirements needed to support a larger employee base;

•	an increase in compensation to existing and newly hired analyst and administrative support staff of $9.2 million; and

•	an increase of $8.4 million in costs of service relating to a variety of factors, none of which individually is significant, including increased costs associated with firm meetings, equipment costs and telephone charges due to increases in professional personnel, and increased bad debt expense.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $78.0 million, or 49.1%, from $159.1 million in 1997 to $237.1 million in 1998 due to:

•	an increase of $31.5 million in the costs associated with non-billable travel and other expenses in connection with generating additional business with existing new clients and an increase of the professional sales force from 28 sales professionals at June 30, 1997 to 90 sales professionals at June 30, 1998;

•	an increase in the operating costs of our information systems of $17.4 million primarily due to support costs associated with higher numbers of personnel;

•	an increase in marketing and communications expenses of $16.3 million attributable to the start of an extensive branding campaign and the enhancement of industry-specific marketing initiatives; and

•	an increase of $12.8 million in expenses resulting from a variety of factors, none of which individually is material, including an increase in expenses incurred by executive management and client service support functions, offset by a decrease in new product development costs.

      Interest Expense. The allocation of interest expense increased by $3.8 million, or 29.0%, from $13.0 million in 1997 to $16.8 million in 1998 primarily due to an increase in our accounts receivable and unbilled revenues reflecting the growth of our business.

Quarterly Results

      The following tables present unaudited quarterly financial information for each of our last ten quarters on a historical basis. In our opinion, the quarterly information contains all adjustments, consisting only of normal recurring adjustments, necessary to fairly present such information. As a professional services organization, we anticipate and respond to service demands from our clients. Accordingly, we have limited control over the timing and circumstances under which our services are provided. Typically, client service hours are adversely affected during the first half of our fiscal year due to the larger number of vacation days and holidays during this period. Therefore, we can experience variability in our operating results from quarter to quarter. The operating results for any quarter are not necessarily indicative of the results for any future period.

      The two month period ended March 31, 2000 includes managing directors’ compensation and benefit expense. All other periods exclude payments for partner distributions and benefits.

	Three Months Ended

	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,
	1997	1998	1998	1998	1998	1999	1999(1)

	(in thousands)

Revenues	$336,207	$375,451	$409,033	$456,593	$474,081	$528,768	$522,094

Costs of service:

Professional compensation	132,173	143,341	146,615	176,010	179,361	194,090	194,989

Other direct contract expenses	58,588	66,431	84,513	72,833	87,467	104,878	108,913

Amortization of goodwill and other intangible assets	1,242	1,242	1,242	1,342	1,750	1,326	2,154

Other costs of service	67,851	56,418	69,966	59,852	68,853	74,308	73,861

Total costs of service	259,854	267,432	302,336	310,037	337,431	374,602	379,917

Gross margin	76,353	108,019	106,697	146,556	136,650	154,166	142,177

Selling, general and administrative expenses	49,940	58,941	69,574	67,456	69,503	78,692	109,625

Special payment to managing directors	—	—	—	—	—	—	—

Operating income	26,413	49,078	37,123	79,100	67,147	75,474	32,552

Interest expense	6,535	5,967	351	7,123	8,066	6,055	3,913

Equity in losses of affiliates	—	—	—	—	—	—	622

Minority interest	(160)	(153)	(157)	26	30	27	28

Income before partner distributions and benefits	$20,038	$43,264	$36,929	$71,951	$59,051	$69,392	$27,989

Income (loss) before taxes

Income taxes

Net income (loss)

[Additional columns below]

[Continued from above table, first column(s) repeated]

			One	Two
	Three Months Ended		Month	Months
			Ended	Ended
	Sept. 30,	Dec. 31,	Jan. 31,	Mar. 31,
	1999	1999(1)	2000	2000

	(in thousands)

Revenues	$525,146	$540,561	$199,111	$432,695

Costs of service:

Professional compensation	179,952	181,892	74,370	187,457

Other direct contract expenses	100,257	119,335	43,513	94,179

Amortization of goodwill and other intangible assets	3,683	3,888	1,210	11,149

Other costs of service	78,651	94,151	32,226	52,269

Total costs of service	362,543	399,266	151,319	345,054

Gross margin	162,603	141,295	47,792	87,641

Selling, general and administrative expenses	89,360	97,648	35,683	87,650

Special payment to managing directors	—	—	—	25,000

Operating income	73,243	43,647	12,109	(25,009)

Interest expense	9,436	12,665	5,239	1,814

Equity in losses of affiliates	4,416	4,416	2,562	5,084

Minority interest	(56)	(49)	77	174

Income before partner distributions and benefits	$59,447	$26,615	$4,231

Income (loss) before taxes				(32,081)

Income taxes				(2,182)

Net income (loss)				$(29,899)

(1)	Reflects a reduction in revenues of $18.8 million and $5.3 million recorded during the quarters ended June 30, 1999 and December 31, 1999, respectively, to reflect changes in estimated total revenues with respect to a significant engagement.

      The $30.9 million or 39.3% increase in selling, general and administrative expenses during the quarter ended June 30, 1999 was a result of:

•	an increase of $7.5 million relating to our allocated support of KPMG International;

•	an increase of $6.0 million attributable to brand advertising and the launch of a new public relations campaign;

•	an increase of $5.0 million relating to business development costs and the ramp-up of the business development support staff; and

•	an increase of $13.9 million resulting from a variety of factors, none of which individually is significant, including professional fees.

      The $22.4 million or 20.4% decrease in selling, general and administrative expenses during the quarter ended September 30, 1999 was a result of:

•	a decrease of $10.0 million in brand advertising and public relations expenses due to the completion of our public relations campaign;

•	a decrease of $4.0 million in business development costs; and

•	a decrease of $8.4 million resulting from a variety of factors, none of which individually is significant including our allocated support of KPMG International and rebates received in connection with travel costs incurred.

	Three Months Ended

	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,
	1997	1998	1998	1998	1998	1999	1999

Statement of Operations Data:

Revenues	100%	100%	100%	100%	100%	100%	100%

Costs of service:

Professional compensation	39.3	38.2	35.8	38.5	37.8	36.7	37.3

Other direct contract expenses	17.4	17.7	20.7	16.0	18.4	19.8	20.9

Amortization of goodwill and other intangible assets	0.4	0.3	0.3	0.3	0.4	0.3	0.4

Other costs of service	20.2	15.0	17.1	13.1	14.5	14.2	14.2

Total costs of service	77.3	71.2	73.9	67.9	71.2	70.8	72.8

Gross margin	22.7	28.8	26.1	32.1	28.8	29.2	27.2

Selling, general and administrative expenses	14.9	15.7	17.0	14.8	14.7	14.9	21.0

Special payment to managing directors	—	—	—	—	—	—	—

Operating income	7.9	13.1	9.1	17.3	14.2	14.3	6.2

Interest expense	1.9	1.6	0.1	1.6	1.7	1.1	0.7

Equity in losses of affiliate	—	—	—	—	—	—	—

Minority interest	—	—	—	—	—	—	—

Income before partner distributions and benefits	6.0%	11.5%	9.0%	15.8%	12.6%	13.1%	5.4%

Income (loss) before taxes

Income taxes

Net income (loss)

[Additional columns below]

[Continued from above table, first column(s) repeated]

			One	Two
	Three Months Ended		Month	Months
			Ended	Ended
	Sept. 30,	Dec. 31,	Jan. 31,	Mar. 31,
	1999	1999	2000	2000

Statement of Operations Data:

Revenues	100%	100%	100%	100%

Costs of service:

Professional compensation	34.3	33.6	37.4	43.3

Other direct contract expenses	19.1	22.1	21.9	21.8

Amortization of goodwill and other intangible assets	0.7	0.7	0.6	2.5

Other costs of service	15.0	17.4	16.2	12.1

Total costs of service	69.1	73.8	76.1	79.7

Gross margin	30.9	26.2	23.9	20.3

Selling, general and administrative expenses	17.0	18.1	17.9	20.3

Special payment to managing directors	—	—	—	5.8

Operating income	13.9	8.1	6.0	(5.8)

Interest expense	1.8	2.3	2.6	0.4

Equity in losses of affiliate	0.8	0.8	1.3	1.2

Minority interest	—	—	—	—

Income before partner distributions and benefits	11.3%	5.0	2.1%

Income (loss) before taxes				(7.4)

Income taxes				(0.5)

Net income (loss)				(6.9)%

Liquidity and Capital Resources

      Prior to the separation we were included in KPMG LLP’s centralized treasury function. Our cash receipts were automatically transferred to KPMG LLP and our disbursements were automatically funded by KPMG LLP. Upon separation we established our own bank accounts. Our primary financing need is the funding of our accounts receivable related to client billings and unbilled revenues. Accounts receivable have increased as our operations have grown. We have historically financed our growth principally through internal financing from KPMG LLP.

      Cash used in operating activities for the two months ended March 31, 2000 was $329.8 million. Cash used in operating activities for the seven month period ended January 31, 2000 was $76.9 million and cash provided by operating activities for the year ended June 30, 1999 was $246.4 million.

      At March 31, 2000, we had $69.5 million in cash and cash equivalents.

      In connection with our separation, we issued to KPMG LLP common stock and a $630 million demand note in exchange for our assets and liabilities. KPMG LLP also retained a majority of our accounts receivable and our unbilled revenues, totaling $395.4 million, and we also issued to KPMG LLP a $49.0 million demand note. On January 31, 2000, we sold $1.05 billion of Series A preferred stock to Cisco. Immediately after the sale of our Series A preferred stock we paid off our $630 million demand note to KPMG LLP.

      In connection with our acquisition of Softline in May 1999 we have an obligation of up to $65 million plus interest.

      On May 24, 2000, we entered into a $400 million bank credit facility which replaced a $150 million bridge loan which was obtained on March 23, 2000. The bank credit facility included the following facilities:

•	$100 million line of credit facility expiring May 15, 2001;

•	$100 million revolving credit facility expiring May 24, 2004; and

•	$200 million receivables purchase agreement expiring May 21, 2001.

      Not more than forty-five days prior to the scheduled expiration date of the facilities, we may request the banks to extend the expiration date of both of the $100 million line of credit facilities and the $200 million receivables purchase agreement for an additional 364 days. Extension of these facilities requires the approval of all of the members of the bank syndicate or by banks willing to replace any non-consenting banks.

      Interest on borrowings under the credit agreement are determined, at our option, based on the prime rate plus .5%, the lender’s indexed rate or the eurocurrency rate plus 0.75%. The applicable margin is determined utilizing the ratio of our debt to earnings before interest, taxes, depreciation and amortization. The interest rate charged under the receivables purchase agreement is approximately the sum of the thirty-day commercial paper rate plus 40 basis points. Commitment fees are paid on the unused portion of the bank facilities.

      We expect cash flow from operations and the bank facilities to provide adequate financing for more than the next 12 months for working capital (primarily accounts receivable and unbilled revenues), capital expenditures, acquisitions and retirement of other existing indebtedness. We anticipate capital expenditures of approximately $45 million and $42 million in fiscal years 2001 and 2002, respectively.

      The bank facilities contain financial covenants which restrict our ability to incur other indebtedness. We may incur up to $100 million of other indebtedness ranking at least pari passu to the bank facilities. Additionally, we may incur other indebtedness ranking subordinate to the bank facilities. In all cases, the total amount of permitted indebtedness is governed by the financial covenants in the bank facilities. Subsequent to the closing of this offering, these covenants will consist of a debt to earnings before interest, taxes, depreciation and amortization leverage test, fixed charge coverage, and required net worth. Prior to the closing of this offering, the bank facilities are governed by a separate set of financial covenants, all of which we were in compliance with as of June 30, 2000.

Market Risk

      We are exposed to a number of market risks in the ordinary course of business. These risks, which include interest rate risk and foreign currency exchange risk arise in the normal course of business rather than from trading. Our exposure to changes in interest rates is not significant as most of our indebtedness is based on variable interest rates. Foreign currency exchange risk is not significant as foreign currency transactions have not been significant and not concentrated in a single foreign currency.

      In connection with our borrowings and as a result of continual monitoring of interest rates, we may in the future enter into interest rate swap agreements for purposes of managing our borrowing costs.

Quantitative and Qualitative Disclosures About Market Risk

      Our Series A preferred stock includes a conversion discount which allows Cisco to convert into common stock at a price between 75% to 80% of the initial public offering price based on our aggregate value at the date of this offering. The value of this beneficial conversion feature will be an amount between $262.5 million and $482.3 million. Also, at the request of Cisco, if its beneficial ownership of our company exceeds 19.9%, they have the right to require us to redeem the portion of the Series A preferred stock that would exceed 19.9% of the total then outstanding shares at the greater of the original issue price or the fair market value of the Series A preferred stock.

Recently Issued Accounting Pronouncements

      In June 1998, Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” was issued and, as amended by SFAS No. 137, requires our adoption no later than July 1, 2000. This statement requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The adoption of this statement is not expected to materially impact our historical financial statements because we currently do not use derivative instruments.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (“SAB 101”), which summarizes the views of the Commission staff in applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current revenue recognition policies are consistent with the guidance set forth in SAB 101.

      EITF 00-2, “Accounting for Web Site Development Costs,” issued in February 2000, is effective no later than July 1, 2000. This pronouncement requires the capitalization and amortization of certain web-site software costs in instances where the web-site is used for internal use. We plan to implement EITF 00-2 on July 1, 2000 and do not believe its adoption will have a material effect on our financial statements.

BUSINESS

Overview

      We are one of the world’s largest consulting firms with approximately 8,700 professionals. We focus on the Internet and systems integration and assist our clients in defining and implementing their e-business strategies. We enable companies to:

•	establish new Internet-based strategies;

•	transform their businesses to Internet-enabled businesses; and

•	integrate systems and implement operational improvements to capitalize on the opportunities presented by the Internet.

      Our clients seek to capitalize on the opportunities presented by the Internet. We tailor our products and services to provide the business and technology solutions needed for a successful e-business operation. We provide a range of services, including e-business and technology strategy, web architecture and design, business process design, media integration, systems integration, systems networking and outsourcing.

      We serve over 2,500 clients, including global companies, Fortune 1000 companies, small and medium-sized businesses, government agencies and other organizations. Our core strengths include:

•	a business organized along industry-specific lines;

•	highly experienced professionals with industry-specific expertise;

•	strategic alliances with key technology and industry leaders;

•	a full range of services to rapidly design and implement comprehensive Internet-based solutions; and

•	a multi-national service delivery capability.

      We provide consulting services through six industry groups in which we have significant industry-specific knowledge. These groups are financial services, consumer and industrial markets, public services, high tech, communications and content and health care. Our focus on specific industries provides us with the ability to tailor solutions that reflect an understanding of the marketplaces in which our clients operate and enables our clients to achieve their objectives more quickly and efficiently.

      We believe our strategic alliances with Cisco, Qwest, FedEx, Oracle and SAP differentiate us from other consulting organizations. Through these strategic alliances, we are able to build integrated solutions, offer the expertise required to deliver solutions to complex problems, lead in the development of new products, capitalize on joint marketing opportunities and remain at the forefront of technology advances.

      Our history as a leading consulting firm spanning multiple technology generations demonstrate our ability to provide our clients value-added services. A key element of our strategy is to invest in technology, research and the recruitment, training and retention of talented professionals. We believe that by separating from KPMG LLP and becoming a public company, we will be able to use our common stock to enhance our growth and make strategic acquisitions.

Industry Background

Growth of the Internet and Electronic Commerce

      The Internet’s broad acceptance has prompted the creation of new business models, the rapid revision of traditional business models and the globalization of many markets, creating new opportunities for revenue generation and cost efficiencies. According to International Data Corporation, the number of Internet users is estimated to grow from approximately 350 million in 1999 to approximately 898 million in 2003 worldwide. Businesses use the Internet to enhance or provide key functions such as sales, marketing, product distribution, customer interaction, finance, accounting and supply chain management.

      Internet business strategies are proliferating. Currently, two dominant e-business models exist: business-to-business commerce conducted through the Internet and business-to-retail consumer transactions conducted through the Internet. Gartner estimates that the Internet-based business-to-business market will grow from approximately $145 billion in 1999 to approximately $7.29 trillion in 2004, and Dataquest projects that the Internet-based business-to-retail consumer market will grow from $31.2 billion in 1999 to $380.5 billion in 2003. In addition to transactions conducted solely between two entities, these e-business models also create electronic marketplaces or exchanges where multiple buyers and sellers may communicate, exchange ideas, advertise, bid in auctions, conduct transactions or coordinate inventory and fulfillment. Both Internet-based business-to-business and business-to-retail consumer transactions provide businesses with a real-time dimension that enables interaction between geographically dispersed buyers and suppliers at any time.

      Competing in the Internet economy requires:

•	an industry-specific e-business strategy;

•	branding to create exposure and name recognition;

•	customized, useful and easy to navigate web sites;

•	analysis of customer preferences to tailor offerings to customers;

•	the architecture, design and implementation of networks and broadband technologies; and

•	a technology infrastructure that integrates both legacy and e-business systems.

      To capitalize on the new business opportunities created by the Internet, companies must incorporate each of these solutions as quickly as possible.

Growth in the Internet Consulting Market

      The demand for professional consulting services is expected to increase as businesses seek qualified expertise to assist them in formulating and implementing their e-business strategies. According to International Data Corporation, the worldwide market for information technology consulting market is expected to grow from $34.6 billion in 1999 to $63.9 billion in 2003. International Data Corporation estimates that the worldwide market for Internet services spending, defined as consulting, implementations and operation services necessary to develop and deploy and manage Internet sites, will grow from $16.1 billion in 1999 to $84.2 billion by 2003.

Current Internet Consulting Approaches Are Inadequate

      As technology and business models become more complex, successful implementation of e-business solutions will require the ability to:

•	develop a new strategy or refine an existing strategy;

•	translate a strategy into operational plans and processes; and

•	select and implement technology products to improve performance.

      Many consulting firms, however, deliver less than the full range of these components. Providing components of a solution without considering the entire solution requires clients to assume responsibility for the integration of the distinct elements and creates additional risk.

      Some consulting firms provide only technically-oriented services or supplemental personnel to meet businesses’ needs. These firms typically lack meaningful partnerships with industry leaders. This approach leaves these consulting firms vulnerable to shifts in technology or client preferences and they risk becoming obsolete or commodity priced.

      Many consulting firms focus on specific technological solutions and provide those solutions across industries rather than developing and applying industry-specific expertise. In addition, many firms hire consultants with little or no experience or with no industry-specific background. This approach exposes clients to the possibility of implementing technologies and strategies that do not address their industry-specific requirements such as their purchasing patterns, the competitive environment in which they operate, their supply chain dynamics or industry-specific regulations.

      The growth of e-commerce has fostered global competition by increasing the geographic reach of many companies. As a result, companies are seeking to implement global consulting solutions. Many providers of Internet consulting services operate in limited geographic areas and lack the personnel to deploy consultants on a national or multi-national basis. Few consulting firms provide global expertise to offer both broad geographic coverage and local experience and knowledge.

      Organizations increasingly look to retain consulting firms that offer a multi-national presence as well as breadth and depth of experienced personnel to guide them through key periods of transformation. Providing clients with the full range of services needed to respond to the challenges of the Internet requires knowledge of industry-specific business and operational strategies and expertise in leading Internet technologies, business partnerships and global capabilities.

Our Approach

      We emphasize the development of strong and long-standing client relationships. We believe that our success in building relationships and retaining clients is a result of providing our clients with high levels of service, industry-focused solutions, experienced professionals, integrated services, strategic alliances with key technology and industry leaders, a dedicated sales force and a multi-national reach.

Client Service

      Our primary focus is to help our clients’ businesses succeed. Each client is typically assigned to one of our managing directors, the most senior of our consulting professionals, who is responsible for the delivery and quality of our services. In conjunction with the managing director, we generally assign one of our professional sales executives to each client to help monitor client satisfaction throughout the engagement. In addition, through our quality assurance program, we utilize an internal peer review program to formally monitor our work for each of our significant engagements and for many of our smaller accounts. For each engagement reviewed under this program, a team of experienced managing directors who are not connected to the engagement conducts an on-site review with the engagement team and the client to evaluate the quality of our services, the efficiency of the service delivery, the benefit added to the client and the level of client satisfaction. We believe that this in-depth focus on client service and quality has led to our high levels of client satisfaction and recurring engagements. Based upon our most recent internal survey of our clients conducted after the completion of engagements, approximately 98% of our responding clients indicated that they were willing to use our services in the future and approximately 97% indicated that they would recommend our services to others.

Industry-Focused Solutions

      We use industry-specialized consultants to deliver solutions tailored to the industries in which our clients operate. We believe that this approach maximizes the quality of the services we provide to our clients as we understand the specific needs of each of our clients and implement more tailored solutions. Our industry knowledge allows us to create better solutions that take into account:

•	the competitive and regulatory environment in which our clients operate;

•	the dynamics of the supply chain which dictate our clients’ product development cycles, lead times and market timing;

•	the purchasing patterns and behavior preferences of our clients’ customers; and

•	the particular complexities of the workforce issues facing our clients.

Experienced Professionals

      We generally hire professionals with industry experience, rather than hiring students directly out of college or graduate school or individuals with little or no consulting or industry experience. We pursue individuals with industry and consulting experience, including industry-specific business strategy, operations or technology backgrounds, to augment our industry-based approach. Over 35% of our consultants hold post-graduate degrees. To enhance and maintain the skills of our professionals, we currently offer approximately 110 education classes and on-line, self-paced training courses in Internet technologies and related technology platforms, service delivery, strategy, operations improvement and sales.

Integrated Services

      We provide our clients with the full range of services required to enable them achieve their goals. Our approach addresses clients’ total needs by reviewing their strategies or assisting them in developing strategies and translating those strategies into operational plans and implementing technology or Internet-enabling functions. Our solutions are a combination of industry-specific business strategy and operational improvements, technology selection and implementation. Our e-business integration services include:

•	e-business strategy;

•	e-business process design and operations;

•	technology architecture;

•	web design;

•	media integration and content management;

•	legacy systems integration;

•	network integration;

•	outsourcing; and

•	training.

      We believe this integrated approach differs from that of many other consulting firms which do not provide comprehensive solutions but instead focus on only a few of the required components of a successful engagement. We believe that our approach results in superior service to our clients.

Strategic Alliances and Joint Marketing Arrangements

      We have five strategic alliances, including a joint venture, with industry leaders in hardware, software, networking, transportation and distribution. We believe that our ability to develop strong alliances, which provide products and services that offer value to our clients, has been and will continue to be a key component of our success. These five strategic alliances enable us to increase revenues by providing additional marketing exposure, expanding our sales coverage, increasing training of skilled resources and developing and co-branding solutions that respond to customer demand. Our relationship with Cisco, which includes both our alliance and Cisco’s $1.05 billion equity investment in our company, helps us to deliver innovative, creative and technologically advanced solutions to our clients. Similarly, our collaborative efforts with Qwest Communications and FedEx allow us to develop and implement e-business solutions as well as to transform legacy enterprise software applications into Internet-enabled applications to meet the growing demand for Internet-based commerce. Our longstanding relationships with vendors such as Oracle Corporation and SAP America, Inc. provide us with advance knowledge of product developments which help us provide better and faster solutions to our clients.

      In addition to our strategic alliances, we also maintain joint marketing agreements with approximately 50 hardware and software vendors. These joint marketing agreements help us to generate revenues because they provide a source of referrals and the ability to jointly target specific accounts. For example, our alliance agreement with Microsoft provides a framework for collaboration on marketing, sales and solution develop-

ment activities, including the development of solutions, resources and marketing activities focused on the Internet. In addition, our recent agreements with webMethods, Inc. and Portal Software, Inc. allow us to provide our clients with leading edge technologies required to establish new e-businesses and transform existing businesses into new e-business models. We have in the past and continue to make investments in some of the vendors with which we maintain joint marketing arrangements. Our management personnel played a key role in KPMG LLP’s early investments in webMethods, Active Software, Pivotal Software, e.piphany, Octane Software, Intraspect and Thrupoint. These investments were retained by KPMG LLP in the separation. Since our separation from KPMG LLP, we have invested in Incentive Systems, Thrupoint and Intraspect. We believe these investments strengthen our joint marketing relationships and in turn, help us provide top-quality service to our clients.

Dedicated Sales Force

      Our large, professional direct sales organization is a key factor in the growth of our sales. Our approximately 200 sales personnel have both industry experience and technological knowledge. We established our commission-based dedicated sales force in 1996. During each of fiscal 1997, 1998, 1999 and the first nine months of fiscal 2000, respectively, our professional sales force was involved in generating approximately 6%, 21%, 33% and 37%, respectively, of our revenues. During the first nine months of 2000, our direct sales organization won over 56% of the proposals it submitted on a revenue basis. We believe our sales force promotes a systematic business development strategy and efficient, consistent and focused market coverage.

     Multi-National Reach

      We serve as a multi-national provider of e-business consulting services to our clients. We have over 8,700 professionals located in the United States, Argentina, Canada, Colombia, Costa Rica, Guatemala, Israel, Japan, Mexico, New Zealand, Nicaragua, South Korea and Venezuela. In addition, we have developed longstanding working relationships with the consulting units of the member firms of KPMG International, a worldwide association of independent professional service firms which share the “KPMG” name. These relationships, together with our own employees and our multi-national presence, enable us to provide consulting services on an international scale.

Our Growth Strategy

      Our strategy for growing our business includes five key components:

•	building the next generation of Internet-based solutions;

•	increasing the number of services and solutions that we sell to existing clients;

•	acquiring new clients for our services and solutions;

•	developing additional alliances and joint marketing relationships; and

•	acquisitions to expand our international and domestic presence.

     Building the Next Generation of Internet-Based Solutions

      We believe that we are a leader in developing and marketing e-business solutions. Our plan is to build the next generation of solutions employing the latest in software and hardware technology, while continuing to upgrade our existing offerings. Our strategy is to develop complete Internet-based, industry-focused solutions that encompass the breadth of our service components. We believe that this approach benefits our clients by:

•	delivering solutions rapidly and efficiently;

•	simplifying implementation by pre-configuring the software and hardware components;

•	incorporating our industry knowledge into our solutions; and

•	providing a full range of services to our clients, due to the comprehensive nature of our solutions.

      We have invested in acquisitions, product development, training and broadband and Internet solution centers that enable us to create market-leading solutions. Examples of these solutions include our NetReadiness assessment product co-developed with Cisco, our e-business solutions, our digital marketplace platforms, our broadband applications, our core architecture for product deployment known as our Configure to Fitsm methodology and our network integration service offerings.

     Increasing the Services and Solutions That We Sell to Existing Clients

      Our focus has been and will continue to be on our clients. We value our relationships with clients and seek to provide them with new and innovative solutions to improve their business performance. Upon the completion of our initial projects with them, it is common for our clients to hire us to assist them with additional projects as they know we can provide both a familiarity with their business models and leading-edge solutions. In fact, all of our top 50 clients by revenues as of December 1998 remained our clients as of December 1999. In addition, we retained 90% of our top 150 clients during fiscal 1999 as compared to the prior year, and these top 150 clients comprised approximately 56% of our revenues. As our existing clients undertake to transform their business models to embrace e-business possibilities, we are presented with opportunities to increase revenues by selling additional solutions and services to them.

      Selling our e-business products and services to our existing clients contributed to the fact that our e-business related revenues for the first nine months of fiscal 2000 grew to 46% of our total revenues, representing a 58% increase from the same period in the prior fiscal year. As our clients continue to focus on deriving value from the Internet, we intend to continue to invest in Internet-related solutions that meet our clients’ business objectives.

     Acquiring New Clients for Our Services and Solutions

      While we seek to sell more of our services to existing clients, we also target new clients. We have created several avenues through which we expect to obtain new clients, including:

•	a sales force of approximately 200 persons;

•	a list of target accounts within each industry with designated senior management to pursue those accounts; and

•	joint marketing arrangements with leaders in hardware, software, networking, transportation and distribution to identify and monitor prospective client opportunities.

These initiatives, along with the strength of our approximately 8,700 professionals, enable us to develop new client relationships. During fiscal 1999, we acquired more than 400 new clients; in fiscal 2000, we obtained approximately 775 new clients, including many leading e-business companies.

     Developing Additional Strategic Relationships

      We currently have over 50 relationships with key technology and industry leaders which support and complement our solutions. We intend to continue to develop strategic relationships, including joint ventures, equity investments and alliance agreements with industry leaders who provide advanced technology essential to the development and delivery of solutions for our clients. These relationships provide us with unique brand recognition, early access to advanced technology, additional service distribution channels, cross-selling opportunities for additional services and access to vendor training and support.

Acquiring Companies to Expand our International Presence and Service Delivery Capabilities

      To continue the growth of our business, we will seek to acquire companies that offer a strategic fit with our existing business, including companies which help us to deepen our industry focus, expand our geographic reach, increase the breadth of services we offer or strengthen our key strategic alliances.

      We intend to accomplish these objectives by acquiring both the consulting businesses of selected member firms of KPMG International and also non-KPMG International companies.

      We are currently exploring international expansion opportunities, including potential acquisitions, with a number of the member firms of KPMG International. This approach will enable us to gain critical mass with established businesses in important international markets. We have recently purchased the consulting practices of KPMG International member firms in Argentina, Canada, Colombia, Costa Rica, Guatemala, Japan, Mexico, New Zealand, Nicaragua, South Korea and Venezuela. We are also focusing on acquiring additional companies that offer geographic, industry or technology coverage complementary to our core business. Examples of our recent non-KPMG acquisitions include the e-strategy design firm Studio Verso and the e-business technology firm Webvibe.

Our Services and Solutions

      We provide our consulting services to our clients in one of two ways: either as a distinct service offering or as an integrated solution comprised of multiple service offerings.

•	Our e-service offerings refer to the services we deliver to clients to meet their specific needs. We provide six e-service offerings including: e-strategy, e-processes, systems integration, network integration and infrastructure, next generation operations support systems/business support systems and e-outsourcing.

•	An e-business solution uses one or more of our e-service offerings to assist our clients by Internet-enabling particular functions of their businesses. We offer e-business solutions in six functional areas: Customer Management, Supply Chain Management, World-Class Financesm, World-Class Human Resourcessm, Knowledge Management and e-Learning.

      We believe our combined service and solution offerings deliver the best fit for our clients’ business requirements.

e-Services

      Our e-service offerings support the design, construction and maintenance of Internet-based business solutions. Listed below is a description of each of our e-service offerings, an example of how we have implemented each of these services and a summary of our key joint marketing relationships.

Offering	Description	Example	Joint Marketing Relationships

e-Strategy	• Develops strategies with existing businesses seeking to transition to an e-business model • Assists new e-businesses seeking to formulate a strategy • Evaluates e-business models and revenue sources	• Developed strategy to enable manufacturing client to purchase materials globally directly over the Internet	• Cisco • Digital Think • Peppers and Rogers Group

e-Processes	• Designs, improves and implements operations and processes to help establish a new e-business or transform an existing business	• Assisted media startup to identify partners, design and construct website, implement back office system and develop an applications service provider business	• BroadVision • e.piphany • Hyperion • Interlynx	• Interwoven • Intraspect • MatrixOne • Pivotal

Systems Integration	• Implements web-enabled software products and allows custom development and integration of web technologies with existing systems	• Assisted Fortune 100 company in the aerospace industry to integrate its legacy systems with a digital marketplace	• BEA • Cisco • Informatica • Inktomi	• Oracle • PeopleSoft • SAP • webMethods

Offering	Description	Example	Joint Marketing Relationships

Network Integration and Infrastructure	• Helps build technically stable and flexible infrastructures which optimize the networks supporting their application environment
	• Includes broadband network infrastructure, network operations center and security services	• Assisted telecom/ Internet leader to incorporate existing systems with a new network architecture providing broadband service	• Cisco • Thrupoint

Next Generation Operations Support Systems/ Business Support Systems	• Enables service providers to rapidly provide Internet-based products and services by using technology to support legacy systems integration and contemporary software application integration	• Assisted telecom client to rapidly expand its nationwide fiber-based network to support high-volume data flow and Internet access	• Inktomi • Narus • Portal • Remedy	• Syndesis • Tibco • Vitria

e-Outsourcing	• Provides outsourcing solutions via the Internet
• Offers clients remote access to software applications located on an offsite data center
	• Provides technical and functional expertise to run, maintain and enhance software applications	• Assisted technology company by providing end-to-end applications hosting, including network connectivity, infrastructure and applications management	• Qwest Cyber.Solutions

The following paragraphs provide more detailed summaries of our e-service components:

      e-Strategy. Our e-strategy services develop strategies with businesses seeking to transform existing systems to e-business models as well as with new e-businesses seeking to articulate their vision and formulate their e-business strategies. Components of an e-strategy solution address web design, web content, data design, business transformation, shared services and interactive experience. In formulating an e-business strategy, we assist our clients in evaluating e-business models and their associated revenue sources. Our services help companies understand how to appropriately re-engineer or create internal operating structures to realize additional value. We help companies move from using the Internet as a communications tool to utilizing the Internet as a business platform.

      e-Processes. Our clients often retain us to design, improve and implement the operations and processes used to facilitate the establishment of a new e-business or the transformation of an existing business. Our e-process solutions provide the functional design detailing the flow of information, the identification of web content and web design and the collection of data regarding customer behavior and preference during customers’ interactions with our clients. Our e-process solutions manage the programs and changes required to implement e-strategies and develop a vision with operating structures to ease implementation.

      Systems Integration. Systems integration refers to the implementation of Internet-enabled products and the custom development and integration of web technologies with our clients’ existing legacy systems and information technology infrastructures. Systems integration services address concerns relating to systems architecture and web development. Our systems integration services also help our clients link together networks, hardware and software to create scalable systems supporting e-business models and strategies.

      Network Integration and Infrastructure. Our network integration and infrastructure services combine broadband networking capabilities required for high speed connectivity with our architectural knowledge to optimize the availability and responsiveness of the network application environments. We design networks to improve user response times and to anticipate performance issues and future capacity requirements. We also facilitate the transition from voice to Internet-protocol-based data packet transmission. Our network operations center services help our clients implement or enhance operational processes and procedures to create a stable and sustainable network environment and ensure network support for existing and future network applications. These services also streamline and standardize network projects and enhancements, leverage repeatable processes and procedures and facilitate knowledge transfer to our clients’ information technology staffs to allow them to maintain their network environments. We also provide security consulting services, including information protection solutions to help ensure confidentiality, availability and data integrity.

      Next Generation Operations Support Systems/Business Support Systems. Our operations support systems/business support systems services allow our service provider customers, including competitive local exchange carriers, incumbent local exchange carriers, regional bell operating companies, inter-exchange carriers and Internet service providers, to rapidly provide high margin, Internet-based products and services. Our operations support systems/business support systems services utilize our Configure to Fitsm reference architecture to support legacy systems integration and contemporary software application integration. Our operations support systems/business support systems solutions support Internet-based customer self-service capability, commercial sales and contact management, product management, order management, service request management, billing management and service assurance management.

      Our operations support systems/business support systems service delivery capability is supported through our broadband Internet protocol solution centers. These solution centers allow us to build and test solutions with our clients prior to deployment, thereby reducing client risk and development time. In conjunction with our alliance agreement with Cisco we have agreed to open six broadband solution centers. We have opened three broadband solution centers located in our facilities in Silicon Valley, California; Denver, Colorado and Tyson’s Corner, Virginia. We anticipate opening new centers in Liberty Corner, New Jersey and another location to be determined in the Asia Pacific region by the end of calendar year 2000. In addition, the United Kingdom KPMG International member firm anticipates opening a broadband solution center in London, England this calendar year. For further information regarding our alliance with Cisco, see “—Our Alliances— Cisco” and “Our Arrangements with Cisco— The Alliance Agreement.”

      e-Outsourcing. Our e-outsourcing solutions provide our clients with a variety of choices to manage software applications. We provide applications service provider solutions over an Internet protocol network through remote access to our network or through development of internal systems for our clients. These services give our clients an alternative to the internal development, deployment, enhancement and maintenance of a broad variety of software applications. We provide the technical and functional expertise needed to operate, maintain and enhance software applications.

      Our applications service provider solutions are provided through Qwest Cyber.Solutions, LLC. See “—Our Strategic Alliances— Qwest Communications.” We also use our global program with Cisco to help establish and support applications service provider businesses using our own infrastructure. This application infrastructure service provider business functions as a complete, cohesive and easily maintained set of application infrastructure services.

e-Business Solutions

      Our e-business solutions are designed to meet the needs of our clients. Listed below is a description of our e-business solutions, an example of how we have implemented each of these solutions and a summary of our key joint marketing relationships.

Offering	Description	Example	Joint Marketing Relationships

Customer Management	• Provides strategies, processes and solutions to enhance an organization’s ability to forecast and act on customers’ behavior	• Enabled major retailer to cross- market services and products by allowing it to store and analyze customer data by integrating a network of physical stores, web sites, call centers and home service personnel	• BroadVision • e.piphany • Interwoven • Octane	• Peppers and Rogers Group • Pivotal • Silknet

Supply Chain Management	• Develops strategy, tactics and infrastructure to help clients manage the flow of goods, information and money
	• Improves efficiency and effectiveness of interactions with suppliers and business partners	• Helped global pharmaceutical company to implement an e-procurement process to coordinate its 188 operating companies in 53 countries	• BroadVision • Cisco • FedEx • i2 • JD Edwards	• Manugistics • MatrixOne • Oracle • SAP • Vastera

World-Class Financesm	• Transforms finance and accounting functions into web-enabled conduits of business information	• Designed and implemented new web-based financial system reporting and analysis for one of the world’s largest credit reporting agencies to enable worldwide access to financial data	• Cisco • Hyperion • Oracle • SAS Institute

World-Class Human Resources sm	• Enables businesses to effectively improve human resources processes, implement systems that manage payroll/ benefits and employee information and create self- service Internet access to these features	• Implemented central human resources system to allow each of a retailer’s markets client’s stores to access personnel information and allow automated distribution to and access by their workforce	• Backweb • Cisco • Datachannel	• Interlynx • Oblix • PeopleSoft

Knowledge Management	• Identifies, captures, shares and applies a client’s intellectual capital to strengthen its competitive position	• Assisted major wireless communications company to implement a system for capturing and sharing customer information, developed an incentive program to encourage contributions to and use of the system	• Informatica • Intraspect • Microsoft

e-Learning	• Trains clients by providing 100% Internet- based technology and training rather than using classrooms to teach Internet technologies or business practices	• Developed and delivered e-commerce and e-business training to 22,000 employees, including the delivery of basic Internet training to 8,000 consultants in 90 days	• Cisco • Digital Think

The following paragraphs provide more detailed summaries of our e-business solutions:

      Customer Management. Our customer management solutions help our clients to manage their relationships with their customers by recognizing the preferences and behavior of their current and prospective customers, identifying new opportunities to better serve customers and acting rapidly to realize these opportunities and maintain competitive advantages. Customer management solutions include establishing call centers, implementing Internet-based contact management capabilities, automating sales forces and analyzing customer behavior. By capturing and analyzing customer interactions with our clients and developing specific

Internet-enabled customer strategies, our customer management solutions assist our clients in the acquisition, retention and service of customers.

      Supply Chain Management. Supply chain management includes managing and integrating the flow of goods, information about goods and the money exchange associated with transactions both within and beyond an enterprise. As Internet-based business-to-business e-commerce technology evolves, leading organizations are recognizing the cost and the service efficiencies that can be gained by adopting advanced supply chain management tools. Supply chain management tools are software products which help to manage product configuration, production planning, management logistics and transportation.

      World-Class Financesm. Our World-Class Financesm solutions use proven methodologies developed across industries, along with the latest technology, to deploy finance and accounting systems which utilize the Internet. Our World Class Finance® solutions include performance management, global shared services, revenue management, outsourcing, systems implementation and transaction systems design. These solutions address the increasing need for timely and broadly distributed access to financial information. The delivery of updated, easily accessible data gives clients the ability to measure operational performance and create strategic initiatives.

      World-Class Human Resourcessm. Our World-Class Human Resourcessm solutions evaluate how to best meet an organization’s human resources needs in the areas of communications, training, management and administration. Our World-Class Human Resourcessm solutions include human resources shared services, Internet-based access to human resources information and human resources systems implementation. We enable businesses to efficiently and cost-effectively improve human resources processes, implement back-end systems that manage payroll, benefits and other employee information, communicate effectively with employees and create self-service Internet access to these features for employees. Our solutions minimize the resources required to support these functions and maximize the time employees can contribute to the growth of their businesses.

      Knowledge Management. Our knowledge management solutions identify, capture, share and apply clients’ intellectual capital to strengthen their competitive positions. We offer services to help manage knowledge both within the enterprise and among the enterprise, its partners, customers and suppliers. Our knowledge management solutions include assessing information use within an enterprise, defining the information requirements of an enterprise and deploying Internet-based information management applications. Our solutions enable us to quickly assess the current knowledge environment, design the enterprise knowledge strategy, capture information from throughout the organization and implement the solutions and infrastructure to support ongoing knowledge management. These solutions utilize leading Internet technology to best meet the knowledge management needs of each client.

      e-Learning. Our e-learning solutions use Internet-based technology rather than classrooms to teach clients technologies and business practices. e-Learning offers instant deployment of custom developed or prepackaged Internet-based training courses, which reduce the amount of time and cost in providing education. Our e-learning solutions identify the proper training, ensure its availability to the appropriate people and continuously analyze the impact of training on performance and employee satisfaction. All of our e-learning solutions are designed to provide demonstrable evidence of employee comprehension, including certification of their competency.

Our Clients and Industry Focus

      We serve clients in six different industry groups, using our comprehensive array of products and services to provide industry-specific solutions to our clients.

      As of June 30, 2000, we were serving over 2,500 clients, including approximately 55 of the Fortune 100, approximately 270 of the Fortune 1000 companies as well as global companies, with our remaining clients concentrated among small and medium-sized businesses, government agencies and other organizations seeking to gain competitive advantages from opportunities provided by the Internet. Our clients represent a broad spectrum of enterprises within diverse industry sectors, including financial services, consumer and industrial markets, public services, high tech, communications and content, and health care. The following is a partial list of some of our largest clients for each of our segments:

Financial	Consumer and			Communications
Services	Industrial Markets	Public Services	High Tech	and Content	Health Care

Bank One Corporation JP Morgan & Co. Incorporated Merrill Lynch Metropolitan Life Insurance Company Prudential Securities Incorporated SG Cowen Securities Corporation	Campbell Soup Company Chevron Corporation FedEx Corporation Honeywell Inc. International Paper Company XTRA Corporation	Commonwealth of Pennsylvania State of California, CalPERS University of Missouri U.S. Department of Defense, Defense Logistics Agency U.S. Department of State Yale University	Agilent Technologies, Inc. Cisco Systems, Inc. Ingram Micro Inc. JDS Uniphase Corporation Microsoft Corporation Xircom, Inc.	Bell South Corporation The Dun & Bradstreet Corporation iSite Networks Nextel Communications, Inc. Qwest Communications International Inc. SBC Communications Inc.	American Home Products Corporation Aventis Behring, LLC Blue Cross Blue Shield of Michigan Highmark Inc. Johnson & Johnson LSU Health Sciences Center

     Financial Services

      The Industry. The digital revolution is causing financial services organizations to rethink the way they do business. Consolidation and convergence are driving the industry toward change. New or spun-off Internet companies as well as existing entities with costly legacy processes and structures are looking to advanced technologies as a way of remaining competitive and flexible and creating additional revenue streams. We focus on delivering strategic, operational and technology services, including new, component-based business and technical architectures which leverage existing application systems and e-business strategies and development delivered through consumer and wholesale lines of business.

      Our Clients. Our clients in the financial services sector include banking, insurance, securities, real estate, hospitality and professional services institutions. We develop relationship account strategies for our top 25 clients which brings new intellectual capital, establishes relationships between our clients and our strategic alliance partners and builds specific value propositions for each client based on our clients’ specific needs.

      Sample Engagement. We assisted New York-based Metropolitan Life Insurance Co. in designing and developing an Internet-based, self-service benefits administration system and the technical infrastructure to support future growth, marketing programs and new product distribution. The objective was to provide MetLife’s customers with an on-line benefits enrollment system that would be provided free-of-charge with the purchase of a MetLife insurance product. We employed our proprietary industry-specific analysis, assessment and implementation approach and our World-Class Human Resources sm methodology. Using this process, we implemented a self-service system that provides MetLife’s small-business customers with a single, on-line system for employee benefits management. The system also helped MetLife to reduce administrative costs and promote customer retention by allowing its customers to save time and effort in adjusting employee data.

     Consumer and Industrial Markets

      The Industry. Our clients in consumer and industrial markets are seeking innovative solutions such as the creation of digital marketplaces, procurement portals and corporate exchanges that generate a rapid return on their investment and contribute to their growth, profitability and market competitiveness. We are advising our clients on capturing and assessing customer needs and buying pattern data to improve one-to-one marketing and capture additional marketshare. In addition, we develop and implement channel integration strategies, electronic storefronts, sales automation and call center solutions to help our clients better serve their customers. We focus on improving supply chain integration through e-procurement, collaborative planning, fulfillment, product data management and digital marketplace solutions. Finally, we are assisting several companies in increasing the productivity of their workforce through Internet-enabled employee self-service and human resource applications, web-based training and learning solutions, back office/front office integration, shared services and knowledge management.

      Our Clients. We work with both established brick and mortar companies, including their related Internet companies, and newer Internet companies that produce or distribute consumer and industrial products and services. We focus on four market sectors—consumer, industrial and automotive, chemical and energy, and transportation. We are working with clients in several vertical markets, including petroleum, industrial products, food, retail and transportation, to create digital marketplaces and trading exchanges that may connect buyers and sellers within each market. We also target clients interested in creative partnerships and pricing arrangements such as joint ventures, equity investments and revenue sharing.

      Sample Engagement. Sears, one of the world’s largest retailers with 845 full-line department stores and more than 2,000 specialty stores, recognized the opportunity to accelerate profit growth, increase its number of customers and improve customer loyalty by taking its retail formula to the Internet. Sears also recognized the opportunity to use the Internet to further enhance and personalize the customer experience by integrating its stores with its customer service, customer credit profiles, and its Internet presence. Sears realized that its Internet strategy could improve marketing effectiveness, as well as create more and deeper customer interactions, additional purchases, and increased retention.

      Sears engaged our company to demonstrate the specific ways in which we could integrate the customer touchpoints. To meet this objective, we devised a pilot program that included one-to-one marketing, campaign management, data analytics and the integration of Sears’ key retail channels such as Sears’ web site, call centers, online information centers in stores and service and delivery technicians that visit the home. The pilot design in joint development between Sears and our personnel includes a new web-based in-store kiosk, a retail web site designed to help customers find “solutions,” integrated campaign management and a customized call center to support the program. Customer data will be collected from all customer touchpoints and used for interactive marketing campaigns, thus combining the resources of stores, the web, call centers, and home service.

     Public Services

      The Industry. We assist public services organizations in developing improved administrative effectiveness and efficiency by implementing technology-based, integrated solutions to help manage their information and operations. Our public services clients are continuing to focus on operating more like businesses, striving to maximize value for every tax dollar and modernize government technology infrastructure. The Barents Group, a wholly-owned subsidiary which is part of our public services practice, is a leading provider of financial and economic advisory services to governments, corporations and financial institutions around the world.

      Our Clients. Our public services clients include federal government agencies, state and local governments and private and public higher education institutions. In our federal government practice area, we have developed long-standing relationships, which we define as lasting for five years or more, with at least ten federal agencies and departments and delivered process improvement, enterprise resource planning, and Internet integration solutions. Our largest clients include the military services and federal agencies. In the state and local government practice area, we provide systems integration services through technology solutions centered around the Internet, as well as a variety of business transformation services focused at the governor and state agency level. Current clients include the ten largest states by population. Our higher education practice provides enterprise wide systems implementation services to the nation’s research institutions, in addition to Internet-based customer relation management solutions focused on student administration. Barents Group clients include federal and international funding and grant organizations.

      In fiscal 1997, 1998 and 1999 and for the nine-month period ending March 31, 2000, our revenues from the United States federal government were $79.2 million, $139.2 million, $164.0 million and $221.8 million, respectively, representing 8.6%, 10.0%, 8.4% and 15.2% of our total revenues. A loss of all of our contracts with the United States federal government would have a material adverse effect on our business. While most of our government agency clients have the ability to unilaterally terminate their contracts, our relationships are generally not with political appointees and we have not typically experienced a loss of federal government business with a change of administration.

      Sample Engagement. We were engaged by the Bethesda, Maryland-based National Institutes of Health, or NIH, an organization within the U.S. Department of Health and Human Services, to integrate and make Internet accessible various existing data systems within its 26 separate, nationwide institutes and centers. NIH’s objective was to be able to capture and use its administrative data to improve its business performance. We helped the NIH to build a data warehouse and decision support system that is organized into six distinct data marts, which address personnel costs, travel, inventory management, budgeting and finance, procurement and workforce demographics. In partnership with NIH technologists, we integrated and web-enabled the diverse data repositories of the NIH, making it possible for more than 6,000 staff members to access and search the full breadth of NIH administrative data through a central system. This enables NIH personnel to more efficiently analyze information specific to their responsibilities.

     High Tech

      The Industry. In the high tech industry, speed of implementation is critical for both established growth companies and venture-backed start-ups who need an e-business infrastructure to accelerate their growth and performance. Companies in this sector are focused on new business models, such as new exchanges and marketplaces, and are redefining relationship management to encompass new customers, trading partners, channel integration and workforce interaction models.

      Our Clients. Our high-tech practice delivers e-business integration solutions to established market leaders in the global arena and fast growing e-business companies that increasingly require our infrastructure development tools. We work with companies that create and develop software and hardware products, as well as with new Internet companies. We assist our clients in responding effectively to the realities of a digital world by deploying teams that span strategy, design, branding, technology and integration. We work in the shortened time frames demanded by Internet commerce and deploy a partnership approach with our clients. Our clients are choosing us in competitive situations based on our ability to deliver complete, end-to-end integration scaled to the size of the enterprise.

      Sample Engagement. Ingram Micro, a large-scale Internet-based business-to-business distributor of technology products, engaged us to find ways to provide enhanced value to its business customers. We identified that Ingram Micro could accomplish its goal by creating a virtual supply chain, extending from suppliers to resellers and customers. The ability to rapidly implement a solution was also essential in this engagement. We created and launched two distinct websites for Ingram Micro in less than 90 days.

      The first site is entirely customized to Ingram Micro’s customers, allowing them to manage all of their business transactions over the Internet. Personalized pricing and product presentations are created for customers based on their past buying behavior, and they are able to view supplier inventories online, with the benefit of real-time price and product availability.

      With its second site, Ingram Micro effectively launched the web’s first online Internet-based business-to-business community for resellers, vendors and customers of technology products, allowing the distributor to become the mediator of virtual partnerships and business opportunities for its resellers. Today, Ingram Micro is one of the largest portal linking resellers and other vendors to customers via the Internet.

     Communications and Content

      The Industry. In the communications and content marketplace, clients are looking for services that support broadband access, value-added services, content management, network management and transaction-based commerce. The landscape in the communications and content marketplace is rapidly changing. Communications companies are moving into content and e-commerce, content providers are merging and deploying broadband solutions, and new competitors are emerging without legacy infrastructures. We work with our clients to help them formulate and implement e-business strategies to reduce operating costs and improve operational efficiencies and service levels and to create new revenue opportunities in new service markets.

      Our Clients. Our clients are companies providing the communications backbone to support growth in the networked economy, including the global and national telecommunication companies and carriers, wireless service providers, cable operators and emerging Internet protocol service providers. We also serve content companies that provide information services and entertainment to end users, including publishers, printers, advertisers, information service providers and broadcasters.

      Sample Engagement. SBC Communications is one of the world’s largest telecommunications firms providing a range of telecommunications products including wireless service for millions of customers in selected markets around the United States. Customer service is provided through call centers located in each of SBC’s major markets. We were engaged to develop a web-based reference tool to allow each of these call centers to have access to the most current customer and product information in order to provide rapid and precise service to its customers.

      After assessing the client’s current systems and processes, we developed a centralized database that can be instantly updated by each call center location through a web browser. We also automated the client’s content management processes ensuring that the most up-to-the minute information is available to the call center staff through the same web browser interface. This infrastructure can expand and adapt as the client’s customer service requirements change and allows the client to continue to maximize the advantages of a web-based customer management solution.

     Health Care

      The Industry. Our health care clients are seeking ways to reduce costs, improve customer relationships and enhance the quality of care. We provide e-business and health care business expertise and experience to enable health care organizations to capitalize on enterprise resource planning and Internet opportunities. We provide our health care clients with specialists in the provider, payor and life sciences segments. We transform their organizations and improve their business processes by implementing supply chain management, customer management, finance, human resources and e-business solutions to create efficiencies through virtual enterprises of electronically-linked business partners, such as health care virtual exchanges that link the supply chain of providers, payors and suppliers.

      Our Clients. Our health care clients include providers such as integrated delivery systems, academic medical centers, physician practice management companies, payors such as indemnity insurers, managed care insurers, and government payors, and life sciences companies such as pharmaceutical companies, biotechnology companies, medical device companies and distributors.

      Sample Engagement. Blue Cross Blue Shield of Michigan, facing the challenge of reducing costs while providing affordable, high quality medical care, engaged us to help identify ways to use the Internet to accomplish this goal. Specifically, we were asked to develop an Internet-focused business strategy directed toward improving core processes, reducing costs, improving customer service and gaining competitive advantage.

      To develop a strategy, we assessed the client’s existing technology infrastructure, business capabilities and requirements, and weighed this against a comprehensive analysis of marketplace opportunities and challenges. The resulting strategy recommendations included opportunities to use the Internet in both the near- and long-term to realize these business goals and to develop its distinct brand in the emerging, highly competitive, Internet-enabled health care marketplace.

Our Strategic Alliances

      We have created strategic alliances to enhance our ability to provide our clients with high value services and solutions. Our strategic alliances typically entail commitments regarding joint marketing, sales collaboration, training and solutions development. Each of these strategic alliances is described in detail below.

Cisco Systems

      In addition to Cisco’s equity investment in our company, we have established an alliance with Cisco to work together to define and deliver comprehensive Internet-based business solutions, called co-branded solutions, for enterprises that fall within our industry groups and for the market of local exchange carriers, regional bell operating companies, inter-exchange carriers and Internet service providers. These solutions combine Cisco’s world class networking technology with our industry knowledge and systems integration expertise to define the business process and technology deployment necessary for customers to effectively deploy Internet-based solutions. For the service provider market, we develop our own solutions to integrate business and operational support systems with the networking infrastructure necessary to deploy new Internet protocol-based services such as e-outsourcing or virtual private networks. For the enterprise customer, we offer co-branded solutions such as workforce optimization, Internet readiness assessment, supply chain integration, customer management and network deployment and operations that assist our clients in migrating their businesses to the Internet.

      In conjunction with the Cisco alliance agreement we have agreed to open six broadband solution centers. We have opened three broadband solution centers located in our facilities in Silicon Valley, California; Denver, Colorado and Tyson’s Corner, Virginia. We anticipate opening new centers in Liberty Corner, New Jersey and another in a location to be determined in the Asia Pacific region by the end of calendar year 2000. In addition, the United Kingdom KPMG International member firm anticipates opening a broadband solution center in London, England this calendar year. We believe these broadband solution centers provide us with a competitive advantage by providing state of the art equipment to develop, demonstrate and provide training on our solutions as well as enabling our clients to simulate how solutions will work in their specific environments prior to implementation on their systems. See “Our Arrangements with Cisco— The Alliance Agreement.”

FedEx

      We formed a strategic alliance with FedEx to market and deliver innovative, next generation supply chain and e-commerce solutions to large and medium-sized companies competing in the Internet-based, business to business global marketplace. As more companies adopt fast cycle distribution methods to gain competitive advantage, orchestrating the movement of a huge volume of information and thousands of packages per day from suppliers to end-users on a global scale requires unique e-business solutions. Our FedEx alliance represents a single source provider for companies seeking to revamp their supply chain planning and execution processes, connecting suppliers and manufacturers with their end customers.

     Oracle

      We have a longstanding relationship with Oracle Corporation in which we serve as a systems integrator for its application software and data base technology. We have implemented Oracle’s products for some of our largest multi-national clients. Employing our Rapid Return on Investment methodology, knows as R2ism, we built a set of templates which enables us to quickly implement Oracle’s applications. We have also served as an advisor to Oracle in the development and testing of its new products, including customer management, procurement and business intelligence software.

      The majority of our Oracle services contracts are bid and delivered solely by us. As part of our alliance we occasionally share revenues with Oracle in a contractor/subcontractor relationship on a project by project basis. For example, we may subcontract with Oracle to provide technical personnel to assist us in the implementation and performance tuning of its data base software. We are also a reseller of Oracle software, for which we receive fees in exchange for selling the software to a client. On occasion, Oracle has contracted with us to provide technical resources to assist them in product development, for which we have been paid fees by Oracle. We have no royalty arrangements or joint product ownership with Oracle.

     Qwest Communications

      Qwest Cyber.Solutions LLC, or QCS, is a joint venture between us and Qwest Communications International, Inc., a communications company. QCS provides its clients with the ability to rent core business management capabilities, including payroll systems or sales and marketing databases. QCS customers’ information is stored electronically on QCS’ secure network and computer systems, allowing QCS clients to use and access their business information as though it is on their own office computer systems. QCS clients therefore pay for software, hardware and technical maintenance services as they are needed instead of purchasing these business systems outright. QCS clients may rent additional software and services as the requirements of their businesses change. Qwest owns a 51% stake in the joint venture and we own 49%. QCS builds on the existing relationships that it has with SAP, Oracle, PeopleSoft and other industry-leading hardware and software providers as well our relationships with Cisco and Microsoft.

      We believe that QCS offers customers a broad set of vendor products through applications service provider services for finance, accounting, supply chain management, human resources, customer support and sales. The provision of these services is backed by the cost-effective delivery of the applications service provider, using Qwest data centers. Through these industry-leading data centers, which we call CyberCenterssm , QCS offers an advanced Internet protocol broadband network and a skilled work force of more than 500 certified applications specialists.

     SAP

      We became one of SAP’s first national “logo partners” in 1984, and in 1994, we became an international logo partner. The logo partnership is a non-exclusive agreement which authorizes us to offer SAP consulting, implementation, systems integration and support services to potential users worldwide. Our SAP consulting practice focuses on implementing SAP’s software applications for our clients. We bring business and industry expertise along with SAP’s software products to our projects, along with templates we have constructed to expedite the implementation. We have worked with SAP in the development and testing of some of its software applications, including data warehousing and electronic commerce.

      The majority of our SAP services contracts are bid and delivered solely by us. As part of our alliance, we occasionally share revenues with SAP in a contractor/subcontractor relationship on a project by project basis. We do not maintain reseller, royalty or fee-sharing agreements or a joint product ownership with SAP.

International Expansion

      Our U.S. operations are headquartered in McLean, Virginia. We have operations in North America, Latin America, Israel, Japan, New Zealand and South Korea. We also have long-standing working relationships with the consulting units of member firms of KPMG International. We are currently exploring international expansion opportunities, including potential acquisitions, with the local KPMG International member firms, including, among others, those in Australia, Bolivia, Brazil, the Dominican Republic, the Netherlands Antilles, Peru and Southeast Asia to acquire their consulting businesses to expand our international presence. We cannot assure you that we will reach an agreement with any of these firms or that any agreement we do reach will be on terms favorable to us. In addition, our plan is to extend and improve our capability to serve our clients in Europe. We have explored, on a preliminary basis, with a number of the KPMG International firms in Europe the possibility of acquiring their consulting businesses. We cannot assure you that we will reach any agreement with them or that the terms and conditions of any agreements would be favorable to us. See “Risk Factors— Risks that Relate To Our Financial Results and Our Lack of Experience in Managing a Public Company— We may have difficulty integrating or managing acquired businesses, which may harm our financial results or reputation in the marketplace and— Our growth is dependent in part on our ability to make strategic acquisitions, including the acquisitions of non-U.S. KPMG consulting practices, and we risk overpaying for acquired businesses.”

Employees and Our Culture

      The success of our enterprise is contingent upon our professionals working together as a collegial and collaborative team. We encourage all of our employees in a way that supports the values of our organization. The foundation of our culture is a commitment to the following values:

•	Focus—we are committed to the success of our clients.

•	Expertise—we are constantly mastering what we need to know and do in order to achieve the best possible results for our clients and employees.

•	Teamwork—we rapidly create and execute solutions as a high performance team.

Our personal ideals, integrity, learning, responsibility and collaboration form the foundation of our company and our approach.

      After the separation, we took steps to maintain our culture. Our managing directors, who are our most senior consultants, are a key to preserving our culture. Prior to the separation, these managing directors were the consulting partners of KPMG LLP. After this offering, these managing directors will hold approximately 7.4% of our outstanding common stock and will also hold a significant number of stock options. Apart from our managing directors, we recognize that preserving our culture requires our employees to have a stake in the success of our business. For that reason, we have granted stock options to 98% of our employees, including our clerical and administrative support staff.

      We work closely with our employees to develop and enhance the technical, professional and consulting skills required to be successful in our company. We invest in all of our professionals to expand their skill base through professional education. Our professionals are encouraged to have a minimum of 20 hours of continuing education each year and at least 120 hours every three years. In addition, employees stay abreast of technological advances and developments through a combination of on-the-job exposure to relevant technology, selected training programs, peer review and mentoring by senior personnel. We have career development programs that center on providing initial and ongoing training and performance feedback on a routine basis, and allocating assignments in accordance with an employee’s skills and career objectives. In addition, we allocate substantial resources to developing and continuously improving the project management abilities of our professionals. We believe that our emphasis on skilled project management strengthens our competitive position and enhances our ability to complete projects successfully and profitably.

      We have a company-wide performance review program, teamwork enhancement programs, and management and professional development courses. Our compensation package includes a competitive base salary, company and individual performance-driven incentive awards and a comprehensive benefits package. This package includes a broad-based incentive stock option program that enables virtually all of our professionals to participate in the future performance of our company.

      As of June 30, 2000, we had approximately 9,800 full-time employees, including approximately 8,700 professionals. Our employees are not represented by any labor union.

Sales and Marketing

      We have successfully implemented a direct sales force, which, in addition to our consultants, markets our services. Our sales force is organized and deployed in support of our industry-focused business model. As of June 30, 2000, we had approximately 200 direct sales personnel. Our sales organization is supported by a prospect database of large and medium-sized companies. Sales executives and consultants proactively establish contact with targeted prospects to identify potential sales opportunities and work to establish awareness and preference for our services. In addition, we identify opportunities through telemarketing, our alliance partners, seminars, direct mail, advertising and client referrals.

      Our professional sales force works in conjunction with our managing directors to develop new client relationships. Our client development effort is generally divided into two parts. First, we periodically establish an internal list of target accounts that we believe are promising avenues for new engagements. These targeted accounts may be existing clients where we are seeking to expand the working relationships, or they may be prospective clients that are deemed strategically important or likely to need our consulting skills. A sales executive and a managing director are assigned to each target account. Together, they assess the target account’s consulting needs and build the appropriate team to develop the relationship and perform the engagement services. All project proposals with estimated fees in excess of $500,000 require the approval of a second managing director, who is responsible for reviewing the project approach and the time and costs estimates. This second managing director review process is an important component of our internal risk management control system. Sales executives are compensated to a large extent on commissions, which are not paid to the sales executives until we have been engaged and paid by a client. This structure is designed to create incentives for our account sales executives to sell our services credibly and to monitor our clients’ satisfaction throughout the engagement.

      For client development efforts with prospective clients that are not on our target account lists, we assign a territory sales executive who is responsible for building awareness of our consulting skills. Once the territory sales executive has evaluated the potential consulting needs of a prospective client in this category, the territory sales executive works with a managing director to create an appropriate team to pursue the new business opportunity and develop an engagement proposal. Our internal review and commission policies for target accounts are the same for these accounts as well. As we expand our market coverage, we intend to increase the staffing levels of both dedicated account and territory sales executives.

      Our marketing staff, like our sales force, is organized in support of our industry-specific business model. Our marketing organization supports our business strategy through articles, publications, analyst meetings and conferences. We conduct market and competitive analysis, industry-specific business requirement definition, service development and life-cycle management. Our marketing helps position service offerings, creates awareness/ brand recognition, and manages alliance and analyst relations.

Competition

      We operate in a highly competitive and rapidly changing market and compete with a variety of organizations that offer services similar to those we offer. The market includes a variety of participants, including:

•	specialized e-business consulting firms;

•	systems consulting and implementation firms;

•	“Big 5” accounting and consulting firms;

•	application software firms providing implementation and modification services;

•	service groups of computer equipment companies;

•	outsourcing companies;

•	systems integration companies; and

•	general management consulting firms.

Some of our competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than we do. Our competitive landscape is experiencing rapid changes. For instance, one of the “Big 5” accounting and large consulting firms has sold, and others have indicated plans or proposals to divest, their consulting businesses or to seek capital in the public markets. These changes in our marketplace may create potentially larger and better capitalized competitors with enhanced abilities to attract and retain professionals. We also compete with our clients’ internal resources.

      A majority of our revenues is derived from global market leaders, Fortune 1000 companies, medium-sized companies, governmental organizations and other large enterprises. There are an increasing number of professional services firms seeking consulting engagements with these companies. We believe that the principal competitive factors in the consulting industry in which we operate include:

•	scope of services;

•	service delivery approach;

•	technical and industry expertise;

•	perceived value added;

•	objectivity of advice given;

•	focus on achieving results;

•	availability of appropriate resources; and

•	global reach.

      Our ability to compete also depends in part on several factors beyond our control, including the ability of our competitors to hire, retain and motivate skilled professionals, the price at which others offer comparable services and our competitors’ responsiveness. There is a significant risk that this increased competition will adversely affect our financial results in the future. See “Risk Factors — Risks that Relate to the Nature of our Business — The Internet and systems integration consulting markets are highly competitive and we may not be able to compete effectively.”

Intellectual Property

      Our success has resulted in part from our methodologies and other proprietary intellectual property rights. We rely upon a combination of nondisclosure and other contractual arrangements, trade secret, copyright and trademark laws to protect our proprietary rights and rights of third parties from whom we license intellectual property. We also enter into confidentiality and intellectual property agreements with our employees that limit the distribution of proprietary information. See “Risk Factors—Risks that Relate to The Nature of Our Business—We currently have only a limited ability to protect our important intellectual property rights.”

Our Internal Knowledge Management System

      Through our knowledge management system, our professionals collaborate globally and across markets, sharing insights. For instance, we maintain an accessible Intranet-based collection of resumes, proposals, qualifications, information methodologies, tools, best practices, deliverables and technological artifacts for reference as a basis for our future work. Through our global messaging system, public discussion forums and online collaborations, our consultants share information and knowledge from their own experiences and insights. We then apply our collective knowledge in developing new services and bringing proven solutions to our clients. Our knowledge management system reduces the cost of proposing for new work, improves the quality of our solutions, retains our intellectual capital, increases our ability to deliver services quickly and reduces the cost of our services to our clients.

Facilities

      Our headquarters are located in McLean, Virginia. These facilities have approximately 190,000 square feet of office space. We will sublease our portion of this facility from KPMG LLP. We also use approximately 1.5 million square feet of office space in approximately 110 locations throughout the United States which we sublease from KPMG LLP. Most of this space is shared with KPMG LLP, although we have approximately 35 facilities that we occupy exclusively. Some of the spaces we occupy exclusively are used for specific client contracts or development activities while administrative personnel and consultants use others. In addition, we have approximately 30 locations in Latin America, Canada, Israel, Japan, New Zealand and South Korea with approximately 215,000 additional square feet. We also share some of this space with the local KPMG International member firms. We believe that our facilities are adequate to meet our needs for approximately the next 12 months.

Legal Proceedings

      We are from time to time the subject of lawsuits and other claims and regulatory proceedings arising in the ordinary course of our business. We do not expect that any of these matters, individually or in the aggregate, will have a material impact on our financial condition or results of operations.

MANAGEMENT

Directors, Executive Officers and Other Key Employees

      Our board of directors currently consists of eleven members. Seven of our current directors are partners of KPMG LLP (Stephen G. Butler, Robert W. Alspaugh, Joseph E. Heintz, John T. Lanning, Eugene D. O’Kelly, Michael J. Regan, and J. Terry Strange), one of our directors is an executive officer of our company (Randolph C. Blazer), one of our directors was an executive officer of our company but resigned as an officer effective April 17, 2000 (Roderick C. McGeary), and two of our directors are representatives of Cisco (Douglas C. Allred and Kevin A. DeNuccio). Mr. Allred and Mr. DeNuccio are serving pursuant to the terms of the investor rights agreement entered into by our company, KPMG LLP and Cisco relating to Cisco’s purchase of our Series A Preferred Stock. Mr. Butler, the chairman of KPMG LLP, currently serves as the chairman of our board of directors. When we close this offering, all of the KPMG LLP representatives will resign as directors of our company and will be replaced by a new board of directors as set forth below.

      The following is a list of our directors, executive officers and other key employees, along with their ages and their titles, immediately following the closing of this offering:

Name	Age	Title

Randolph C. Blazer	50	Chief Executive Officer, President and Chairman of the Board of Directors

Michael J. Donahue	41	Group Executive Vice President and Chief Operating Officer

Bradley J. Schwartz	42	Group Executive Vice President, Worldwide Client Service, Communications and Content

David W. Black	38	Executive Vice President, General Counsel and Secretary

Robert C. Lamb, Jr.	45	Executive Vice President and Chief Financial Officer

Nathan H. Peck, Jr.	46	Executive Vice President and Chief Administrative Officer

Paul Ciandrini	43	Executive Vice President, High Tech

S. Daniel Johnson	52	Executive Vice President, Public Services

William M. McGee	51	Executive Vice President, Financial Services

Linda E. Rebrovick	44	Executive Vice President, Health Care

Thomas G. Wilde	41	Executive Vice President, Consumer and Industrial Markets

Douglas C. Allred	49	Director

Kevin A. DeNuccio	41	Director

Roderick C. McGeary	49	Director

      Immediately following the closing of this offering, we expect to add        directors who are neither employees of our company nor affiliated with KPMG LLP.

     Directors and Executive Officers

      Randolph C. Blazer is Chief Executive Officer, President and, as of the closing of this offering, Chairman of the Board of Directors, of our company. Mr. Blazer has served as Chief Executive Officer and President since August 1999, sharing these duties with Mr. McGeary during the period from August 1999 until April 2000. From January 1997 to August 1999, Mr. Blazer served as Co-Vice Chairman– Consulting for KPMG LLP. From 1991 to January 1997, Mr. Blazer was the partner in charge of the federal services practice within the Public Services group of KPMG LLP’s consulting business. Mr. Blazer received his Bachelor of Arts degree in economics from Western Maryland College and his Masters in Business Management degree from The University of Kentucky.

      Michael J. Donahue is Group Executive Vice President and Chief Operating Officer of our company and has served in this capacity since April 2000. From February 1997 until March 2000, Mr. Donahue served as Managing Partner, Solutions, where he oversaw all products and solutions for our company. From 1996 until

1998, Mr. Donahue directed KPMG LLP’s global PeopleSoft consulting practice. Mr. Donahue received his Bachelor of Arts cum laude from the University of Pennsylvania and completed the International Management program at the Wharton School at the University of Pennsylvania.

      Bradley J. Schwartz is Group Executive Vice President, Worldwide Client Service, of our company and has served in this capacity since March 2000. He also serves as the leader of our Communications and Content practice, a position he has held since 1997. Prior to joining KPMG LLP as a partner in September 1996, Mr. Schwartz worked at Oracle Corporation, a software and information management company, where he was a Regional Vice President delivering solutions in custom development, applications implementation, Internet services, electronic commerce and data warehouse implementation from September 1995 to September 1996. Prior to September 1995, Mr. Schwartz served as Executive Vice President for CTA Incorporated, an information technology company, and President and Chief Operating Officer for its subsidiary, CTA Launch Services Corporation. Mr. Schwartz received his Bachelor of Science with honors from Duke University and his Masters of Business Administration from Rensselaer Polytechnic Institute.

      David W. Black is Executive Vice President, General Counsel and Secretary of our company and has served in these capacities since April 17, 2000. From May 1995 until joining our company, Mr. Black was Executive Vice President, Secretary and General Counsel of Affiliated Computer Services, Inc., an information technology services company, where he also served as a director. During this time, Mr. Black was responsible for the legal affairs of Affiliated Computer Services, including corporate governance and compliance issues, legal risk management, state and federal government lobbying and political action committee administration, customer and vendor contract analysis and review, and management and strategy for litigation and other dispute resolution efforts. Prior to joining Affiliated Computer Services, Mr. Black was engaged in private practice for nine years as an attorney and a partner in a regional law firm in Dallas, Texas. Mr. Black received his Bachelor of Business Administration from the Baylor University School of Business and his Juris Doctorate from the Baylor University School of Law.

      Robert C. Lamb, Jr. is Executive Vice President and Chief Financial Officer of our company and has served in this capacity since June 2000. Prior to joining our company, Mr. Lamb held a variety of management positions within FleetBoston Financial, a diversified financial services company. Mr. Lamb joined Fleet’s data processing subsidiary as controller in 1986 and was named controller of Fleet Services Corporation in 1988. He was appointed controller of another affiliate, Fleet Credit Corporation, in 1990 and became a vice president of that facility the following year. In 1991, Mr. Lamb transferred to Fleet’s asset management and collections company, RECOLL Management Corporation, as senior vice president and chief financial officer. In 1992, Mr. Lamb assumed responsibility for Fleet’s newly created Corporate Accounting Operations to centralize and streamline financial operations across the corporation. In 1993, Mr. Lamb was named corporate controller with responsibility for managing the corporate accounting division including financial accounting and reporting, financial operations, accounting policy and subsidiary accounting. Prior to joining Fleet, Mr. Lamb was a manager in the Washington, D.C. office of Peat Marwick, Mitchell & Co., and served as a Captain in the United States Army. A graduate of the United States Military Academy at West Point with a Bachelor of Science degree in engineering, Mr. Lamb also holds a Masters of Business Administration from Long Island University.

      Nathan H. Peck, Jr. is Executive Vice President and Chief Administrative Officer of our company. Mr. Peck has served in these capacities since January 2000. Mr. Peck also served on an interim basis as our acting Chief Financial Officer from January to June 2000 while we were searching for a candidate to serve as our Chief Financial Officer on a permanent basis. From June 1999 to January 2000, Mr. Peck was Chief Administrative Officer of the consulting business of KPMG LLP. From July 1997 to June 1999, Mr. Peck was co-practice leader for the Financial Services consulting practice in KPMG LLP’s consulting business. From May 1995 to July 1997, Mr. Peck was the segment leader of the banking segment within the Financial Services consulting practice. Mr. Peck received his Bachelor of Arts cum laude and Masters of Business Administration with distinction from Cornell University.

      Douglas C. Allred is a director of our company. Mr. Allred is currently the Senior Vice President Customer Advocacy, Worldwide Systems, Support and Services for Cisco, a data networking company, and has served in this position since 1996. Mr. Allred served as Cisco’s Vice President of Customer Advocacy from 1991 until 1996. Prior to joining Cisco, Mr. Allred was Vice President of worldwide support for Oracle Corporation. Mr. Allred currently serves as a director of Medibuy Com, Inc., an Internet healthcare company, and Saba Software, Inc., a software and Internet-based service provider company. Mr. Allred received his Bachelor of Science from Washington State University.

      Kevin A. DeNuccio is a director of our company. Mr. DeNuccio is currently the Senior Vice President of Worldwide Service Provider Operations for Cisco, a data networking company, and has served in this position since January 2000. Mr. DeNuccio was Vice President of Service Provider Sales from May 1997 until January 2000, and he was Vice President for Cisco’s Worldwide Field Operations from August 1996 to May 1997. He joined Cisco in August 1995 as a Vice President of volume markets. Prior to joining Cisco, Mr. DeNuccio was the founder, President and Chief Executive Officer of Bell Atlantic Network Integration, a network integration company, and he held senior management positions at Unisys Corporation, an information services and technology company, and Wang Laboratories, an information technology company. Mr. DeNuccio is also currently a director of Netpliance, Inc., an Internet applications and service provider company. Mr. DeNuccio received his Bachelor of Science in finance from Northeastern University and his Masters of Business Administration from Columbia University.

      Roderick C. McGeary is a director of our company. Mr. McGeary is currently the chief executive officer of Brience, Inc., a wireless and broadband company. From August 1999 until April 2000, Mr. McGeary served as Co-Chief Executive Officer and Co-President of our company. In April 2000, Mr. McGeary resigned as Co-Chief Executive Officer and Co-President of our company and served as a managing director of KPMG Consulting, LLC through June 30, 2000. From April 2000 through June 30, 2000, Mr. McGeary served as the chief executive officer of Brience on a non-compensated basis. From January 1997 to August 1999, Mr. McGeary served as Co-Vice Chairman–Consulting for KPMG LLP. From 1994 through 1996, he headed the west coast systems business for KPMG LLP. Prior to 1994, Mr. McGeary served in a number of positions for KPMG LLP as a consulting partner and as an assurance partner. Mr. McGeary currently serves as a director of DigitalThink, Inc., an education company. Mr. McGeary is a Certified Public Accountant and received his Bachelor of Science degree from Lehigh University.

     Other Key Employees

      Paul Ciandrini is the Executive Vice President of our company’s High Tech practice, a position he has held since April 2000. From July 1993 to April 2000, Mr. Ciandrini served as director, partner and partner in charge of business development for KPMG LLP and our company. Prior to joining KPMG LLP, Mr. Ciandrini served as National Sales Director and Vice President of Marketing for Walker Interactive Systems, Inc., a software company. Mr. Ciandrini received his Bachelor of Science and his Masters of Business Administration from Rutgers University.

      S. Daniel Johnson is the Executive Vice President of our company’s Public Services practice, a position he has held since January, 1997. From January 1997 to July 1999, he additionally served as practice leader for the Federal Government segment within the Public Services business unit. Mr. Johnson joined KPMG LLP in 1975 as a consultant and became a partner of KPMG LLP in 1983. He received his Bachelor of Science from the Untied States Naval Academy and his Masters of Science from George Washington University.

      William M. McGee is the Executive Vice President of our company’s Financial Services practice, a position he has held since 1995 when he re-joined KPMG LLP. Mr. McGee originally joined KPMG in 1977. Since that time he has held partner level positions and practice leadership positions with KPMG LLP, Price Waterhouse LLP and First Manhattan Consulting Group, a management consulting group. Before becoming a consultant, Mr. McGee was in charge of business planning and the correspondent banking business for a large Midwestern bank. Mr. McGee received his Bachelor of Science degree from Mississippi State University and his Masters of Business Administration from Pace University. He also holds a Certificate in Management Accounting.

      Linda E. Rebrovick is the Executive Vice President of our company’s Health Care practice, a position she has held since 1997. From 1995 until 1997, Ms. Rebrovick was the Partner-in-Charge of KPMG LLP’s

Southeast Region Consulting Practice, and prior to joining KPMG LLP she spent 16 years at IBM, a diversified information technology company, where she held various management positions. Ms. Rebrovick has been a member of the KPMG LLP Board of Directors and Chairman of the KPMG LLP Board Process and Evaluation Committee since 1997. Ms. Rebrovick received her Bachelor of Science with honors from Auburn University.

      Thomas G. Wilde is the Executive Vice President of our company’s Consumer and Industrial Markets practice, a position he has held since 1997. From 1993 to 1997, Mr. Wilde led the federal systems integration and assurance solutions group. Mr. Wilde joined KPMG LLP in 1984 as a consultant and was elected partner in 1993. Prior to joining our company, Mr. Wilde served as Senior Operations Engineer at General Dynamics Corporation, a business aviation, information systems and combat systems company. Mr. Wilde received his Bachelor of Science from the State University of New York at Buffalo and his Masters of Business Administration from Rensselaer Polytechnic Institute.

Board of Directors

      The number of directors on our board is currently fixed at eleven. Pursuant to our certificate of incorporation and bylaws, the board of directors is divided into three classes serving staggered three-year terms. After this offering, our Class I directors, whose terms expire at the annual meeting to be held in calendar year 2001, will be comprised of           ,  and           . Our Class II directors, whose terms expire at the annual meeting to be held in calendar year 2002, will be comprised of           ,           ,           and           . Our Class III directors, whose terms expire at the annual meeting to be held in calendar year 2003, will be comprised of           ,           ,           and           . At each annual meeting of our stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring. All of our officers serve at the discretion of our board of directors. There are no family relationships among any of our directors and executive officers. See “Description of Capital Stock—Common Stock.”

      Our board of directors has three committees: the executive committee, the audit committee and the compensation committee. The executive committee, whose members will include Mr. Blazer,           ,           , and           is authorized to exercise, between meetings of our board, all of the powers and authority of our board of directors, except as may be limited by applicable law. The audit committee, whose members will include           ,           ,           and           reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our internal control functions. The audit committee consists of directors who are neither officers, employees nor affiliates of KPMG LLP or us. The audit committee operates under an audit committee charter, a copy of which is attached as an exhibit to this registration statement. The audit committee charter is designed to provide for the effective oversight of our financial reporting process. The audit committee charter specifies:

•	the scope of the audit committee’s responsibilities;

•	the ultimate accountability of the outside auditor to the board and audit committee;

•	the responsibility of the audit committee and board for selection, evaluation and, where appropriate, the replacement of the outside auditor; and

•	the audit committee’s role in monitoring internal control systems, relationships with external and internal auditors and financial compliance issues.

      The compensation committee reviews and approves all compensation, including incentive compensation, for our executive officers and administers our 2000 Long-Term Incentive Plan. The compensation committee will consist of           ,           , and           . From time to time, our board may establish other committees to facilitate the management of our business.

Director Compensation

      Directors who are also our employees will not receive additional compensation for serving as directors. Each director who is not an employee of our company or any subsidiary of our company, will receive an annual fee of $24,000 plus an additional fee of $1,000 for each board of directors or board committee meeting such director attends. On January 31, 2000, each non-employee director was granted, and each new non-employee director will automatically be granted on the date the director is first elected or first begins to serve as a director, a non-qualified option to purchase 40,000 shares of our common stock at an option exercise price per share equal to 100% of the fair market value of our common stock on the date of the grant. Each of these options becomes exercisable one year following its date of grant. In addition, each director who is not an employee of our company will automatically be granted on the date of each annual meeting of stockholders held after 2000, non-qualified options to purchase 10,000 shares of our common stock at an option exercise price per share equal to 100% of the fair market value of a share of our common stock on the date of grant. Each of these options becomes exercisable on the day preceding the day of the next annual meeting of our stockholders following its date of grant. In the sole discretion of the compensation committee, these non-employee directors may be granted additional non-qualified options to purchase additional shares of our common stock.

Executive Compensation

      The following table summarizes the compensation we paid or accrued for services rendered during the last three fiscal years for our Chief Executive Officer and our four other most highly compensated executive officers:

Summary Compensation Table

					Long-term
					Compensation

		Annual Compensation			Securities
	Fiscal				Underlying	All Other
Name and Principal Position	Year	Salary($)(1)		Bonus($)(1)	Options(#)	Compensation($)(2)

Randolph C. Blazer	2000	$2,806,133		$600,000	350,000	—
Chief Executive Officer and	1999	1,695,673		1,300,000	0	—
President	1998	958,513		600,000

Michael J. Donahue	2000	2,244,730		150,000	200,000	2,400
Group Executive Vice President	1999	1,242,544		700,000	0	—
and Chief Operating Officer	1998	758,475		250,000

Bradley J. Schwartz	2000	2,244,730		500,000	250,000	2,400
Group Executive Vice President,	1999	1,016,192		1,000,000	0	—
Worldwide Client Service,	1998	591,776		250,000
Communications and Content

David W. Black	2000	104,167	(3)	0	60,000
Executive Vice President, General
Counsel and Secretary

Nathan H. Peck, Jr.(4)	2000	1,907,255		400,000	150,000	2,400
Executive Vice President,	1999	1,072,674		400,000	0	—
Chief Administrative Officer	1998	691,795		150,000

Roderick C. McGeary	2000	2,806,133		—	0 (5)	—
Former Co-Chief Executive Officer	1999	1,695,673		1,300,000	0	—
and Co-President(5)	1998	958,513		600,000

(1)	Fiscal year 2000 compensation for the twelve month period ended June 30, 2000 set forth in the summary table reflects two components. For the first seven months of fiscal 2000, Messrs. Blazer, Donahue, Schwartz, Peck and McGeary held a partnership interest in KPMG LLP and each of these executive officers were allocated a share of the partnership’s earnings. Following the separation of our company from KPMG LLP as of January 31, 2000, for the last five months of fiscal 2000, each of these executive officers received compensation as an employee of our company. As a result, the amount received by these individuals as their respective shares of the profits of KPMG LLP during the first seven months is not comparable to their compensation as employees. This corporate compensation is comprised of a fixed salary amount, a targeted bonus percentage based on company performance and an individual performance-based bonus. For fiscal year 2001, the base salaries of Messrs. Blazer, Donahue, Schwartz, Black and Peck will be $1,000,000, $800,000, $800,000, $480,000 and $720,000 respectively.

(2)	Reflects contributions by our company on behalf of the individual under our 401(k) plan.

(3)	Mr. Black’s compensation for fiscal year 2000 reflects his compensation for the period from April 17, 2000 (when he commenced employment with our company) to June 30, 2000, which equals $500,000 on an annualized basis.

(4)	Mr. Peck resigned as the Acting Chief Financial Officer of our company on June 26, 2000, at which time Mr. Lamb was appointed the Chief Financial Officer of our company.

(5)	Mr. McGeary resigned as Co-Chief Executive Officer and Co-President of our company in April 2000. Mr. McGeary forfeited the 350,000 options granted to him when he resigned from our company.

Option Grants in Last Fiscal Year

      The following table sets forth each grant of stock options during fiscal 2000 to each of the named executive officers. The options listed in the table have a term of ten years and vest as described in the notes to the table.

	Individual Grants

	Number of	% of Total Options	Exercise or
	Securities Underlying	Granted to Employees	Base Price	Expiration
Name	Options Granted(1)	in Fiscal Year	($/Share)	Date

Randolph C. Blazer	350,000	.008	11	1/30/10

Michael J. Donahue	200,000	.005	11	1/30/10

Bradley J. Schwartz	250,000	.006	11	1/30/10

David W. Black	60,000	.001	11	4/16/10

Nathan H. Peck, Jr.	150,000	.004	11	1/30/10

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Potential Realizable Value
	at Assumed Annual Rates
	of Stock Price Appreciation
	for Option Term

Name	5%	10%

Randolph C. Blazer	$2,421,244	$6,135,908

Michael J. Donahue	1,383,568	3,506,233

Bradley J. Schwartz	1,729,460	4,382,792

David W. Black	415,070	1,051,870

Nathan H. Peck, Jr.	1,037,676	2,629,675

(1)	The options for Messrs. Blazer, Donahue, Schwartz and Peck were granted on January 31, 2000 and become exercisable to the extent of one-fourth of the grant on January 31, 2001, January 31, 2002, January 31, 2003 and January 31, 2004, respectively. The options granted to Mr. Black were granted on April 17, 2000 and become exercisable to the extent of one-fourth of the grant on April 17, 2001, April 17, 2002, April 17, 2003 and April 17, 2004, respectively.

Exercises of Stock Options

      The following table shows aggregate exercises of options to purchase our common stock and the number and value of securities underlying unexercised options that are held by the named executive officers as of June 30, 2000. The value of unexercised in-the-money options at 2000 fiscal year end has been calculated on the basis of the initial public offering price of $7.75 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options.

Number of
			Securities Underlying	Value of Unexercised
			Unexercised Options	In-the-Money Options
			at June 30, 2000(#)(1)	at June 30, 2000($)
	Shares Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Randolph C. Blazer	—	$—	0/350,000	$0/0

Michael J. Donahue	—	—	0/200,000	0/0

Bradley J. Schwartz	—	—	0/250,000	0/0

David W. Black	—	—	0/60,000	0/0

Nathan H. Peck, Jr.	—	—	0/150,000	0/0

Noncompetition Agreements; Stock Transfer Agreements

      Our executive officers, along with our other managing directors, have agreed to non-competition arrangements and certain limitations on the ability to transfer the shares of our common stock they received as a part of the separation. These arrangements are described in the section of this prospectus entitled “Our Arrangements with KPMG LLP—Member Distribution Agreements.”

2000 Long-Term Incentive Plan

      The following description of our 2000 Long-Term Incentive Plan, which we call our equity incentive plan, is not complete and is qualified by reference to the full text of the equity incentive plan, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

      The primary purposes of our equity incentive plan are to:

•	align the interests of our company’s stockholders and the recipients of awards under our equity incentive plan by providing a means to increase the proprietary interest of these recipients in our company’s growth and success;

•	advance the interests of our company by increasing our ability to attract and retain highly competent officers, other employees and non-employee directors; and

•	motivate the officers, other employees and non-employee directors of our company to act in the long-term best interests of our company and our stockholders.

     Types of Awards

      Under our equity incentive plan, participants may receive non-qualified stock options, incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, stock appreciation rights, restricted stock, bonus stock and performance share awards, as discussed in greater detail below. The compensation committee of our board of directors will administer the equity incentive plan and approve the type or types of awards to be made to each participant. Awards may be granted individually, in combination or in tandem. As of March 31, 2000, the only awards granted are nonqualified stock options.

     Eligibility

      Any employee of our company or any subsidiary of our company will be eligible to receive one or more awards under our equity incentive plan. Any director of our company who is not employed by our company or any subsidiary of our company will be eligible to receive nonqualified stock options under our equity incentive plan. In addition, the compensation committee may grant awards to eligible persons who are subject to the laws of foreign countries or jurisdictions on terms and conditions different from those specified in our equity incentive plan if in the judgment of the compensation committee these differences are necessary or desirable to foster and promote the purposes of the equity incentive plan.

     Available Shares

      A total of 80,000,000 shares of common stock are available under our equity incentive plan, subject to adjustment as described below. As of March 31, 2000, options to purchase approximately 41.0 million shares of our common stock were outstanding. The aggregate number of shares of common stock available pursuant to all restricted stock, bonus stock and performance share awards may not exceed 2,000,000 of the 80,000,000 shares. Shares available under our equity incentive plan may either be authorized but unissued shares of common stock or authorized and issued shares of common stock held in our company’s treasury.

      The compensation committee has the authority to adjust the terms of any outstanding award, the maximum number of shares of common stock issuable under our equity incentive plan, the maximum number of shares of common stock available for stock awards and performance share awards and the number of shares of common stock subject to each option to be granted to non-employee directors for any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event or any distribution to holders of common stock other than a regular cash dividend.

     Administration

      Our equity incentive plan will be administered by the compensation committee, which, following this offering, may consist of not less than two directors who are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

      The compensation committee will have the authority to select eligible officers and other employees who will receive awards. The compensation committee also will determine all of the terms and conditions of each award. In addition, options will be automatically granted to non-employee directors, and the compensation committee will have the authority to grant additional options to one or more non-employee directors. Each award will be evidenced by a written agreement containing provisions not inconsistent with our equity incentive plan. The compensation committee will also have the authority to prescribe rules and regulations for administering our equity incentive plan, to decide questions of interpretation or application of any provision of our equity incentive plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. Except with respect to grants to our directors and executive officers, the compensation committee may delegate some or all of its power and authority to administer our equity incentive plan to the Chief Executive Officer or other executive officers of our company.

     Change in Control

      In the event:

•	of a sale or transfer of all or substantially all of the assets of our company;

•	of a merger, consolidation or reorganization of our company (unless our company is the surviving corporation and, after giving effect to such transaction, our company’s stockholders will own at least 50% of the stock of our company or a number of shares of our company’s stock having the power to elect a majority of the board of directors);

•	of a change in a majority of the board of directors (unless the new directors were nominated by the incumbent directors); or

•	any person other than KPMG LLP or its affiliates acquires beneficial ownership of 30% or more of the stock of our company generally entitled to vote on the election of directors:

      then the following events will occur:

•	all outstanding options and stock appreciation rights will be exercisable in full;

•	all other awards will vest; and

•	each option, stock appreciation right and other award will represent the right to acquire the appropriate number of shares of our common stock or the appropriate amount of cash or other consideration received in the merger or similar transaction.

     Payment and Transfer of Awards

      Payment of awards may be in the form of cash, shares of our common stock, other awards or combinations of the foregoing as the compensation committee shall determine at the time of the grant, and with any additional restrictions that the compensation committee may impose.

      Awards granted under our equity incentive plan will not be transferable other than:

•	by will or the laws of descent and distribution;

•	pursuant to beneficiary designation procedures approved by our company; or

•	to other persons or entities as may be specified by the compensation committee in the agreement relating to an award.

Based on regulations issued by the United States Department of the Treasury, compensation under our equity incentive plan is not expected to be subject to the $1 million deduction limit under Section 162(m) of the Internal Revenue Code until the first meeting of stockholders of the company at which directors are elected which is held after December 31, 2003 unless we materially modify our equity incentive plan before that date.

Effective Date, Termination and Amendment

      Our equity incentive plan became effective as of January 31, 2000 and will terminate on January 31, 2010, unless our board of directors terminates it earlier. Our board of directors may amend our equity incentive plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation; provided that any amendment that would, among other things, increase the maximum number of shares of common stock available under our equity incentive plan or extend the term of our equity incentive plan requires the approval of our stockholders.

Stock Options

      A stock option represents a right to purchase a specified number of shares of common stock during a specified period as determined by the compensation committee. A stock option may be in the form of an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code or a nonqualified stock option which does not meet such qualifications. The purchase price per share under each stock option will be determined by the compensation committee, but cannot be less than 100% of the fair market value of a share of common stock on the date the option is granted. The price at which shares can be purchased under a stock option must be paid in full by the holder of the stock option at the time of exercise in cash or pursuant to another method permitted by the compensation committee, including tendering (or attesting to ownership of) shares of previously owned common stock, third-party exercise transactions or any combination of these methods. “Fair market value,” for all purposes of our equity incentive plan, means the average of the closing bid and ask prices on the Nasdaq National Market on the day as of which this value is being determined or, if there is no reported transaction for that day, on the next preceding day for which a transaction was reported; provided, however, that if the common stock is not traded on the Nasdaq National Market, fair market value may be determined by the compensation committee by whatever means or method as the compensation committee, in the good faith exercise of its discretion, shall deem appropriate. All the terms relating to the exercise, cancellation or other disposition of a stock option upon termination of employment with our company of the holder of the stock option, whether by reason of disability, retirement, death or any other reason, will be specified by the compensation committee in the agreement relating to the stock option, but incentive stock options are subject to certain limitations described below.

Incentive Stock Options

      No incentive stock option will be exercisable more than ten years after its date of grant, unless the recipient of the incentive stock option owns greater than ten percent of the voting power of all shares of capital stock of our company (a “ten percent holder”), in which case the option will be exercisable for no more than five years after its date of grant. Also, if the recipient of the incentive stock option is a ten percent holder, the option exercise price will be not less than the price required by the Internal Revenue Code, which currently is 110% of fair market value of a share of common stock on the date the option is granted.

      In the event of a termination of employment by reason of permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code), each incentive stock option will be exercisable to the extent set forth in the agreement relating to the incentive stock option until the earlier of the end of the period, if any, set forth in the agreement and one year after the termination, but in no event after the expiration of the incentive stock option. In the event of a termination of employment by reason of death, an incentive stock option will be exercisable to the extent set forth in the agreement relating to the incentive stock option until the end of the period set forth in the agreement, but in no event after the expiration of the incentive stock option. In the event of a termination of employment for any other reason, an incentive stock option will be exercisable to the extent set forth in the agreement relating to the incentive stock option until the earlier of the end of the period, if any, set forth in the agreement and three months after the termination, but in no event after the expiration of the incentive stock option.

Stock Appreciation Rights

      A stock appreciation right generally represents a right to receive (subject to withholding taxes) a payment, in cash and/ or shares or a combination of the foregoing, equal to the excess of the fair market value of a specified number of shares of our common stock (which may be restricted stock) on the date the stock appreciation right is exercised over the base price of the stock appreciation right. The base price of an stock appreciation right will be determined by the compensation committee, but will not be less than 100% of the fair market value of a share of common stock on the date of the grant. The base price of a stock appreciation right granted in tandem with an option will be the exercise price of the related option. All the terms relating to the exercise, cancellation or other disposition of a stock appreciation right upon a termination of employment with our company of the holder of the stock appreciation right, whether by reason of disability, retirement, death or any other reason, will be specified by the compensation committee in the agreement relating to the stock appreciation right.

Non-Employee Director Options

      Each director who is not an employee of our company or any subsidiary of our company and is automatically granted, on the date the director is first elected or first begins to serve, a non-qualified option to purchase 40,000 shares of our common stock at an option exercise price per share equal to 100% of the fair market value of a share of our common stock on the date of the grant. These options are fully exercisable one year from the date of grant and expire ten years after the date of grant. In addition, each of these non-employee directors will automatically be granted, on the date of each annual meeting of stockholders held after the meeting held in the year 2000, non-qualified options to purchase 10,000 shares of our common stock at an option exercise price per share equal to the fair market value of a share of our common stock on the date of grant. These options will become fully exercisable on the day preceding the next annual meeting of stockholders following the date of grant and will expire ten years after the date of grant.

      If a non-employee director ceases to be a director for any reason, the director’s options will be exercisable only to the extent exercisable on the date the non-employee director ceases to be a director and may be exercised for a period of one year thereafter in the case of termination as a result of disability or death or for a period of three months thereafter in the case of termination as a result of any other reason, including, retirement on or after age 65. In no event may the option be exercised after the original date of expiration of the option. In the event a non-employee director dies during the period of exercisability of the director’s options, after ceasing to be a director, each option can be exercised for a period of one year from the date of death, but in no event after the original date of expiration of the option.

      The compensation committee, in its sole discretion, may grant additional non-qualified options, called discretionary director options, to purchase shares of our common stock to any or all of the directors who are not employees of our company or any subsidiary of our company. The number of shares of our common stock subject to a discretionary director option shall be determined by the compensation committee and the purchase price per share of our common stock purchasable upon exercise of the discretionary director option shall be determined by the compensation committee, but shall not be less than 100% of the fair market value of a share of common stock on the date of grant. The period during which a discretionary director option may be exercised, the time or times at which the option becomes exercisable, the condition or conditions upon which the option becomes exercisable and the other terms of the option, including the terms relating to the exercise, cancellation or other disposition of the option upon a termination of service as a director of our company of the recipient of the option, whether by reason of disability, retirement, death or any other reason, will be determined by the compensation committee.

Bonus Stock and Restricted Stock Awards

      Our equity incentive plan provides for the grant of bonus stock awards, which are vested upon grant, and stock awards which may be subject to a restriction period. An award of restricted stock may be subject to specified performance measures for the applicable restriction period. Shares of restricted stock will be non-transferable and subject to forfeiture if the holder does not remain continuously in the employment of our company or its subsidiaries during the restriction period or, if the restricted stock is subject to performance measures, if these performance measures are not attained during the restriction period. All the terms relating to the satisfaction of performance measures and the termination of the restriction period, or any forfeiture and cancellation of restricted stock upon a termination of employment with our company, whether by reason of disability, retirement, death or any other reason, will be determined by the compensation committee. Unless otherwise determined by the compensation committee, the holder of a restricted stock award will have rights as a stockholder of our company, including the right to vote and receive dividends with respect to the shares of restricted stock.

Performance Share Awards

      Our equity incentive plan also provides for the grant of performance shares. Each performance share is a right to receive one share of our common stock, which may be restricted stock, or the fair market value of the performance share in cash, contingent upon the attainment of performance measures within a specified performance period. Before the settlement of a performance share award in shares of our common stock, the holder of the award will have no rights as a stockholder of our company with respect to the shares of our common stock subject to the award. Performance shares will be non-transferable and subject to forfeiture if the performance measures are not attained during the performance period. All the terms relating to the satisfaction of performance measures and the termination of the performance period relating to a performance share, or any forfeiture and cancellation of the performance share upon a termination of employment with the company, whether by reason of disability, retirement, death or any other reason, will be determined by the compensation committee.

Performance Goals

      Under our equity incentive plan, the vesting or payment of performance share awards and the vesting of some awards of restricted stock will be subject to the satisfaction of performance goals. The performance goals applicable to a particular award will be determined by the compensation committee at the time of grant of the award. At present, no performance share awards are outstanding and, accordingly, no performance goals have been designated by the compensation committee. Under our equity incentive plan, these performance goals may be one or more of the following: the attainment by a share of our common stock of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on equity, earnings of our company, revenues, market share, cash flow or cost reduction goals, or any combination of the foregoing. If the performance goal or goals applicable to a particular award are satisfied, the amount of compensation would be determined as follows: In the case of a performance share award, the amount of compensation would equal the number of performance shares subject to this such award multiplied by:

•	if the performance shares are settled in cash, the average of the closing bid and ask prices on the Nasdaq National Market at the time the performance shares vest; or

•	if the performance shares are settled in shares of our common stock or restricted stock, the value of a share of our common stock at the time of the settlement.

      In the case of stock awards which are subject to one or more performance goals, the amount of compensation would equal the number of shares of restricted stock subject to the award multiplied by the value of a share of our common stock at the time the restricted stock vests.

Federal Income Tax Consequences

      A participant will not recognize any taxable income upon the grant of a stock option. A participant will recognize compensation taxable as ordinary income (and be subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and our company will be entitled to a corresponding deduction, except to the extent the $1 million deduction limit of Section 162(m) of the Internal Revenue Code applies. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option provided the shares acquired by exercise of an incentive stock option are not disposed of within two years from the date the option is granted, nor within one year from the date it was exercised. Any gain or loss arising from a subsequent disposition of the shares will be taxed as long-term capital gain or loss, and our company will not be entitled to any deduction. If, however, these shares are disposed of within the above-described period, then in the year of the disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of either (i) the amount realized upon such disposition or (ii) the fair market value of the shares on the date of exercise, over the exercise price, and our company will be entitled to a corresponding deduction, except to the extent the $1 million deduction limit under Section 162(m) of the Internal Revenue Code applies.

      A participant will not recognize any taxable income upon the grant of stock appreciation rights. Upon exercise, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of any shares delivered and the amount of cash paid by our company, and our company will be entitled to a corresponding deduction, except to the extent the $1 million deduction limit under Section 162(m) of the Internal Revenue Code applies.

      A participant will not recognize taxable income at the time of the grant of restricted stock, and our company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at the time of the grant. If the election is not made, the participant will recognize taxable income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for the shares. The amount of ordinary income recognized by a participant is deductible by our company as compensation, except to the extent the $1 million deduction limit of Section 162(m) of the Internal Revenue Code applies. In addition, dividends received by a participant with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse are treated as taxable compensation, rather than dividend income, and our company will be entitled to a corresponding deduction, except to the extent the $1 million deduction limit of Section 162(m) of the Internal Revenue Code applies.

      A participant receiving bonus stock will recognize taxable income at the time the bonus stock is awarded in an amount equal to the then fair market value of the stock. This amount is deductible by our company as compensation, except to the extent the $1 million deduction limit of Section 162(m) of the Internal Revenue Code applies.

      A participant receiving performance shares will not recognize taxable income upon the grant of these shares and our company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at the time of the grant. If the election is not made, upon the settlement of performance shares, the participant will recognize ordinary income in an amount equal to the fair market value of any shares delivered and any cash paid by our company. This amount is deductible by our company as compensation, except to the extent the $1 million deduction limit of Section 162(m) of the Internal Revenue Code applies.

      The $1 million deduction limit of Section 162(m) of the Internal Revenue Code is not expected to be applicable to any grants made under our equity incentive plan prior to the first meeting of our stockholders at which directors are elected held after December 31, 2003 unless we make any material modification of our equity incentive plan before that date.

2000 Employee Stock Purchase Plan

      The following description of our 2000 Employee Stock Purchase Plan does not purport to be complete and is qualified by reference to the full text of the employee stock purchase plan, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

      Effective upon the closing of this offering, we will offer to substantially all our full-time employees an employee stock purchase plan. These employees will be eligible to use up to 15% of their regular compensation to purchase shares of our common stock at a price equal to 85% of the lesser of the fair market value of our common stock at the beginning of a purchase period and the fair market value of our common stock at the end of this purchase period. The first purchase period will begin on the date of the completion of this offering and will end 24 months later. Succeeding 24 month purchase periods will follow at six-month intervals. Not more than 14,000,000 shares of our common stock will be available for purchase under our employee stock purchase plan, and no employee will be able to purchase more than 5,000 shares during any purchase period. Our board of directors will have the power to amend the employee stock purchase plan at any time and in any manner, except to:

•	increase the maximum number of shares that can be purchased under the plan;

•	affect participants’ rights during a purchase period in a materially adverse manner;

•	affect adversely the qualification of the plan under Section 423 of the Internal Revenue Code; or

•	decrease the purchase price per share of common stock for any purchase period below the lesser of 85% of the fair market value on the first day of such purchase period and 85% of such fair market value on the last date of such purchase period.

OUR ARRANGEMENTS WITH KPMG LLP

      Prior to the separation, our consulting business operated as an unincorporated division of KPMG LLP. The separation of our company from KPMG LLP was undertaken pursuant to a separation agreement, dated as of December 29, 1999, between KPMG LLP and us and was consummated on January 31, 2000. In conjunction with the separation agreement, we also entered into ancillary agreements which govern various relationships between us and KPMG LLP. These ancillary agreements include, among others, agreements relating to equity distributions to the partners of KPMG LLP, including the consulting partners who became employees of our company, transition services, non-competition, registration rights and an intercompany loan. The separation agreement and these ancillary agreements have been subsequently amended.

      The agreements with KPMG LLP described below were negotiated in the context of a “parent-subsidiary” relationship and therefore were not the result of arm’s-length negotiations between independent parties. While we believe these arrangements are fair to us, there can be no assurance that these agreements, the transactions provided for in these agreements or any amendments to these agreements, will be on terms as favorable as those that we could have obtained from unaffiliated third parties.

Separation Agreement

      The separation agreement, which governed the transfers of assets and assumptions of liabilities necessary to separate our company from KPMG LLP, is our principal agreement with KPMG LLP. The separation agreement also contemplates the most significant ancillary agreements governing our relationship with KPMG LLP after the separation.

     Transfer of Our Business and Assumption of Liabilities

      As of January 31, 2000, KPMG LLP transferred and contributed our business, including the stock of subsidiaries that relate to the consulting business, to our company, and we accepted and received all of the right, title and interest of KPMG LLP and its subsidiaries in and to the transferred business. This transferred business included, among other assets, the client relationships, intellectual property, investments, work products and materials, personnel and a portion of the receivables relating to our consulting business. In addition, we assumed the liabilities of KPMG LLP which relate to our consulting business. As to any agreements which could not be transferred because necessary consents or governmental approvals were not obtained prior to the separation, the separation agreement provides that these assets will be transferred as soon as the applicable consents or governmental approvals are obtained. The transferred assets have been transferred to us on an “as is, where is” basis, meaning that KPMG LLP has not made or given any express or implied representation or warranty to us with respect to any of the transferred assets. As a result, we bear the risks relating to the condition of these assets and the risk that the manner in which these assets were transferred is insufficient to vest in us good and marketable title to these assets.

      As part of the separation, our company issued to KPMG LLP approximately 257 million shares of our common stock and demand notes in the principal amounts of $630 million and $49.0 million. For a description of the notes, see “—Notes” below. We immediately repaid the $630 million note in full using a portion of the proceeds from the sale of our Series A preferred stock to Cisco which followed the closing of the separation transaction on January 31, 2000. In addition, we directly issued to many of the partners of KPMG LLP, including the consulting partners who are now our managing directors, an aggregate of approximately 124 million shares of our common stock. In February 2000, we issued approximately 1.5 million shares of our common stock to a group of senior employees at our subsidiary, the Barents Group, in connection with the surrender of certain rights they had to participate in incentive compensation programs. In total, including the 1.5 million shares that were issued in February 2000, 382.8 million shares of our common stock have been issued as part of the separation transactions.

      As part of the separation, KPMG LLP retained a 0.5% interest in KPMG Consulting, LLC, our operating subsidiary. Immediately before we close this offering, KPMG LLP will transfer to us its 0.5% interest in KPMG Consulting, LLC in exchange for approximately 2.2 million shares of our common stock. Accordingly, after we close this offering, we will own 100% of the equity of KPMG Consulting, LLC, which we intend to consolidate into our company immediately so that we directly hold all of the operating assets of our business.

      As of June 30, 2000, KPMG LLP transferred its valuation services practice to the company for no additional consideration. The employees, intellectual property, fixed assets and payroll related liabilities of this practice were transferred to our company.

     Employees

      At the time of the separation and after the distribution of our equity, the consulting partners withdrew from KPMG LLP and, along with other consulting personnel, became employees of our company. These former consulting partners of KPMG LLP now have the title of “managing director” in our company and constitute our most senior consultants.

     Intellectual Property

      In the separation agreement, we granted KPMG LLP and its subsidiaries a perpetual, nonexclusive license to use, manufacture, make, sell, distribute publicly, display, publicly perform and otherwise practice or exploit any intellectual property assigned to us that KPMG LLP is using or will continue to use in the ordinary course of business. KPMG LLP and its subsidiaries granted to us and our subsidiaries a perpetual, nonexclusive license to use, make, manufacture, sell, distribute, publicly display, publicly perform and otherwise practice and exploit in the ordinary course of our consulting business any of the intellectual property rights retained by KPMG LLP and used in its business.

Indemnification

      KPMG LLP has agreed to indemnify, defend and hold harmless our company and each of our affiliates, directors, officers, employees and agents from any claims or losses suffered by such indemnified parties directly or indirectly in connection with:

•	the conduct and operation of the businesses conducted by KPMG LLP, its affiliates or predecessors that were not transferred to us;

•	the assets that will continue to be owned by KPMG LLP or its subsidiaries;

•	the liabilities and obligations of KPMG LLP or its subsidiaries, other than the liabilities which we assumed; or

•	the breach by KPMG LLP or any of its subsidiaries of any representation, covenant or agreement in the separation agreement or certain ancillary agreements.

      We have agreed to indemnify, defend and hold harmless KPMG LLP and each of its affiliates, partners, principals, officers, employees and agents from any claims or losses incurred by such indemnified parties directly or indirectly in connection with:

•	the conduct and operation of our business as conducted by KPMG LLP or its affiliates or predecessors on or at any time prior to January 31, 2000, and as conducted by our company thereafter;

•	the transferred assets relating to our consulting business;

•	the assumed liabilities relating to our consulting business;

•	the transferred subsidiaries relating to our consulting business;

•	the breach by our company or any of our subsidiaries of any representation, covenant or agreement in the separation agreement or certain ancillary agreements; or

•	the instigation, continuance or expansion of any investigation, suit or other proceeding by or before any governmental body or accounting regulatory body in connection with the operation of our consulting business.

Dispute Resolution

      The separation agreement contains provisions that govern the resolution of disputes, claims or controversies that may arise between us and KPMG LLP. The separation agreement provides that we and KPMG LLP will first attempt to settle all disputes arising out of the separation agreement through good faith negotiations in the spirit of mutual cooperation between business executives with authority to resolve the dispute. If these efforts are not successful, we and KPMG LLP would escalate the dispute to more senior executives within each of our respective organizations. If these efforts are not successful, we and KPMG LLP have agreed to submit the dispute to mediation before a panel of senior executive delegates. If, after mediation, the dispute cannot be resolved, we and KPMG LLP may then pursue binding arbitration. However, both our company and KPMG LLP are permitted to use the judicial process if injunctive or other equitable relief is necessary to prevent serious and irreparable injury.

Non-Competition Agreement

Covered Services

      We entered into a non-competition agreement with KPMG LLP. Under this agreement, we agreed that, during the four year period following the closing of this offering, we will not engage, directly or indirectly, in the provision of assurance and tax services without the prior written consent of KPMG LLP. In turn, KPMG LLP has agreed that, during the four year period following the closing of this offering, KPMG LLP will not engage, directly or indirectly, in the provision of systems integration consulting services without our prior written consent. However, the agreement permits KPMG LLP to acquire or merge with another party which provides systems integration consulting services so long as KPMG LLP divests such systems integration consulting services within six months of such acquisition or merger. Conversely, we may acquire or merge with another party which provides assurance or tax services so long as we divest such assurance or tax services within six months of such acquisition or merger.

      The non-competition agreement provides, in general that all systems integration consulting services will be provided by our company. For example, a client seeking to hire a firm for e-business strategy or systems implementation would contract with our company. Similarly, in general, accounting, attestation, assurance related services, advisory services and information risk management services will be provided by KPMG LLP.

      For example, a client seeking accounting or attestation services, regulatory reporting, or a systems controls review would contract with KPMG LLP.

      The non-competition agreement defines assurance and tax services as consisting of the services currently provided by KPMG LLP, including:

•	accounting and attestation services: these are the traditional assurance services offered by KPMG LLP;

•	assurance-related services: these are services related to the core accounting and auditing business of KPMG LLP including corporate transactions; actuarial services; regulatory reporting; litigation support and forensics;

•	advisory services: these are services in which KPMG LLP provides advice relating to financial risk management; business risk management; performance measurement and business process analysis. Business process analysis services are limited to analyzing processes and recommending improvements for a specific group of companies defined in the non-compete agreement; and

•	information risk management services: these are services focused on the information environment of companies including internal controls; business continuity planning; technology solutions; systems controls; and security and privacy.

      We will offer systems integration consulting services, which the agreement defines as services provided by our company to our clients immediately following the separation, which services consist of systems integration and integrated solutions services, including services designed to provide clients with internet-based solutions. These services are defined more specifically to mean services related to:

•	electronic commerce and other non tax or assurance-related Internet-based solutions;

•	related information technology services, including software development, resale, distribution and evaluation of third-party products;

•	strategic and operations advice and assistance, including operational or process redesign, operations improvement of a client’s internal processes or the information flows required to support those operations; and

•	the installation and implementation of hardware and software products.

New Services

      We and KPMG LLP have agreed that any new services which either our company or KPMG LLP desires to offer will become part of the business to which such new services most closely relate at the time. To facilitate this agreement, we and KPMG LLP will, upon the request of the other, provide the other party with information describing in reasonable detail the new services that have been made available by such party since the last report. A party offering a new service will have the exclusive right to offer such service unless the other party objects in writing within 30 days of its receipt of written notification. Any disputes between our company and KPMG LLP will be resolved in a manner similar to the process described under the separation agreement.

Additional Agreements

      Under the non-competition agreement, we agreed to the following additional arrangements:

•	Our company will not become a licensed certified public accounting firm, and our personnel will not hold themselves out as certified public accountants or provide accounting advice or interpretations.

•	KPMG LLP will not become a systems integrator.

•	KPMG LLP will have the right to develop technology tools to support and facilitate the delivery of assurance and tax services. KPMG LLP may utilize the services of our company, other joint ventures or alliance partners or any third-party vendor or contractor in connection with such development. KPMG LLP will have the right to enter into other joint ventures or alliances, or to use any third-party vendors or contractors in the development and delivery of non-technology tools and assurance and tax services.

•	Although we and KPMG LLP have agreed to a division of services which our respective organizations may offer, it is possible that in limited situations both we and KPMG LLP may each inadvertently submit a proposal to a client to provide the same services to the client. As a result, we have agreed with KPMG LLP that if either party becomes aware that the other intends to submit a proposal for the same potential engagement, the parties agree to notify one another and discuss which party is the appropriate party to make such a proposal.

Termination

      The non-competition agreement terminates on the fourth anniversary of the closing of this offering. Prior to the expiration date, the agreement may be terminated in the following events:

•	by mutual agreement;

•	if KPMG LLP enters into a merger or combination with, or transfers substantially all of its assets to, a person engaged in providing services the same or substantially similar to systems integration and integrated solutions services; or

•	if we enter into a merger or combination with, or transfer substantially all of our assets to, a person engaged in providing services the same or substantially similar to assurance and tax services.

In the event of a merger or other business combination involving KPMG LLP as described in the second bullet point above, KPMG LLP will be required to pay our company any damages we suffer as a result of the transaction. However, such damages are not applicable and the right to termination does not exist if KPMG LLP divests or causes the divestiture of the portion of such combined company which engages in providing services the same or substantially similar to systems integration and integrated solutions services.

      In the event of a merger or other business combination involving our company as described in the last bullet point above, we will be required to pay KPMG LLP any damages it suffers as a result of the transaction. However, such damages are not applicable and the right to termination does not exist if we divest or cause the divestiture of the portion of such combined company which engages in providing services the same or substantially similar to assurance and tax services.

Dispute Resolution

      Under the non-competition agreement, any disputes will be resolved in a manner similar to the process for dispute resolution described under the separation agreement.

Transition Services Agreement

      We have entered into a four year transition services agreement with KPMG LLP, under which KPMG LLP provides us with some of our basic processing and infrastructure services. The transition services agreement is intended to capitalize on the mutual investment made in some of the processing and support services capabilities, to avoid duplicative costs and provide a transition period during which our company has the opportunity to build our own processing and infrastructure capabilities or seek third party providers of these services. The transition services agreement states that in no event will the provision of services under the agreement place the management or policies of our company under the control or direction of KPMG LLP. KPMG LLP has specifically disclaimed all warranties of any kind, express or implied, related to the provision of shared services to us under this agreement.

Services KPMG LLP Is Providing to Us

      KPMG LLP has agreed to provide to us the following services after the closing of this offering:

      Occupancy and Related Services. We and KPMG LLP have entered or will enter into sublease arrangements regarding each of the offices where we occupy space with KPMG LLP. Under these arrangements, we will pay the cost of such space, including related services and capital costs, based on the total square footage of each facility used by our company. The arrangements with regard to each space will extend for the same term as the term of the lease held by KPMG LLP. With respect to new leases for office space, we and KPMG LLP individually will directly enter into such leases with the landlord.

      Marketing and Communications. We will design and develop our own marketing strategy through our own staff. We may choose to have KPMG LLP execute the advertising, creative design and materials printing functions under our direction on a cost incurred basis. In addition, our public relations function, which does not include any investor relations function, will be managed by our company and we can elect to receive related support services from KPMG LLP on a cost incurred basis.

      Training. We will identify the specific training we desire for our employees, and KPMG LLP will support the development and delivery of this training. We will pay for the direct costs of this training. In addition, we will be allocated the costs of the training delivery infrastructure and administration, based on the relative number of our employees compared to the number of KPMG LLP’s employees.

      Finance and Accounting. KPMG LLP will provide the clerical, systems and data support for our accounting processing, reporting and analysis. These include payroll processing, processing input into our general ledger, providing accounts payable services, processing time and expense reports, processing engagement accounting data and producing background data for financial reports and related activities. The costs of these services will be allocated to our company based on the relative number of our employees and those of KPMG LLP.

      Human Resources. KPMG LLP will provide the support for our human resources processing, such as compensation and benefits administration, a benefits service desk and a call center. The costs of these services will be allocated to our company based on the relative number of our employees and those of KPMG LLP. We may also choose to have KPMG LLP provide support services to us such as human resources communications, diversity, organizational effectiveness and retention programs on a cost incurred basis.

      Information Technology. We will outsource from KPMG LLP our basic information technology processing services, including global network operation and maintenance, the provision and maintenance of software applications, voice and data systems, data center services and help desk services. We will pay for these services based on the relative number of employees of our company and KPMG LLP.

      Other Services. The transition services agreement also covers the provision by KPMG LLP of services such as administrative office support, travel services, real estate and facility planning and national purchasing. Generally, these costs will be allocated based on usage or the relative number of employees of our company and KPMG LLP.

Transition

      We and KPMG LLP intend that, during the term of the transition services agreement, we will wind down our receipt of support services from KPMG LLP and will develop our own internal support service capabilities or seek third party providers of these services. The transitioning of these services may be accompanied by the payment to KPMG LLP of appropriate terminations costs, if any, as further specified below.

Meetings

      We have agreed to meet weekly with KPMG LLP to estimate the portion of the cash payments to be made to KPMG LLP which reflect the costs allocable to us pursuant to the agreement. Our treasurer and the treasurer of KPMG LLP will reconcile the estimated payments on a monthly and a fiscal year basis. In addition, we and KPMG LLP have agreed to meet annually to establish the service level of each core service to be provided for the following fiscal year and the cost and the cost allocation methodology for each core service for the following fiscal year, subject to periodic adjustments.

Confidentiality

      We and KPMG LLP have agreed to hold in confidence and not disclose to any third party any confidential information received in connection with providing or receiving services under the transition services agreement. We and KPMG LLP have also agreed to use all confidential information received by either of us solely in connection with the provision or receipt of services under the transition services agreement, and not for any other purpose.

Indemnification

      KPMG LLP has agreed to indemnify, defend and hold harmless our company and any director, officer or employee of our company from and against any and all claims, actions, expenses, fines and other liabilities arising out of any injury, loss or damage incurred or suffered by such indemnified party to the extent such injury, loss or damage arises from the breach of the provisions of the transition services agreement by KPMG LLP or by the gross negligence, fraud or reckless or willful misconduct of KPMG LLP, except for losses which are the sole result of our gross negligence, fraud or reckless or willful misconduct or that of personnel managed or directed by us.

Termination

      The transition services agreement will terminate on the fourth anniversary of the closing of this offering. It may be terminated prior to the expiration date:

•	upon the mutual consent of KPMG LLP and our company;

•	by either party upon the bankruptcy or insolvency of the other party; or

•	by either party upon a material breach of the terms of the transition services agreement by the other party.

      In addition, we may terminate any category of services we receive pursuant to the transition services agreement at any time if we provide KPMG LLP with 90 days prior notice.

      In the event we terminate the entire transition services agreement or any service or services provided under the agreement without the prior written consent of KPMG LLP, we are required to reimburse KPMG LLP for any termination costs associated with the termination. Termination costs include any and all costs incurred, including any unrecovered capital costs, due to the termination of the provision of services hereunder. In particular, termination costs may include:

•	any costs KPMG LLP incurs to perform the terminated “basic” service on its own behalf following the termination in excess of the amount allocated to KPMG LLP for such “basic” services during the prior year, as such amount is adjusted to account for increases in the consumer price index, until KPMG LLP is able to reduce such costs to the pre-termination level (as adjusted to account for increases in the consumer price index); and

•	any costs incurred by KPMG LLP as a result of our company no longer paying its portion of embedded capital costs.

      In the event of a termination of some or all of the services provided under the transition services agreement, we have agreed to use our best efforts to provide KPMG LLP with sufficient notice to allow KPMG LLP to eliminate or mitigate any termination costs. KPMG LLP has agreed to use good faith efforts to eliminate or mitigate any transition costs as soon as practicable. If all of the termination costs cannot be eliminated, we have agreed with KPMG LLP to work together to develop a transition plan to minimize termination costs. Any amounts or charges which we cannot agree upon will be subject to arbitration.

      Any future purchase by KPMG LLP of a capital asset used in the provision of services to our company and which is reasonably expected to have a useful life longer than the remaining period of the transition services agreement requires our prior consent.

     Services Prior to the Offering

      During the period from the time of the separation of our company from KPMG LLP until the closing of this offering, KPMG LLP has been providing, and will continue to provide us with many more services than we will receive from KPMG LLP following the closing of the offering. These discontinued services include marketing services for the benefit of the KPMG name which include brand and image activities, as well as creative services, market research, communication and public relations to support the branding and marketing of the KPMG name. The cost for these services are currently allocated to our company based on our percentage of revenues of the total revenues of KPMG LLP and our company. During this period, we are also allocated a portion of the industry marketing costs for the benefit of KPMG LLP and our company which are currently determined by certain individuals designated as “national industry directors” and executed on behalf of both of us by KPMG LLP. The costs of these national industry directors who coordinate strategy and approach to designated lines of business and sectors across KPMG LLP and our company are being shared by our company and KPMG LLP based on the relative revenues of our company and KPMG LLP. We are currently allocated a portion of the costs incurred by KPMG LLP as a member firm of KPMG International, based on the relative revenues of our company and KPMG LLP.

      All of the foregoing services, except the international funding for global technology and knowledge sharing and their associated costs to our company, will terminate on the closing of this offering. Some of these services, such as the national industry directors, will not be needed by our company following the closing of the offering. Many of the services we will continue to require after the closing of the offering we will provide for ourselves internally or will purchase from a third party provider rather than obtain the services from KPMG LLP.

     Changes in Cost Allocations

      KPMG LLP has historically allocated to each of the functional business units costs incurred in the coordination and management of a multidisciplinary professional services organization. Upon completion of the offering, costs associated with services that are duplicative of services to each of the functional business units imbedded in our operations or will be built by us or are not relevant to our operations as a separate entity and will no longer be charged by KPMG LLP.

Other Intercompany Payments

      We have periodically provided consulting services directly to KPMG LLP and to KPMG LLP clients in support of KPMG LLP tax or assurance engagements. In addition, KPMG LLP has periodically provided tax or assurance services to our clients in support of our consulting engagements. We believe the payment we received for these services is the same as the payment we would receive in an arm’s length transaction. During fiscal years 1997, 1998 and 1999 and the nine months ending March 31, 2000, the amount of our revenues derived from providing consulting services to KPMG LLP or to KPMG LLP clients in support or assurance or tax engagements was $3.5 million, $18.4 million, $79.6 million, and $42.2 million, respectively. During those same periods, we incurred costs of $19.4 million, $20.3 million, $27.1 million, and $12.2 million, respectively, through our utilization of KPMG LLP in serving our consulting engagements. For more information, see note 10 to our combined financial statements.

Special Payment to Managing Directors

      Our managing directors resigned from the KPMG LLP partnership as of January 31, 2000. The terms of our separation from KPMG LLP provide that, for the period from January 31, 2000 through June 30, 2000, during which period none of our outstanding common stock was held by outside investors, the profits of KPMG LLP and our company are to be allocated among the partners of KPMG LLP and the managing directors of our company as if the entities had been combined through June 30, 2000. Under this arrangement, the payments to be made to the company’s managing directors will be paid by our company. The amount attributed to this arrangement for the two month period ended March 31, 2000 is $25 million. Subsequent to June 30, 2000, no further payments will be made to or received from KPMG LLP based on the combined profitability of the two firms.

Limited License Agreement

License of Name

      We have entered into a limited license agreement with KPMG International. Under this agreement, our company has the right to use the KPMG name for up to four years after the closing of this offering in connection with our providing and advertising of consulting services. However, we may use the KPMG name only in our “operating territories,” which are defined to be those countries or territories in which we have acquired the consulting practice of the member firm of KPMG International. The grant of the license is not exclusive to our company, except that KPMG International may not make such a grant to any other person, firm or entity in our operating territories, other than the KPMG International member firm conducting business located there. Although we have been granted the exclusive, worldwide right to the name “KPMG Consulting, Inc.” and “KPMG Consulting, Incorporated,” subject to the non-competition provisions described below, the member firms of KPMG International are free to conduct their consulting businesses under the name “KPMG Consulting” in the countries or territories outside of our operating territories. In addition, we may only use the KPMG name in immediate conjunction with “Consulting” or take other necessary steps in order to ensure that we do not represent that we are the same as, or that are affiliated with or governed by, KPMG LLP or KPMG International. This provision would cover, among other things, our advertisements, press releases, name plates or other publications. KPMG International has agreed to use its best efforts to cause each member firm of KPMG International to take all necessary steps to distinguish itself from our company and avoid representing that it is the same firm as or is affiliated with our company.

Non-Competition

      We have agreed not to compete, directly or indirectly, under any name, with any member firm of KPMG International outside of our operating territories without the consent of the member firm. The non-competition period is in effect until the later of (i) December 31, 2001 and (ii) six months following the receipt by KPMG International of our notice of termination of the limited license agreement. However, in no event may the non-competition period extend for longer than four years after the date of this offering. The agreement provides that if we are providing consulting services and products on a project primarily based in our operating territories, we are permitted to engage any person, firm or entity who is not a member firm of KPMG International to deliver consulting services and products for the portion of the services or products to be provided on the project outside of our operating territories.

      Similarly, under the agreement, neither KPMG International (to the extent that it might in the future be permitted by law to conduct operations) nor any of its member firms may compete, directly or indirectly, with our company in our operating territories during the non-competition period without our consent. KPMG International (to the extent that it might in the future be permitted by law to conduct operations) and its member firms are permitted to engage any person, firm or entity who is not a member firm of KPMG International to deliver consulting services and products in our operating territories, to the extent that the party is providing consulting services and products on a project primarily based in their respective territories outside of our operating territories, if such project also includes services to be provided in our operating territories.

      During the non-competition period, we have agreed not to solicit or hire any partners or employees of any member firm of KPMG International without the consent of the member firm. Likewise, no member firm may solicit or hire any employees of our company without our consent.

      In addition to KPMG International, the KPMG firms in Germany, Italy, the Netherlands and the United Kingdom have agreed to be directly bound by the above non-competition and non-hire provisions.

Termination

      The term of the agreement will expire four years after the closing of this offering. We may terminate the agreement at any time by six months written notice to KPMG International, but we may not change our name before June 30, 2001. In addition, KPMG International may terminate the agreement at any time if we have, in the reasonable, good faith judgment of the board of directors of KPMG International, violated the material terms and conditions of the agreement, but only after an 90 day notice and cure period.

      Upon the earlier to occur of a change in control of our company or the entry by our company into a definitive agreement for a change in control, we must provide notice to KPMG International. Upon the receipt of our notice, KPMG International has the right, exercisable for a thirty day period, to terminate this agreement if in the reasonable, good faith judgment of the board of directors of KPMG International the change of control of our company will have a material detrimental effect on KPMG International and/or any member firm. If KPMG International determines to terminate this agreement, it must provide a reasonable transition period during which we must discontinue the use of the KPMG name. If KPMG International determines to waive its termination right, neither KPMG International nor any of its member firms may receive any consideration for the waiver. For purposes of this agreement, “change in control” means:

•	a sale or transfer to a non-affiliated third party of all or substantially all of the assets of our company on a consolidated basis in any transaction or series of related transactions;

•	any merger, consolidation or reorganization to which our company is a party, except for a merger, consolidation or reorganization in which our company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of our company’s outstanding equity (on a fully diluted basis) immediately prior to the merger, consolidation or reorganization will own in the aggregate immediately following the merger, consolidation or reorganization our company’s outstanding equity (on a fully diluted basis) either (A) having the ordinary voting power to elect a majority of the members of our company’s board of directors to be elected by the holders of our common stock and any other class which votes together with the common stock as a single class or (B) representing at least 50% of the equity value of our company as reasonably determined by our board of directors; or

•	any person other than KPMG LLP or its affiliates acquires beneficial ownership of 50% or more of the outstanding equity of our company generally entitled to vote on the election of our directors.

      The agreement terminates immediately if our company dissolves or discontinues its business as a going concern or if a national government expropriates or nationalizes all or substantially all of our assets or business. We have the right to terminate this agreement immediately if KPMG International dissolves.

      For the twelve month period following a termination of this agreement, KPMG International may not, and will use its best efforts to cause its member firms not to, use the name “KPMG Consulting” or similar variations in any territory constituting part of our operating territories at the time of the termination.

Member Distribution Agreements

General

      We and KPMG LLP have entered into agreements referred to as “member distribution agreements” with many of the partners of KPMG LLP and also our managing directors who were formerly the consulting partners of KPMG LLP. These member distribution agreements set forth covenants and obligations pertaining to the relationship between KPMG LLP and its partners and our relationship with our managing directors who were previously the consulting partners of KPMG LLP. There are five different forms of member distribution agreements:

•	those executed by our managing directors who were KPMG LLP partners and who received shares of our common stock;

•	those executed by our managing directors who were KPMG LLP partners and who received the right to certain cash payments from KPMG LLP in lieu of a distribution of our stock at the time of this offering;

•	those executed by our managing directors who were KPMG LLP partners and who were not eligible to receive stock or cash payments;

•	those executed by KPMG LLP tax and assurance partners who received shares of our common stock; and

•	those executed by KPMG LLP tax and assurance partners who received the right to cash payments from KPMG LLP in lieu of a distribution of our stock at the time of this offering.

Member Distribution Agreements for the Former Consulting Partners

      Many of our managing directors who were consulting partners of KPMG LLP executed a member distribution agreement with the following general terms. As part of the separation, these individuals became employees of our company.

      Withdrawal from KPMG LLP and Release. These individuals withdrew from KPMG LLP and released KPMG LLP with respect to any claims against KPMG LLP related to the individuals’ association with KPMG LLP.

      Transfer Restrictions. Our managing directors who received shares of our common stock in the separation agreed to restrictions on their ability to transfer these shares. These individuals agreed:

•	except for involuntary transfers, such as transfers to heirs upon death and by operation of law, not to transfer any shares prior to the later of the expiration of the 180-day lock-up period with the underwriters of this offering and January 31, 2001;

•	that 40% of the common stock issued to the individual in the separation would become transferable on the later of the expiration of the 180-day lock-up period with the underwriters of this offering and January 31, 2001; and

•	that an additional 15% of the common stock issued to the individual in the separation would become transferable on each of the first, second, third and fourth anniversaries of the later of the expiration of the 180-day lock-up period with the underwriters of this offering and January 31, 2001.

      In the event we undergo a change of control that has not been approved or ratified by a majority of our incumbent board of directors, these transfer restrictions will no longer apply. If a managing director breaches certain non-competition and non-solicitation covenants, as described below, in “—Non-Competition and Non-Solicitation,” then the transfer restrictions which have not expired as of the date of the breach will be extended until January 31, 2010.

      Lock-up Provisions. Our managing directors who received shares of our common stock in the separation have agreed to customary “lock-up” provisions with the underwriters of this offering which preclude them from selling any of our common stock for 180 days following the date of this prospectus.

      Non-Competition and Non-Solicitation. Except in furtherance of a particular managing director’s services for our company, during the period ending on the later of January 31, 2005 and one year after the date on which the managing director ceases to be employed by our company, our managing directors who were partners of KPMG LLP and who received shares of our common stock in the separation or the right to receive cash from KPMG LLP at the time of this offering may not, directly or indirectly:

•	become employed or retained to perform consulting services for any “restricted firm,” which is defined to mean any seventeen named competitors of our company; or

•	engage, or assist any other individual, firm or other entity in engaging, in the performance of consulting services in association with any principal or manager of our company or any person who was a principal, officer or manager of our company within the twelve (12) months preceding the date on which the employee seeks to perform such consulting services.

      If any such managing director breaches either of these provisions before January 31, 2005, the managing director is obligated to pay us one hundred percent (100%) of his or her average annual compensation over the previous two years. If a managing director is terminated without cause, he or she will not be subject to the prohibition against working with or for a restricted firm. Moreover, if a managing director leaves our company and does not engage in or perform consulting services for one year following his or her departure from our company, the managing director will be released from the restrictions described in the two foregoing bullet points.

      In addition, except in furtherance of the managing director’s services for our company, during the period ending on the later of January 31, 2005 and two years after the managing director ceases to be employed by our company, the managing director may not:

•	directly or indirectly perform or assist others in performing consulting services for any client or prospective client of our company; or

•	directly or indirectly solicit, employ or retain any other individual or firm in soliciting, employing or retaining any employee or other agent of our company within the twelve (12) month period before or after the date on which the employee’s employment with our company ceases.

      Our managing directors who were partners of KPMG LLP but were not eligible to receive stock in connection with the separation or cash from KPMG LLP at the time of this offering agreed to similar restrictions, except that the time periods of such restrictions are shorter.

      Proprietary Information; Inventions. Our managing directors have agreed to hold proprietary information in confidence and to provide assistance to our company to obtain any intellectual property protection for works belonging to or assigned to our company. The managing directors have agreed that inventions, ideas and trade secrets developed during the course of their employment with our company will be deemed “works made for hire” under the U.S. Copyright Act to the extent permitted by law.

Member Distribution Agreements for Partners of KPMG LLP

      The tax and assurance partners of KPMG LLP who received shares of our common stock in the separation or the right to receive cash from KPMG LLP at the time of this offering also executed member distribution agreements. Those partners who received shares of our common stock agreed to the same transfer restrictions and lock-up provisions as did our managing directors who received shares of our common stock. All of the partners of KPMG LLP also entered into non-competition provisions similar to those agreed to by our managing directors.

Registration Rights Agreement

Shares Covered

      We entered into a registration rights agreement with KPMG LLP which covers those shares of our common stock issued to KPMG LLP in the separation and may cover shares of our common stock held by the partners of KPMG LLP if they are required to dispose of their shares in order to abide by the auditor independence rules.

Demand Registration

      If at any time KPMG LLP owns or has the right to exercise registration rights with respect to an aggregate of 25% or more of the shares originally held by KPMG LLP on January 31, 2000, KPMG LLP may request that our company file a registration statement under the Securities Act for the offering of these securities, if the offering has a minimum aggregate offering price of not less than $50,000,000. KPMG LLP will be entitled to have included in the registration statement all of its shares or such number of KPMG LLP’s shares as KPMG LLP requests.

      We are not obligated to undertake a demand registration within 90 days of the effective date of a previous demand registration or if our board of directors determines, in its good faith and reasonable judgment, that such registration would be seriously detrimental to our company and our stockholders or would delay or result in the premature disclosure of any financing, merger, acquisition, divestiture or extraordinary corporate development material to our company. However, if the board of directors of KPMG LLP determines that there is an auditor independence conflict and in order to comply with the auditor independence rules it is necessary or appropriate for KPMG LLP or any of its partners to divest some or all of their shares of our common stock, then notwithstanding the previous sentence, we are obligated to file a registration statement covering those shares.

      So long as KPMG LLP holds at least 15% of the shares it originally received on the date of separation, KPMG LLP is also entitled to have all or any number of its shares included in a shelf registration for sales from time to time.

Piggyback Registration

      The registration rights agreement also provides for “piggyback” registration rights for KPMG LLP. Whenever we propose to register any of our securities under the Securities Act for ourselves or others, subject to some customary exceptions, we must provide prompt notice to KPMG LLP and include in such registration all shares of our stock held by KPMG LLP which it requests to be included.

      If a registration is being made on our behalf and the underwriters advise us that the amount of securities requested to be included in such registration under a holder’s piggyback rights would materially adversely affect the offering, then we will prioritize the securities in the registration in the following order:

•	first, the securities we propose to offer;

•	second, the securities requested to be included as a piggyback registration, and all other securities being registered pursuant to contractual rights comparable to the rights granted pursuant to the piggyback registration provisions; and

•	third, all other securities requested to be included in such registration.

      Registration Procedures and Expenses. The registration rights agreement sets forth customary registration procedures, including a covenant by us to make available our officers, accountants, counsel, premises, books and records for road shows, though we are not required to incur any material out-of-pocket expense with regard to road shows. Pursuant to the agreement, we also agree to pay all registration expenses incurred in connection with the registration rights agreement (excluding underwriting discounts and commissions).

      Indemnification. In the registration rights agreement, our company generally agreed to indemnify KPMG LLP for any material misstatements or omissions contained in the prospectus used in selling those shares and for any violations by our company of the securities laws. Our indemnifications obligations does not apply to misstatements, omissions or violations of law which arises from information provided by KPMG LLP or its partners to our company. KPMG LLP have agreed to indemnify our company for any of those misstatements, omissions or violations. Their obligations, however, are limited to the gross proceeds received by each of them in the offering under the registration rights agreement.

      In the event that the indemnification described in the above paragraph is unavailable, the parties have agreed to contribute to the amount payable by the indemnified party in proportion to their relative fault.

      Transfer of Registration Rights. KPMG LLP may transfer the registration rights under the registration rights agreement to any person in connection with a transfer to such person of a number of shares equal to 5% or more of the shares issued to KPMG LLP on the date of separation. The holders of such transferred shares will be entitled to the benefits of the registration rights agreement if the transferee agrees to be bound by the terms of the registration rights agreement. Any successor entities to our company will be bound by the terms of the registration rights agreement.

      Termination. The registration rights agreement may be terminated at any time by a written instrument signed by us and KPMG LLP. Unless terminated by such a written instrument, the agreement will terminate on the earlier to occur of January 31, 2010 and such date as there are no shares entitled to registration rights.

Notes

      In connection with the separation we issued a note to KPMG LLP in the principal amount of $630 million. The note bore interest at a rate of 6.0% per annum and was payable upon demand. This note was immediately paid in full on January 31, 2000 immediately following the closing of the separation from the proceeds of the sale of our Series A preferred stock to Cisco.

      In addition, as part of the separation, a subsidiary of our company issued a note, dated as of January 31, 2000, to KPMG LLP in the principal amount of $49.0 million. The note bears interest at a rate of 8.5% per annum and is payable upon demand. The note is equal to the amount by which the value of the assets transferred to us from KPMG LLP in the separation exceeded the value of the liabilities transferred to us as of January 31, 2000, plus interest. In connection with our acquisition of the Canadian consulting business of a KPMG member firm we issued KPMG LLP a $28 million note dated February 1, 2000. The note is due on demand and bears 8.5% interest per annum.

OUR ARRANGEMENTS WITH CISCO

      On December 29, 1999, we entered into a global alliance with Cisco. At the same time we executed the alliance agreement, Cisco also entered into an agreement to make a strategic investment in our company of $1.05 billion under a stock purchase agreement, dated as of December 29, 1999, among Cisco, KPMG LLP and our company. The investment closed on January 31, 2000, immediately after we closed the separation. As part of the closing, we also entered into an investor rights agreement with Cisco.

The Alliance Agreement

      The purpose of our alliance agreement with Cisco is to cooperatively use both our and Cisco’s assets and resources to promote the expansion of our service delivery capacities in the service provider and enterprise markets for the purposes of accelerating the adoption rate for Cisco technology, increasing revenues and profits and market share for both companies and maximizing network functionality and customer satisfaction for our joint customers.

Joint Projects

      We have agreed with Cisco on a series of specific projects and goals which we jointly believe will enhance the ability of the alliance to meet its objectives. To meet these goals, we have agreed to:

•	use our commercially reasonable, good faith efforts to have on staff 4,000 consultants by December 31, 2000 who have met certain specified training goals and are therefore literate in a variety of Cisco products;

•	develop and implement a training program which will provide our consultants with the training needed to qualify as “Cisco literate consultants”;

•	establish six solution centers for solution development, training and client demonstration no later than December 31, 2000, at least one of which will be located in Asia and one in Europe;

•	develop, in conjunction with Cisco, packaged solutions at a rate of not less than one per quarter;

•	dedicate the appropriate resources and personnel necessary for the deployment of the solutions developed by the alliance in agreed upon geographic regions;

•	work with Cisco to develop an annual joint marketing plan and present the plan to each of our field teams; and

•	annually establish a budget for joint funding of marketing programs, sales education and sales support.

      Cisco has agreed to provide us with software and other training materials as well as hardware at substantial discounts in order to complete the training and to build the solution centers. Unless Cisco expressly agrees, we may not use this discounted software or hardware except in connection with authorized solution centers and activities directly supporting the alliance.

      We have agreed to meet with Cisco periodically to review a variety of indicators to determine whether or not the objectives of the alliance are being met. If we are not meeting our goals, then we will discuss with Cisco appropriate changes to the annual business plan and resource allocation schedule. In the event we cannot agree on such adjustments with Cisco, any proposed adjustments (including any proposed reduction in our requirement to hire Cisco-literate consultants) will be a dispute subject to the dispute resolutions provisions of the agreement.

      We have also agreed with Cisco to meet on the earlier of December 29, 2000 and the date on which we have 4,000 Cisco-literate consultants, and then on a quarterly basis, to review our profitability from the alliance. If our business is not profitable during such period, we have agreed with Cisco to make mutually agreeable changes to the resource allocation schedule. In the event we cannot agree on such adjustments with Cisco, any proposed adjustments, including any proposed reduction in our requirement to hire Cisco-literate consultants, will be a dispute subject to the dispute resolutions provisions of the agreement.

Exclusivity

      We have agreed that, until December 29, 2004, we will not directly or indirectly enter into any agreement, understanding or arrangement with any of Lucent Technologies Inc., Nortel Networks Corporation, Alcatel S.A. or Juniper Networks to offer services or products competing with those offered by Cisco. In particular, we have agreed not to:

•	engage in joint marketing or joint bidding with any of these four specified companies to develop or provide solutions in the service provider or enterprise market; or

•	build substantial capability around products of these four specified companies.

      We are permitted, however, to deploy competing products where requested or required by a customer in the course of providing consulting services and to engage in education and training necessary to support such deployment.

      Cisco has agreed to:

•	bid jointly with us and to identify us as their preferred provider to the extent appropriate;

•	provide us with the support necessary to bid without Cisco in the event Cisco bids with another party, except where the client requires Cisco to bid with a single party and Cisco does not choose us;

•	allow us to participate in all internal Cisco competitions under which Cisco chooses its preferred partner in a particular client engagement;

•	allow us to participate in any bid for services where the client does not require us to install networking technology hardware of the type marketed by Cisco or to use Cisco’s intellectual property;

•	allow us to bid separately as a prime contractor where Cisco chooses another bidding partner; and

•	exclude some existing contracts which would not be permitted under the alliance from these exclusivity provisions.

      We and Cisco have agreed to meet quarterly to review the number of occasions on which we have been effectively prohibited from bidding on an engagement because that work requires a network hardware or software provider to serve as the prime contractor, allows such provider to choose only one partner (“a single consultant opportunity”), and Cisco does not choose our company, and does not articulate a business-based reason for doing so (each a “box out”). In this instance, we will be effectively prohibited from bidding on the opportunity, as the exclusivity provisions of the alliance prevent us from bidding with another major network hardware/ software provider. If at least ten single consultant opportunities have occurred in any quarter, and the ratio of box-outs to single consultant opportunities is 50% or greater, we will not have to comply with the exclusivity provisions of the alliance agreement during the following calendar quarter only with respect to any single consultant opportunity.

Termination

      The term of our alliance with Cisco is five years. Either our company or Cisco may terminate the alliance earlier in the event the other party:

•	defaults on its agreements (in which case the breaching party has the right to notice and a period to cure); or

•	if the other party experiences a change of control, as defined in the stock purchase agreement with Cisco.

The Cisco Investment

Series A Preferred Stock

      On January 31, 2000, immediately following the separation, Cisco invested $1.05 billion in our company in exchange for 5,000,000 shares of our Series A mandatorily redeemable convertible preferred stock. Cisco may convert the Series A preferred stock at the time of an initial public offering at a discounted price in relation to the price at which we sell our shares in the initial public offering. The conversion price will be between 75% and 80% of the price at which we sell our shares in this offering, or if we sell our shares at a price below $12.62 or greater than $14.98 at a price that will result in Cisco owning not less than 18.2% or more than 19.9% of the total number of shares of our stock then outstanding. Assuming that we complete this offering and Cisco elects to convert the Series A preferred stock into our common stock, the intrinsic value, (the “beneficial conversion feature”) ascribable to the Series A preferred stock as a result of the discounted conversion price will be reflected as a preferred dividend and a reduction of earnings available to common shareholders as of the date of this offering. The value of the beneficial conversion feature would be an amount between $262,500,000 and $482,300,000, depending on the per share price of our common stock in this offering. Cisco may, at its option, require us to redeem that portion of the Series A preferred stock which would convert into greater than 19.9% of our outstanding stock at the greater of the original issue price or the fair market value of the Series A preferred stock.

      Assuming Cisco exercises both its conversion and repurchase rights, the number of shares of our Series A preferred stock which Cisco would convert, the number of shares of our common stock it would receive as a result of such conversion, the number of shares of our Series A preferred stock we would repurchase from Cisco and the price per share we would pay on such repurchase are based upon the initial public offering price of our common stock. Based on an assumed initial public offering price of $7.75, Cisco would convert 3,477,738 shares of its Series A preferred stock into 117,794,363 shares of our common stock representing 19.9% of our then outstanding common stock. We would repurchase the remaining 1,522,262 shares of our Series A preferred stock from Cisco for approximately $399.6 million.

Exclusivity

      We agreed with Cisco that prior to January 31, 2005, we will not enter into an agreement with Lucent Technologies, Inc., Nortel Networks Corporation, Alcatel S.A. or Juniper Networks, to merge, consolidate or otherwise combine with these specified companies or to sell all or substantially all of our assets to any of these specified companies.

      In addition, if we receive a bona fide proposal from one of these specified companies for such an acquisition transaction or if our board of directors votes to initiate negotiations concerning an acquisition transaction with one of these specified companies, then prior to entering into negotiations, we have agreed to notify Cisco of the proposal and the proposed terms of the acquisition transaction. If our board of directors determines to pursue negotiations with one of these specified companies regarding an acquisition transaction, then before entering into negotiations, we have agreed that Cisco will have twenty days to submit a counter-offer. During this twenty-day period, we would not be permitted under our agreements with Cisco to engage in negotiations with the specified company, unless our board of directors is required to do so to meet its fiduciary duties under applicable law. If Cisco were to submit a counter-offer, we have agreed that we would not be able to accept the proposal for the acquisition transaction with the specified company unless our board of directors determined that the proposal of the specified company was financially superior to Cisco’s counter-offer.

      In the event that prior to January 31, 2005 we close an acquisition transaction with one of the specified companies, then:

•	at or prior to the close of the acquisition transaction, we have agreed to pay Cisco an amount equal to our total consolidated revenues for the twelve months immediately preceding the month in which the acquisition transaction is closed; and

•	Cisco would be entitled at any time until the first anniversary of the close of the acquisition proposal to require us to repurchase all of our equity securities or debt obligations then beneficially owned by Cisco, its affiliates or significant transferees at a redemption price equal to:

-	in the case of equity securities, the greater of the fair market value or the original issue price; and

-	in the case of debt securities or obligations, the total face amount of the indebtedness.

      Our agreements with Cisco permit us to enter into an acquisition transaction with one of the specified companies without first negotiating with Cisco or paying a penalty if:

•	we terminate the alliance agreement because Cisco is in breach of its obligations under the alliance agreement;

•	we mutually agree with Cisco to terminate the alliance agreement; or

•	Cisco sells 75% of the shares of our common stock issued to it upon conversion of the Series A preferred stock and the alliance has failed to meet one of its revenue objectives for two consecutive quarters.

Stand-Still and Lock-up

      Cisco has agreed that prior to three years from the date of this offering, Cisco will not, without our prior written consent, directly or indirectly:

•	sell or otherwise dispose of any of our voting securities, including our common stock;

•	acquire or seek to acquire any ownership of any of our assets, businesses, or securities;

•	solicit proxies with respect to any matter from holders of any shares of our common or preferred stock;

•	initiate, or induce or attempt to induce any other person, entity or group to initiate, any stockholder proposal or tender or exchange offer for any of our securities; or

•	take any action with respect to the matters described in the preceding bullet points that requires us to make a public disclosure.

      Cisco’s obligation pursuant to the preceding paragraph will terminate upon the occurrence of any of the following:

•	our material default in performing our obligations under the alliance agreement or under our exclusivity obligations with Cisco described above;

•	the acquisition by any person or group (other than KPMG LLP, Cisco or their respective affiliates) of beneficial ownership in excess of 15% of our voting securities;

•	the announcement or commencement by any person or group of a tender or exchange offer to acquire in excess of 50% of our voting securities (provided, however, that Cisco’s covenant will resume if the tender or exchange offer is withdrawn or terminated or expires without extension); or

•	our entry into any merger, sale or other business combination transaction under which our outstanding shares of common stock would be converted into cash or securities of another person or group or, following the transaction, 50% or more of our then outstanding shares of common stock would be owned by persons other than the then-current holders of shares of our common stock, or that would result in all or a substantial portion of our assets being sold to any person or group.

Registration Rights

      We agreed to provide Cisco with the following rights to have our common stock held by Cisco registered for resale under the Securities Act:

•	a total of six demands for registration at any time after Cisco is free to dispose of its shares of our common stock, but prior to January 31, 2007. A demand registration right may be made by one or more holders that own at least 20% of the shares of our common stock into which the Series A preferred stock has been converted. If our board of directors determines in good faith that the demand registration would be materially detrimental to us or would delay or result in premature disclosure of any material corporate development, we are entitled to postpone the filing of the registration statement otherwise required to be prepared and filed by us for a reasonable period of time, not to exceed 90 days; and

•	piggyback registration rights if we propose to register any securities under the Securities Act in connection with any offering of our securities other than a registration statement on Form S-8 or Form S-4, subject to quantity limitations determined by underwriters if the offering involves an underwriting.

      We agreed to pay all reasonable expenses incurred in any registration, filing or qualification under a registration described above. We also agreed, to the extent permitted by law, to indemnify Cisco against liabilities in an offering of the shares, including liabilities arising under the Securities Act.

Board Representation

      We have agreed to use our best efforts to nominate for election and cause to be elected to our board of directors a number of Cisco’s representatives proportionately equal to Cisco’s percentage ownership of our common stock, but in any event not less than two representatives for so long as Cisco owns at least 15% of our outstanding common stock and not less than one representative for so long as Cisco owns at least 5% of our outstanding common stock. KPMG LLP and Cisco have agreed to vote all of their shares in favor of the election of two directors nominated by Cisco for as long as Cisco holds a majority of the shares of our common stock issued upon conversion of its shares of Series A preferred stock. Mr. Kevin A. DeNuccio and Mr. Douglas C. Allred, directors of our company, are representatives of Cisco.

Covenants with Cisco Terminating at the Closing of this Offering

      Our investor rights agreement with Cisco includes several covenants which terminate when we close this offering. These agreements include Cisco’s right of first refusal on the sale of additional shares of our common stock and Cisco’s right to participate in the sale by KPMG LLP of its shares of our common stock to a third party.

PRINCIPAL AND SELLING STOCKHOLDERS

      We are currently a majority-owned subsidiary of KPMG LLP. The following table sets forth information regarding the beneficial ownership of our common stock immediately prior to the closing of this offering and immediately following the closing of this offering. The table provides the number of shares of common stock beneficially owned and the percentage of this class of common stock represented by this number of shares. We are providing this data for:

•	each person who is known to us to be the beneficial owner of more than five percent of our common stock immediately after this offering;

•	each of the individuals who will be our directors and named executive officers immediately after this offering;

•	all our directors and executive officers as a group; and

•	the selling stockholders in the offering.

      KPMG LLP and each of its assurance and tax partners who are stockholders of our company are selling shares in this offering. We have included the shares being sold by the partners of KPMG LLP with those being sold by KPMG LLP, as KPMG LLP is the beneficial owner of all of the shares held by the partners selling shares in this offering. Each of these partners entered into a member distribution agreement with KPMG LLP pursuant to which each partner granted KPMG LLP custody of his or her shares, gave KPMG LLP the irrevocable right to vote his or her shares and agreed that KPMG LLP could, at its sole discretion, sell his or her shares as a part of this offering at the times and prices and under the terms and conditions determined by KPMG LLP. As a result, KPMG LLP has the sole voting and disposition powers with respect to the shares being sold by the partners of KPMG LLP. See “Our Arrangements with KPMG LLP—Member Distribution Agreements—Member Distribution Agreements for Partners of KPMG LLP.”

      Except as otherwise indicated, the persons or entities listed below have sole voting and investment power over the shares of our common stock beneficially owned by them. Other than KPMG LLP and its partners, none of our existing stockholders is selling shares in this offering. The address of KPMG LLP is 345 Park Avenue, New York, New York 10154. The address of Cisco is 170 Tasman Drive, San Jose, California 95134.

	Shares Beneficially		Number of	Shares Beneficially
	Owned Prior to		Shares Being	Owned After
	the Offering		Offered	the Offering

Name	Number	Percent		Number	Percent

KPMG LLP(1)	338,630,023	88.5%	234,993,185	105,823,788	17.9%

Cisco Systems, Inc.(2)	—	*	—	117,794,363	19.9%

Randolph C. Blazer	613,214	*	—	613,214	*

Michael J. Donahue	489,430	*	—	489,430	*

Bradley J. Schwartz	489,430	*	—	489,430	*

David W. Black	—	*	—	—	*

Robert C. Lamb, Jr.	—	*	—	—	*

Nathan H. Peck, Jr.	415,010	*	—	415,010	*

Douglas C. Allred	—	*	—	—	*

Kevin A. DeNuccio	—	*	—	—	*

Roderick C. McGeary	613,214	*	—	613,214	*

All executive officers and directors as a group (9 persons)	2,620,298	*	—	2,620,298	*

*	Less than 1% of the outstanding common stock

(1)	KPMG LLP beneficially owns 338,630,023 shares of which:

     •  256,611,693 are held directly; and

•	82,018,330 are held by partners of KPMG LLP.

Mr. Steven G. Butler, the chairman of KPMG LLP, holds irrevocable proxies to vote the shares held by such partners of KPMG LLP. Mr. Butler holds these proxies on behalf of KPMG LLP. KPMG LLP has the sole right to dispose of all such shares.

At the closing of the offering, we will issue to KPMG LLP an additional 2,186,950 shares of our common stock in exchange for the 0.5% interest in our operating subsidiary held by KPMG LLP. See “Our Arrangements with KPMG LLP— Separation Agreement.”

(2)	Assuming Cisco exercises its rights with respect to the Cisco Conversion and Repurchase and assuming an initial public offering price of $7.75 per share, the remaining shares of our Series A preferred stock are convertible into 117.8 million shares of our common stock. See “Our Arrangements with Cisco.”

DESCRIPTION OF CAPITAL STOCK

General

      Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. Immediately after we complete this offering, approximately 591.9 million shares of common stock will be outstanding, and we expect that no shares of preferred stock will be outstanding. The outstanding number of shares of our common stock assumes an initial public offering price of $7.75 per share and that Cisco exercises both its conversion and repurchase options resulting in the conversion of 3.5 million shares of our Series A preferred stock into 117.8 million shares of our common stock and our repurchase of the 1.5 million shares of our Series A preferred stock which were not converted into our common stock. We have set forth below a description of the material terms and provisions of our certificate of incorporation. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and by-laws filed as exhibits to the registration statement, of which this prospectus forms a part, and to Delaware corporate law.

Common Stock

      The holders of our common stock will be entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote. Except as may be provided in a certificate of designation filed under Delaware corporate law for any preferred stock, or as may otherwise be required by law or in our certificate of incorporation, the common stock will be the only capital stock of our company entitled to vote in the election of directors and on all other matters presented to the stockholders of our company. However, holders of our common stock will not be entitled to vote on any matter that solely relates to the terms of any outstanding series of our preferred stock or the number of shares of any series of preferred stock that does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to our common stock. The holders of our common stock are not entitled to cumulate their votes in the election of our directors.

      The holders of our common stock are entitled to receive dividends as they may be lawfully declared from time to time by the board of directors of our company, subject to any preferential rights of holders of any outstanding preferred stock.

      On our liquidation, dissolution or winding up, whether voluntary or involuntary, after paying or setting apart for payment the full amounts required to be paid to the holders of our preferred stock, all holders of shares of our common stock will be entitled to receive the assets that remain available for distribution to holders of shares of our common stock.

      The common stock sold in this offering is not subject to redemption and will not have any preemptive, subscription or conversion rights to purchase additional shares of common stock or any of our other securities. When we close this offering, all the outstanding shares of our common stock will be validly issued, fully paid and nonassessable. Additional shares of authorized common stock may be issued, as determined by the board of directors of our company from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements or applicable law.

Preferred Stock

      Our certificate of incorporation provides that we may issue up to 10,000,000 shares of preferred stock in one or more series as may be determined by our board of directors.

      Our board of directors has broad discretionary authority with respect to the rights of issued series of preferred stock and may take several actions without any vote or action of the stockholders, including:

•	determine the number of shares to be included in each series;

•	fix the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations, or restrictions; and

•	increase or decrease the number of shares of any series.

      The board of directors may authorize, without stockholder approval, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock.

      Preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of decreasing the market price of the common stock.

      We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

      Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors will make any determination to issue such shares based on its judgment as to our company’s best interests and the best interests of our stockholders. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

      We have no present plans to issue any shares of our preferred stock after the offering.

Series A Preferred Stock

      On January 31, 2000, immediately following the separation, we sold 5,000,000 shares of our Series A mandatorily redeemable convertible preferred stock to Cisco. Assuming the Cisco Conversion and Repurchase is consummated no shares of any series of our preferred stock will be outstanding upon the closing of this offering. The number of shares of common stock issuable upon conversion of the Series A preferred stock will be determined at the time of pricing of this offering. The shares of Series A preferred stock will be converted at a discount to the initial public offering price. The amount of the discount and the number of shares to be issued varies depending upon the aggregate market valuation of our company at the time the initial public offering price is established.

      For so long as shares of the Series A preferred stock remain outstanding, the holders of Series A preferred stock are entitled to:

•	dividends at the rate of 6% of the original issue price per share of Series A preferred stock;

•	a preference upon liquidation equal to the original issue price per share of Series A preferred stock (plus accrued dividends), plus participation on an as converted basis in the subordinated liquidation distribution to the holders of common stock;

•	redemption on demand of any Series A preferred stock which would cause Cisco to own in excess of 19.9% of our common stock;

•	redemption upon demand at the original issue price of the Series A preferred stock at any time after January 31, 2005; and

•	the election of two representatives to our board of directors.

Listing

      We will apply to list our common stock on the Nasdaq National Market under the symbol “KCIN.”

Delaware Law and Charter and By-Law Provisions; Anti-Takeover Effects

      Our company has expressly elected not to be governed by the provisions of Section 203 (“Section 203”) of the Delaware corporate law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three year prior, did own) 15% or more of the corporation’s voting stock. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	the board of directors must have previously approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of our shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in some instances); or

•	the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

      Our certificate of incorporation provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. Approximately one-third of our board will be elected each year. See “Management—Directors and Executive Officers.” In addition, our certificate of incorporation provides that directors may be removed only for cause and then only by the affirmative vote of the holders of two-thirds of the outstanding voting power of our capital stock issued and outstanding and entitled to vote generally in the election of directors. Under our certificate of incorporation, any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of our board, may only be filled by vote of a majority of our directors then in office even if less than a quorum. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

      Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken at a stockholders meeting and may not be taken by written consent in lieu of a meeting. Our certificate of incorporation further provides that special meetings of the stockholders may only be called by the chairman of the board of directors or by a majority of the board of directors. Our bylaws provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that proposal or nomination before the meeting. In addition to some other applicable requirements, for a stockholder proposal or nomination to be properly brought before an annual meeting by a stockholder, the stockholder generally must have given notice in proper written form to the corporate secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Although our bylaws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

      Our certificate of incorporation includes a “fair price” provision (the “fair price provision”) which prohibits business combinations (as defined below) with a related person (as defined below), unless either:

(a) the holders of our common stock receive in the business combination either:

(i) the same consideration in form and amount per share as the highest consideration paid by the related person in a tender or exchange offer in which the related person acquired at least 50% of the outstanding shares of our common stock and which was consummated not more than one year prior to the business combination or the entering into of a definitive agreement for the business combination; or

(ii) not less in amount (as to cash) or fair market value (as to non-cash consideration) than the highest price paid or agreed to be paid by the related person for shares of our common stock in any transaction that either resulted in the related person’s beneficially owning 15% or more of our common stock, or was effected at a time when the related person beneficially owned 15% or more of our common stock, in either case occurring not more than one year prior to the business combination; or

(b) the transaction is approved by:

(i) a majority of continuing directors (as defined below); or

(ii) shares representing (x) at least two-thirds of the votes entitled to be cast by our common stock, and (y) a majority of the votes entitled to be cast by the holders of our common stock, excluding all shares beneficially owned by any related person.

      Under the fair price provision, a “related person” is any person who beneficially owns 15% or more of our common stock or is an affiliate of our company and at any time within the preceding two-year period was the beneficial owner of 15% or more of our common stock outstanding. The relevant “business combinations” involving our company covered by the fair price provision are:

•	any merger or consolidation of our company or any subsidiary of our company with or into a related person or an affiliate of a related person;

•	any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of our company to a related person or an affiliate of a related person;

•	reclassifications, recapitalizations and other corporate actions requiring a stockholder vote that have the effect of increasing by more than one percent the proportionate share of our common stock beneficially owned by the related person or an affiliate of a related person; and

•	a dissolution of our company voluntarily caused or proposed by a related person or an affiliate of a related person.

      A “continuing director” is a director who is unaffiliated with the related person and who was a director before the related person became a related person, and any successor of a continuing director who is unaffiliated with a related person and is recommended or nominated to succeed a continuing director by a majority of the continuing directors. Under the fair price provision, KPMG LLP and its affiliates are not related persons. In addition, any person who acquires 15% or more of our common stock directly from KPMG LLP or its affiliates will not be deemed related persons. In addition, our board of directors adopted resolutions excluding Cisco and its affiliates from the definition of related person.

      Our board of directors, when evaluating any offer of another party to:

•	make a tender offer or exchange for equity securities of our company;

•	merge with our company; or

•	purchase all or substantially all of the properties and assets of our company may give due consideration to the effect of any of the above transactions on constituencies other than our company’s stockholders. These other constituencies include:

•	employees;

•	suppliers;

•	customers;

•	strategic partners;

•	creditors; and

•	others having similar relationships with our company.

      The Delaware corporate law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws or to approve mergers, consolidations or the sale of all or substantially all its assets, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our capital stock issued and outstanding and entitled to vote generally in the election of directors to amend or repeal any of the provisions of our certificate of incorporation discussed above or to approve mergers, consolidations or the sale of all or substantially all of our assets. Our bylaws may be amended or repealed by a majority vote of the board of directors, subject to any limitations set forth in the bylaws, and may also be amended by the stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our capital stock issued and outstanding and entitled to vote generally in the election of directors. The two-thirds stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any of these amendments are submitted to stockholders.

Limitation of Liability and Indemnification

      Our certificate of incorporation provides that we will indemnify and advance expenses to our directors and officers to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of our company. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is EquiServe Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no public market for our common stock. Although we intend to apply to list our common stock on the Nasdaq National Market, we cannot assure you that there will be an active public market for our common stock. Upon the completion of this offering, we will have approximately 591.9 million shares of our common stock outstanding. The outstanding number of shares of our common stock assumes that the Cisco Conversion and Repurchase is consummated. See “Our Arrangements with Cisco.” Of the outstanding number of shares, 324.3 million shares of our common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

      Rule 144. The 267.5 million shares of common stock that will be owned by KPMG LLP, our managing directors or by Cisco immediately after this offering will be “restricted” securities within the meaning of Rule 144 under the Securities Act. These restricted securities may not be sold in the absence of registration under the Securities Act or unless an exemption from registration is available, including the exemption contained in Rule 144 under the Securities Act.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated together), including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of these shares that does not exceed the greater of:

•	one percent of the then outstanding shares of our common stock (approximately 5.9 million shares immediately after this offering); or

•	the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of this sale is filed, provided that requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

      In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of our common stock which are not restricted securities. Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned restricted shares for at least two years may resell these shares without compliance with the foregoing requirements.

      KPMG LLP and Related Parties. KPMG LLP, the non-U.S. KPMG International member firms and their respective partners who own our stock will, within the five year period following the closing of this offering, completely divest themselves of any shares of our common stock which they may hold. Immediately after this offering, KPMG LLP, the non-U.S. KPMG International member firms and their respective partners who own our stock will collectively own approximately 105.8 million shares of our common stock, and no more than 19.9% of the outstanding shares. In this offering, the partners of KPMG LLP will sell all of the shares of our common stock that they currently hold. KPMG LLP has informed us, however, that following the expiration of the 180-day lock-up period, it intends to distribute to its partners from time to time shares of our common stock that it holds, subject to the requirement that all such shares must be divested within five years from the closing of this offering. KPMG LLP has informed us that it, the non-U.S. KPMG International member firms and their respective partners who own our stock may sell their remaining holdings of our common stock through a variety of methods, including:

•	one or more underwritten public offerings,

•	from time to time in open market transactions, or

•	privately negotiated transactions.

      Our Managing Directors. Apart from the restrictions on transfer imposed by the federal securities laws, the shares of our common stock distributed to our managing directors in the separation transaction are subject to additional contractual limitations on transfer. Our managing directors have generally agreed to restrictions which, with respect to 40% of the shares distributed to these individuals, will lapse at the end of the 180-day lock-up period agreed to with the underwriters of this offering. The restrictions on the remaining 60% of the shares held by our managing directors will lapse in equal 15% installments on each of the first four anniversaries of the end of the lock-up period. See “Our Arrangements with KPMG LLP— Member Distribution Agreements— Member Distribution Agreements for the Former Consulting Partners.”

      Cisco. Immediately after this offering and assuming the Cisco Conversion and Repurchase is consummated, Cisco is expected to hold approximately 117.8 million shares of our common stock, or approximately 19.9% of our outstanding shares. These numbers assume an initial public offering price of $7.75 per share. Cisco has also generally agreed that it may not sell any shares until the third anniversary of this offering. See “Our Arrangements with Cisco.”

Registration Rights

      We have entered into a registration rights agreement with KPMG LLP covering the shares of our stock issued to KPMG LLP in the separation transaction. The registration rights agreement grants KPMG LLP demand and piggyback registration rights in certain instances described more fully in “Our Arrangements with KPMG LLP—Registration Rights Agreement.”

      We have agreed to provide Cisco with demand and piggyback registration rights, all as more fully described in “Our Arrangements with Cisco—The Cisco Investment—Registration Rights.”

Lock-up Agreement

      We, our executive officers, directors, key employees, KPMG LLP, the managing directors and the partners of KPMG LLP who received shares in the separation, and Cisco have agreed not to sell or otherwise dispose of, directly or indirectly, any shares of common stock (or any security convertible into or exchangeable or exercisable for common stock) without the prior written consent of Morgan Stanley & Co. Incorporated for a period of 180 days from the date of this prospectus, subject to specific exceptions. See “Underwriters.”

MATERIAL U.S. FEDERAL INCOME TAX

CONSIDERATIONS FOR NON-U.S. HOLDERS

General

      The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of our common stock by a Non-U.S. Holder. Generally, for purposes of this discussion a “Non-U.S. Holder” is a beneficial owner of our common stock who or which is, for United States federal income tax purposes, a non-resident alien individual, a foreign corporation, or a foreign estate or trust. In general, an individual is a non-resident alien individual with respect to a calendar year if he or she is not a United States citizen (and in certain circumstances is not a former United States citizen) and, with respect to such calendar year (i) has at no time had the privilege of residing permanently in the United States and (ii) is not present in the United States a specified number of days in the current year and the prior two years. Different rules apply for United States federal estate tax purposes. See “—Federal Estate Taxes” below.

      The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, (the “Code”), existing, proposed and temporary regulations promulgated under the Code and administrative and judicial interpretations, all of which are subject to change, possibly on a retroactive basis. The following discussion does not address aspects of United States federal taxation other than income and estate taxation, and does not address all aspects of United States federal income and estate taxation. The discussion does not consider any specific facts or circumstances that might apply to a particular Non-U.S. Holder and does not address all aspects of United States federal income and estate tax law that might be relevant to a Non-U.S. Holder subject to special treatment under the Code, for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers. This discussion does not address the tax treatment of partnerships or persons who hold their interests through a partnership or other pass-through entity. In addition, this discussion does not address state, local or non-United States tax consequences that might be relevant to a Non-U.S. Holder, and does not address the applicability or effect of any specific tax treaty. Accordingly, prospective purchasers of our common stock are urged to consult their tax advisors regarding the United States federal, state, and local tax consequences, as well as non-United States tax consequences, of acquiring, holding and disposing of shares of our common stock.

Dividends

      In general, if we were to make distributions with respect to our common stock, such distributions would be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution that is not a dividend will be applied in reduction of the Non-U.S. Holder’s basis in our common stock. To the extent the distribution exceeds such basis, the excess will be treated as gain from the disposition of our common stock.

      Subject to the discussion below, dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate. A lower rate may apply if the Non-U.S. Holder is a qualified tax resident of a country with which the U.S. has an income tax treaty and if certain procedural requirements are satisfied by the Non-U.S. Holder. For purposes of determining whether tax is to be withheld at a rate of 30% of the gross amount of such dividends or at a reduced rate as specified by an applicable tax treaty, we ordinarily will presume that dividends paid to a holder with an address in a foreign country are paid to a resident in such country absent knowledge that such presumption is not warranted. Dividends paid to a holder with an address within the United States generally will be presumed to be paid to a holder who is a United States person and will not be subject to such withholding (although such payment might be subject to backup withholding as described below) unless we have actual knowledge that the holder is a Non-U.S. Holder. Under certain circumstances (for example, payments within the United States), a Non-U.S. Holder may be required to file IRS Form 1001, or successor form, to claim the benefit of a reduced withholding rate provided by an applicable income tax treaty. For dividend payments made on or after January 1, 2001, a Non-U.S. Holder generally will have to file new IRS Form W-8 in order to be eligible to claim the benefits of a U.S. income tax treaty obligation (i.e., we will no longer be able to rely on the address of the payee of the dividend to determine residence). Special rules may apply in the case of dividends paid to or through an account maintained outside the United States at a financial institution, for which certain documentary evidence procedures must be followed.

      A Non-U.S. Holder that does not file IRS Form W-8 generally will be subject to withholding at a 31% rate under the backup withholding rules described below, rather than at a 30% rate or a reduced rate under an income tax treaty, except that the 30% rate will apply in the case of dividends paid to or through an account maintained outside the United States at a financial institution if the payor does not have actual knowledge that the payee is a United States person.

      Withholding generally will not apply in respect of dividends if (i) the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States or (ii) if a tax treaty applies, the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and are attributable to a United States permanent establishment (or a fixed base through which certain personal services are performed) maintained by the Non-U.S. Holder. To claim relief from withholding on this basis, a Non-U.S. Holder generally must file IRS Form 4224, or successor form thereof, with the payor of the dividend.

      Dividends received by a Non-U.S. Holder that are effectively connected with the conduct of a trade or business within the United States or, if a tax treaty applies, are effectively connected with the conduct of a trade or business within the United States and attributable to a United States permanent establishment (or a fixed base through which certain personal services are performed), are subject to United States federal income tax on a net income basis (that is, after allowance for applicable deductions) at applicable graduated individual or corporate rates. Any such dividends received by a Non-U.S. Holder that is a corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      A Non-U.S. Holder eligible for a reduced rate of withholding of United States federal income tax may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the United States Internal Revenue Service.

Gain on Disposition of Common Stock

      A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange, or other disposition of our common stock (including a redemption of our common stock treated as a sale for federal income tax purposes) unless (i) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder, (ii) the Non-U.S. Holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and either the individual has a “tax home” in the United States or the sale is attributable to an office or other fixed place of business maintained by the individual in the

United States, (iii) the Non-U.S. Holder is subject to tax under U.S. tax law provisions applicable to certain U.S. expatriates (including former citizens or residents of the United States), or (iv) we are or have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period and certain other conditions are met. We do not believe that we are, or are likely to become, a “United States real property holding corporation.”

      The 183-day rule summarized above applies only in limited circumstances because generally an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition will be treated as a resident for United States federal income tax purposes and therefore will be subject to United States federal income tax at graduated rates applicable to individuals who are United States persons for such purposes.

      Non-U.S. Holders should consult applicable tax treaties, which may result in United States federal income tax treatment on the sale, exchange or other disposition of the common stock different from that described above.

Backup Withholding Tax and Information Reporting

      We must report annually to the IRS and to each Non-U.S. Holder any dividend income that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

      Under current law, backup withholding at the rate of 31% generally will not apply to dividends paid to a Non-U.S. Holder at an address outside the United States (absent actual knowledge that the payee is a U.S. person). After December 31, 2000, however, a Non-U.S. Holder may be subject to a backup withholding unless a Form W-8 is provided and certain other requirements are met.

      The payment of proceeds from the disposition of common stock to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes its entitlement to an exemption from information reporting and backup withholding, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of an exemption are not, in fact, satisfied. The payment of proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker that is not a “U.S. related person” will not be subject to information reporting or backup withholding. For this purpose, a “U.S. related person” is a foreign person with one or more enumerated relationships with the United States.

      In the case of the payment of proceeds from the disposition of common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

      Any amounts withheld under the backup withholding rules from a payment of a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability provided the requisite procedures are followed.

Federal Estate Taxes

      An individual Non-U.S. Holder who is treated as the owner of our common stock at the time of his death generally will be required to include the value of such common stock in his gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax on such value, unless an applicable tax treaty provides otherwise. For United States federal estate tax purposes, a “Non-U.S. Holder” is an individual who is neither a citizen nor a domiciliary of the United States. In general, an individual acquires a domicile in the United States for United States estate tax purposes by living in the United States, for even a brief period of time, with the intention of remaining in the United States indefinitely.

UNDERWRITERS

      Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this Prospectus, the U.S. underwriters named below for whom Morgan Stanley & Co. Incorporated is acting as U.S. representative, and the international underwriters named below for whom Morgan Stanley & Co. International Limited is acting as international representative, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the respective number of shares of common stock set forth opposite the names of these underwriters below:

Number of
Name	Shares

U.S. Underwriters:

Morgan Stanley & Co. Incorporated

Subtotal

International Underwriters:

Morgan Stanley & Co. International Limited

Subtotal

Total	324,253,660

      The U.S. underwriters and international underwriters, and the U.S. representative and the international representative, are collectively referred to as the “underwriters” and the “representatives”, respectively. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered in this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered hereby, except for those shares covered by the U.S. underwriters’ over-allotment option described below, if any shares are taken.

      The underwriters initially propose to offer a portion of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and a portion to some dealers at a price that represents a concession not in excess of $     a share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $     a share to other underwriters or to dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may be varied by the representatives.

      The underwriting discounts and commissions to be paid by us and the selling stockholders, which are expected to be a percentage of the offering price, are set forth in the following table:

		Underwriting	Proceeds to	Proceeds to
	Price to	Discounts and	KPMG	Selling
	Public	Commissions	Consulting, Inc.	Stockholders

Per Share	$	$	$	$

Total	$	$	$	$

      KPMG LLP has granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 48,638,050 shares additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The U.S. underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered in this prospectus. To the extent this option is exercised, each U.S. underwriter will become obligated, subject to specified conditions, to purchase about the same percentage of additional shares as the number set forth next to the U.S. underwriter’s name in the preceding table bears to the total number of shares set forth next to the names of all U.S. underwriters in the preceding table.

      If the U.S. underwriters’ option is exercised in full, the total price to the public for this offering would be $     , the total underwriting discounts and commissions would be $     and total proceeds to the Selling Stockholders would be $     .

      We expect that the offering expenses payable by us in connection with the offering, other than the underwriting discounts and commissions, will be approximately $4.5 million.

      The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

      At our request, the underwriters expect to reserve for sale at the initial public offering price up to           shares offered in this prospectus for our directors, officers, employees and business associates. The number of shares of common stock for sale to the general public will be reduced to the extent such person purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

      We will apply to list the common stock on the Nasdaq National Market under the symbol “KCIN.”

      We, our executive officers, directors, key employees, the managing directors and the partners of KPMG LLP who received shares in the separation, and Cisco have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, each of us will not, during the period ending 180 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or, in the case of our company, otherwise file a registration statement, other than a registration statement on Form S-8 covering shares of common stock subject to outstanding options or options to be issued under our stock option plans.

      The restrictions described in the preceding list do not apply to:

•	the sale of shares of common stock to the underwriters;

•	the Cisco Conversion and Repurchase;

•	the issuance by our company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•	the granting of options to officers, directors or employees, provided that these options are not generally exercisable prior to the end of the lock-up period;

•	the sale or other transfer of any shares of common stock to any associate, as this term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, if this person agrees to be bound by the foregoing provisions; or

•	transactions by any person other than our company relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering.

      In order to facilitate the offering of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with this offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

      From time to time, Morgan Stanley & Co. Incorporated has provided, and continues to provide, investment banking services to our company and KPMG LLP.

      We, the selling stockholders and the underwriters have agreed to indemnify each other against some liabilities, including liabilities under the Securities Act of 1933.

      None of the underwriters are assurance clients of KPMG LLP.

Pricing of This Offering

      Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between KPMG LLP, the U.S. representative and us. Among the factors to be considered in determining the initial public offering price will be our future prospects and our industry in general, sales, earnings and other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and other financial and operating information of companies engaged in activities similar to ours.

LEGAL MATTERS

      Sidley & Austin, Chicago, Illinois, will pass upon the validity of the issuance of the shares of our common stock offered by this prospectus for us and the sale of shares by KPMG LLP. Legal matters in connection with the sale of our common stock offered by this prospectus will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York. Davis Polk & Wardwell has from time to time also acted as counsel to KPMG LLP in connection with various legal matters.

EXPERTS

      Our combined financial statements at June 30, 1998 and 1999 and for each of the three years in the period ended June 30, 1999 included in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as stated in its report appearing in this prospectus, and have been so included in reliance on the report of this firm given on authority of this firm as experts in accounting and auditing.

      The financial statements of Softline Consulting & Integrators, Inc. for the year ended June 30, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the report of this firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to the common stock offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the Securities and Exchange Commission’s rules, does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to one of our contracts or other documents, please be aware that this reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement, including exhibits to the registration statement at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Securities and Exchange Commission are also available to the public through the Securities and Exchange Commission’s Internet site at http://www.sec.gov.

      Upon the completion of this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents filed by us at the address set forth above.

      After this offering, we intend to provide annual reports to our stockholders that include financial information reported on by our independent public accountants and quarterly reports that include unaudited financial information for each of our first three quarters of each fiscal year.

KPMG CONSULTING, INC.

(Successor to the Consulting Business of KPMG LLP)

INDEX TO FINANCIAL STATEMENTS

Page

KPMG Consulting, Inc.

Report of Independent Certified Public Accountants	F-2

Combined Balance Sheets as of June 30, 1998 and 1999, and Consolidated Balance Sheet as of March 31, 2000 (unaudited)	F-3

Combined Statements of Income Before Partner Distributions and Benefits for the years ended June 30, 1997, 1998 and 1999; and for the seven month periods ended January 31, 1999 and 2000, two month period ended March 31, 1999 and nine month period ended March 31, 1999 (unaudited)	F-4

Consolidated Statement of Operations for the two month period ended March 31, 2000 (unaudited)	F-5

Combined Statements of Changes in Equity for the years ended June 30, 1997, 1998 and 1999; and for the seven month period ended January 31, 2000 (unaudited)	F-6

Consolidated Statement of Changes in Stockholders’ Equity for the two month period ended March 31, 2000 (unaudited)	F-7

Combined Statements of Cash Flows for the years ended June 30, 1997, 1998 and 1999;
for the seven month periods ended January 31, 1999 and 2000, the two month period ended March 31, 1999, nine month period ended March 31, 1999 and Consolidated Statement of Cash Flows for the two month period ended March 31, 2000 (unaudited)	F-8

Notes to Financial Statements	F-10

Softline Consulting & Integrators, Inc.

Independent Auditors’ Report	F-30

Statement of Operations for the year ended June 30, 1998.	F-31

Statement of Cash Flows for the year ended June 30, 1998.	F-32

Notes to Financial Statements	F-33

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors

of KPMG Consulting, Inc.

      We have audited the accompanying combined balance sheets of KPMG Consulting, Inc. (successor to the consulting business of KPMG LLP) as of June 30, 1999 and 1998, and the related combined statements of income before partner distributions and benefits, changes in equity and cash flows for each of the years in the three-year period ended June 30, 1999. These combined financial statements are the responsibility of the management of KPMG Consulting, Inc. Our responsibility is to express an opinion on these combined financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of KPMG Consulting, Inc. as of June 30, 1999 and 1998, and the combined income before partner distributions and benefits, combined changes in equity and combined cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 1 to the financial statements, a change in reporting entity occurred and is reflected in the financial statements referred to above accordingly.

/s/ GRANT THORNTON LLP

New York, New York

May 4, 2000,
except for Notes 1 and 14, as
to which the date is June 30, 2000

KPMG CONSULTING, INC.

(Successor to the Consulting Business of KPMG LLP)

BALANCE SHEETS

(in thousands, except share and per share amounts)

	Combined		Consolidated

	June 30,	June 30,	March 31,
	1998	1999	2000

			(Unaudited)

ASSETS

Current assets:

Cash and cash equivalents	$9,769	$14,328	$69,546

Accounts receivable, net	141,170	236,412	278,426

Unbilled revenues	91,855	61,299	172,150

Due from KPMG LLP, net	—	—	7,523

Prepaid expenses	1,693	1,797	11,452

Deferred taxes	—	—	58,727

Other current assets	1,625	1,791	25,789

Total current assets	246,112	315,627	623,613

Investment in affiliate	—	96,261	79,783

Property and equipment, net of depreciation	31,898	36,326	48,657

Goodwill, net of amortization	6,943	10,767	42,194

Other intangible assets, net of amortization	1,588	17,577	51,765

Other assets	1,123	7,833	32,861

Total assets	$287,664	$484,391	$878,873

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Current portion of notes payable	$4,917	$8,028	$15,973

Notes payable to KPMG LLP	—	—	76,991

Due to KPMG member firms	—	—	2,742

Acquisition obligation	—	65,000	65,000

Accounts payable	17,368	24,218	37,231

Accrued payroll and related liabilities	99,801	136,751	119,837

Accrued distribution to managing directors			53,000

Other current liabilities	21,205	36,505	74,350

Dividend payable	—	—	10,328

Total current liabilities	143,291	270,502	455,452

Deferred income taxes	—	8,777	7,402

Other liabilities	10,508	14,688	12,751

Notes payable, less current portion	—	8,172	10,433

Total liabilities	153,799	302,139	486,038

Minority interests	3,381	3,492	3,435

Series A Mandatorily Redeemable Convertible Preferred Stock	—	—	1,050,000
Commitments and contingencies

Stockholders’ Equity (Deficit):

Investment by KPMG LLP in KPMG Consulting, Inc.	130,484	178,760	—

Preferred Stock, $.01 par value	—	—	—

Common Stock, $.01 par value, 1,000,000,000 shares authorized, 382,788,260 shares issued and outstanding at March 31, 2000	—	—	3,828

Additional paid-in capital (deficit)	—	—	(628,664)

Accumulated deficit	—	—	(29,899)

Notes receivable from stockholders	—	—	(5,845)

Accumulated other comprehensive loss	—	—	(20)

Total stockholders’ equity (deficit)	130,484	178,760	(660,600)

Total liabilities and stockholders’ equity	$287,664	$484,391	$878,873

The accompanying notes are an integral part of these financial statements.

KPMG CONSULTING, INC.

(Successor to the Consulting Business of KPMG LLP)

COMBINED STATEMENTS OF INCOME

BEFORE PARTNER DISTRIBUTIONS AND BENEFITS
(in thousands)

				Seven Months	Two Months	Nine Months	Seven Months
	For the Years Ended June 30,			Ended	Ended	Ended	Ended
				January 31,	March 31,	March 31,	January 31,
	1997	1998	1999	1999	1999	1999	2000

				(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$947,639	$1,428,891	$1,981,536	$1,098,879	$360,563	$1,459,442	$1,264,818

Costs of service:

Professional compensation*	366,718	552,570	744,450	418,887	130,574	549,461	436,214

Other direct contract expenses	198,646	270,209	374,091	192,524	72,654	265,178	263,106

Amortization of goodwill and other intangible assets	1,903	4,968	6,572	3,398	1,020	4,418	8,781

Other costs of service	155,668	248,969	276,874	153,203	49,810	203,013	204,777

Total costs of service*	722,935	1,076,716	1,401,987	768,012	254,058	1,022,070	912,878

Gross margin*	224,704	352,175	579,549	330,867	106,505	437,372	351,940

Selling, general and administrative expenses	159,058	237,093	325,276	163,864	51,787	215,651	222,943

Operating income*	65,646	115,082	254,273	167,003	54,718	221,721	128,997

Interest expense	13,028	16,810	25,157	17,278	3,966	21,244	27,339

Equity in losses of affiliate	—	—	622	—	—	—	11,394

Minority interests		(619)	111	65	18	83	(28)

Income before partner distributions and benefits	$52,618	$98,891	$228,383	$149,660	$50,734	$200,394	$90,292

*  Excludes payments for partner distributions and benefits.

The accompanying notes are an integral part of these financial statements.

KPMG CONSULTING, INC.

(Successor to the Consulting Business of KPMG LLP)

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except share and per share amounts)

Two Months
Ended March 31, 2000

(Unaudited)

Revenues	$432,695

Costs of service:

Professional compensation	187,457

Other direct contract expenses	94,179

Amortization of goodwill and other intangible assets	11,149

Other costs of service	52,269

Total costs of service	345,054

Gross margin	87,641

Selling, general and administrative expenses	87,650

Special payment to managing directors	25,000

Operating loss	(25,009)

Interest expense, net	1,814

Equity in losses of affiliate	5,084

Minority interests	174

Loss before taxes	(32,081)

Income tax benefit	(2,182)

Net loss	(29,899)

Dividend on Series A Preferred Stock	10,328

Net loss applicable to common stockholders	$(40,227)

Loss per share:

Net loss applicable to common stockholders—basic and diluted	$(0.11)

Weighted average shares—basic and diluted	382,381,480

The accompanying notes are an integral part of these financial statements.

KPMG CONSULTING, INC.

(Successor to the Consulting Business of KPMG LLP)

COMBINED STATEMENTS OF CHANGES IN EQUITY

(in thousands)

Investment by
KPMG LLP in
KPMG Consulting, Inc.

Balance at July 1, 1996	$87,050

Income before partner distributions and benefits	52,618

Additions (withdrawals) of capital, net	(33,289)

Balance at June 30, 1997	106,379

Income before partner distributions and benefits	98,891

Additions (withdrawals) of capital, net	(74,786)

Balance at June 30, 1998	130,484

Income before partner distributions and benefits	228,383

Additions (withdrawals) of capital, net	(180,107)

Balance at June 30, 1999	178,760

Income before partner distributions and benefits (unaudited)	90,292

Additions (withdrawals) of capital, net (unaudited)	113,313

Transfer of net assets for common stock by KPMG LLP (unaudited)	(382,365)

Balance at January 31, 2000 (unaudited)	$—

The accompanying notes are an integral part of these financial statements.

KPMG CONSULTING, INC.

(Successor to the Consulting Business of KPMG LLP)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)
(unaudited)

	Preferred Stock		Common Stock				Notes	Accumulated
					Additional		Receivable	Other
	Number		Number		Paid-In	Accumulated	from	Comprehensive
	of Shares	Amount	of Shares	Amount	Capital	Deficit	Stockholders	Loss

Balance at January 31, 2000	—	$—	—	$—	$—	$—	$—	$—

Issuance of stock to the partners of KPMG LLP and KPMG LLP	—	—	381,220,139	3,812	(3,812)	—	—	—

Issuance of note to KPMG LLP	—	—	—	—	(630,000)	—	—	—

Employee stock awards	—	—	1,568,121	16	17,234	—	—	—

Notes receivable from stockholders for income taxes on stock award	—	—	—	—	—	—	(5,845)	—

Cash dividend on Series A Preferred Stock	—	—	—	—	(10,328)	—	—	—

Transfer of business from KPMG LLP	—	—	—	—	(1,758)	—	—	—

Comprehensive loss:

Net loss	—	—	—	—	—	(29,899)	—	—

Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	(20)

Total comprehensive loss

Balance at March 31, 2000	—	$—	382,788,260	$3,828	$(628,664)	$(29,899)	$(5,845)	$(20)

[Additional columns below]

[Continued from above table, first column(s) repeated]

Total

Balance at January 31, 2000	$—

Issuance of stock to the partners of KPMG LLP and KPMG LLP	—

Issuance of note to KPMG LLP	(630,000)

Employee stock awards	17,250

Notes receivable from stockholders for income taxes on stock award	(5,845)

Cash dividend on Series A Preferred Stock	(10,328)

Transfer of business from KPMG LLP	(1,758)

Comprehensive loss:

Net loss	(29,899)

Foreign currency translation adjustment, net of tax	(20)

Total comprehensive loss	(29,919)

Balance at March 31, 2000	$(660,600)

The accompanying notes are an integral part of these financial statements.

KPMG CONSULTING, INC.

(Successor to the Consulting Business of KPMG LLP)

STATEMENTS OF CASH FLOWS

	Combined

	For the Years Ended			Seven Months	Two Months	Nine Months
	June 30,			Ended	Ended	Ended
				January 31,	March 31,	March 31,
	1997	1998	1999	1999	1999	1999

				(Unaudited)	(Unaudited)	(Unaudited)

	(in thousands)

Cash flows from operating activities:

Income before partner distributions and benefits	$52,618	$98,891	$228,383	$149,660	$50,734	$200,394

Net loss

Adjustments to reconcile to net cash provided by (used in) operating activities:

Deferred income taxes	—	—	—	—	—	—

Equity in losses of affiliate	—	—	622	—	—	—

Stock awards	—	—	—	—	—	—

Depreciation	11,288	16,370	19,567	9,921	3,110	13,031

Amortization	1,903	4,968	6,572	3,398	1,020	4,418

Impairment of goodwill and other intangibles	—	—	—	—	—	—

Changes in assets and liabilities:

Accounts receivable	(22,472)	(47,756)	(95,242)	(115,829)	(40,657)	(156,486)

Unbilled revenues	(19,403)	(38,607)	30,556	(37,466)	1,599	(35,867)

Due from KPMG LLP, net	—	—	—	—	—	—

Prepaid expenses	376	(951)	(104)	374	(1,327)	(953)

Other current assets	(689)	1,003	(166)	530	(1,622)	(1,092)

Other assets	(190)	1,309	(6,710)	(1,908)	284	(1,624)

Accrued payroll and related liabilities	39,225	30,634	36,950	18,931	(6,639)	12,292

Accounts payable and other current liabilities	4,151	15,762	22,150	8,170	11,919	20,089

Accrued payable to managing directors	—	—	—	—	—	—

Due to KPMG member firms	—	—	—	—	—	—

Other liabilities	—	10,508	4,180	1,675	(28)	1,647

Other	(267)	(889)	(337)	(76)	(45)	(121)

Net cash provided by (used in) operating activities	66,540	91,242	246,421	37,380	18,348	55,728

Cash flow from investing activities:

Purchases of property and equipment	(17,549)	(23,643)	(23,698)	(12,531)	(3,012)	(15,543)

Businesses acquired, net of cash acquired	(6,052)	—	(35,683)	(8,144)	—	(8,144)

Purchases of other intangible assets	(730)	(2,887)	(13,657)	(1,691)	(11,726)	(13,417)

Net cash used in investing activities	(24,331)	(26,530)	(73,038)	(22,366)	(14,738)	(37,104)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Combined	Consolidated

	Seven Months	Two Months
	Ended	Ended
	January 31,	March 31,
	2000	2000

	(Unaudited)	(Unaudited)

	(in thousands)

Cash flows from operating activities:

Income before partner distributions and benefits	$90,292

Net loss		$(29,899)

Adjustments to reconcile to net cash provided by (used in) operating activities:

Deferred income taxes	—	(2,182)

Equity in losses of affiliate	11,394	5,084

Stock awards	—	17,250

Depreciation	13,447	5,233

Amortization	8,781	3,149

Impairment of goodwill and other intangibles	—	8,000

Changes in assets and liabilities:

Accounts receivable	(130,043)	(192,458)

Unbilled revenues	(55,122)	(146,046)

Due from KPMG LLP, net	—	(9,530)

Prepaid expenses	(843)	(8,549)

Other current assets	(20,566)	(2,139)

Other assets	(3,842)	(20,932)

Accrued payroll and related liabilities	(38,184)	19,663

Accounts payable and other current liabilities	50,382	(6,246)

Accrued payable to managing directors	—	25,000

Due to KPMG member firms	—	5,438

Other liabilities	(1,368)	(569)

Other	(1,257)	(115)

Net cash provided by (used in) operating activities	(76,929)	(329,848)

Cash flow from investing activities:

Purchases of property and equipment	(16,371)	(10,852)

Businesses acquired, net of cash acquired	(21,120)	(24,305)

Purchases of other intangible assets	(3,031)	—

Net cash used in investing activities	(40,522)	(35,157)

(continued)

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

STATEMENTS OF CASH FLOWS—Continued

	Combined

	For the Years Ended			Seven Months	Two Months	Nine Months
	June 30,			Ended	Ended	Ended
				January 31,	March 31,	March 31,
	1997	1998	1999	1999	1999	1999

				(Unaudited)	(Unaudited)	(Unaudited)

	(in thousands)

Cash flow from financing activities:

Additions (withdrawals) of capital, net	(33,289)	(74,786)	(180,107)	(26,333)	(2,355)	(28,688)

Proceeds from issuance of Series A Preferred Stock	—	—	—	—	—	—

Repayment of note payable to KPMG LLP	—	—	—	—	—	—

Proceeds from notes payable	—	6,000	17,013	12,167	493	12,660

Repayment of notes payable	—	(1,083)	(5,730)	(2,557)	(1,679)	(4,236)

Proceeds from minority interest	—	4,000	—	—	—	—

Notes receivable	—	—	—	—	—	—

Net cash provided by (used in) financing activities	(33,289)	(65,869)	(168,824)	(16,723)	(3,541)	(20,264)

Net increase (decrease) in cash and cash equivalents	8,920	(1,157)	4,559	(1,709)	69	(1,640)

Cash and cash equivalents — beginning of period	2,006	10,926	9,769	9,769	8,060	9,769

Cash and cash equivalents — end of period	$10,926	$9,769	$14,328	$8,060	$8,129	$8,129

Supplementary cash flow information:

Interest paid	$12,192	$16,388	$23,404	$17,056	$3,921	$20,977

Supplemental non-cash investing and financing activities:

Contribution of net assets from KPMG LLP

Accounts receivable retained by KPMG LLP

Unbilled revenues retained by KPMG LLP

Note payable to KPMG LLP

Deferred taxes

Note payable to KPMG LLP for business acquisition

Deferred taxes on assembled workforce resulting from business acquisitions

Dividends payable on series A preferred stock

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Combined	Consolidated

	Seven Months	Two Months
	Ended	Ended
	January 31,	March 31,
	2000	2000

	(Unaudited)	(Unaudited)

	(in thousands)

Cash flow from financing activities:

Additions (withdrawals) of capital, net	113,313	—

Proceeds from issuance of Series A Preferred Stock	—	1,050,000

Repayment of note payable to KPMG LLP	—	(630,000)

Proceeds from notes payable	18,573	7,407

Repayment of notes payable	(3,200)	(12,574)

Proceeds from minority interest	—	—

Notes receivable	—	(5,845)

Net cash provided by (used in) financing activities	128,686	408,988

Net increase (decrease) in cash and cash equivalents	11,235	43,983

Cash and cash equivalents — beginning of period	14,328	25,563

Cash and cash equivalents — end of period	$25,563	$69,546

Supplementary cash flow information:

Interest paid	$25,077	$3,827

Supplemental non-cash investing and financing activities:

Contribution of net assets from KPMG LLP		$(382,365)

Accounts receivable retained by KPMG LLP		$298,231

Unbilled revenues retained by KPMG LLP		$97,170

Note payable to KPMG LLP		$48,991

Deferred taxes		$(62,027)

Note payable to KPMG LLP for business acquisition		$28,000

Deferred taxes on assembled workforce resulting from business acquisitions		$5,390

Dividends payable on series A preferred stock		$10,328

The accompanying notes are an integral part of these financial statements.

KPMG CONSULTING, INC.

(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS

(Information for the Nine Month Period Ended
March 31, 1999, seven month period ended January 31, 2000 and two month period ended March 31, 2000, and as of March 31, 2000 is Unaudited)
(in thousands, except share and per share amounts)

1.  Basis of Presentation

      Historically, KPMG LLP has been a provider of assurance, tax and consulting services. As of January 31, 2000, KPMG LLP separated its management and information technology consulting business (“consulting business”) from its remaining businesses, and transferred this business, including substantially all of the operating assets and liabilities relating to such business, into a newly-formed corporate entity, KPMG Consulting, Inc., which became the successor to the consulting business of KPMG LLP. For periods prior to January 31, 2000, “company” refers to KPMG LLP’s consulting business which was operated in partnership form as a part of KPMG LLP; for periods commencing January 31, 2000, “company” refers to KPMG Consulting, Inc. See Note 14 for additional discussion of the separation of KPMG Consulting, Inc. from KPMG LLP, which we refer to as the “separation.”

      The financial statements of the company have been prepared in conformity with generally accepted accounting principles, on the basis of KPMG LLP’s historical cost of the assets and liabilities associated with its consulting business. KPMG LLP has, historically, operated as a partnership, and certain services relating to KPMG LLP’s assurance, tax, and consulting businesses have been provided by KPMG LLP on a centralized basis. The costs of these services have been allocated among these businesses on a basis management believes to be reasonable. However, management does not believe it is practicable to determine what the costs of these services would have been had we operated as an independent entity during the historical periods and either performed such services internally or obtained them from an unaffiliated entity. See Note 10 for additional discussion of services provided to the company by KPMG LLP. Additionally, as a partnership, all of KPMG LLP’s earnings were allocable to its partners and principals (“partners”). As a result, it is difficult to differentiate the ownership or “entrepreneurial” components of distributions to partners from the compensation component of such distributions. Accordingly, compensation and benefits for services rendered by consulting partners have not been reflected as an expense in the combined financial statements. Commencing January 31, 2000, the former partners of KPMG LLP who were associated with KPMG LLP’s consulting business became managing directors of the company and, from that date forward, all compensation and benefits incurred by the company on behalf of such managing directors will be reflected in the company’s consolidated financial statements. As a result, the combined financial statements do not reflect the financial position and results of operations that would have been reported had the company operated as a stand-alone entity as of the dates and for the periods indicated in the combined financial statements.

      On June 30, 2000 KPMG LLP transferred its valuation services practice to the company, including its employees, intellectual property, fixed assets and payroll related liabilities. KPMG LLP retained the related accounts receivable and unbilled revenue of $5,582 and $868, respectively. This transaction has been accounted for as a change in reporting entity and, accordingly, the financial statements for all historical periods have been restated to include the historical results of KPMG LLP’s valuation services practice. The effect on income before partner distribution and benefits was $2,170, $6,302 and $10,139 for the years ended June 30, 1997, 1998 and 1999, respectively, $9,279 for the nine months ended March 31, 1999 and $2,898 for the seven months ended January 31, 2000. The effect on net income for the two months ended March 31, 2000 was $1,758. The effect on the balance sheet was not significant for any period.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

2.  Summary of Significant Accounting Policies

Principles of Combination/Consolidation

      The financial statements reflect the operations of the company and its majority-owned subsidiaries after elimination of intercompany accounts and transactions. Certain prior period amounts have been reclassified to conform with current period presentation. Certain subsidiaries of the company have minority interest holders. When losses applicable to the minority interest holder in a subsidiary exceeds the minority interest in the equity capital of the subsidiary, those losses are included in the company’s results as the minority interest holder has no obligation to provide further financing to the subsidiary.

Use of Estimates

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. These estimates and assumptions relate to estimates of collectibility of accounts receivable and unbilled revenues, the realizability of goodwill and other intangible assets, costs to complete engagements, accruals, and other factors.

Revenue Recognition

      We earn revenues from a range of consulting services, including e-business and technology strategy, web architecture and design, business process design, media integration, systems integration, systems network and outsourcing. Revenue includes all amounts that are billed or billable to clients. Revenues for services rendered are recognized on a time and materials or percentage-of-completion basis, depending upon the contract with the client. Revenues related to time and material contracts are recognized in the period in which services are performed. Revenues related to fixed price contracts are recognized based upon professional costs incurred as a percentage of estimated total professional costs of the respective contracts. The cumulative impact of any revisions in estimated total revenues and direct contract costs are recognized in the period in which they become known. Unbilled revenues represent revenues for services performed that have not been billed.

      Revenues from the following sources have, in the aggregate, been insignificant to date. Revenues from software and hardware sales are recognized after installation is completed. Maintenance arrangement revenues are recognized ratably over the term of each maintenance contract.

Costs of Service

      Professional compensation consists of payroll costs and related benefits associated with professional staff. Other direct contract expenses include travel, subcontracting and direct contract expenses. Other costs of service include expenses attributable to support and professional staff. Amortization includes the amortization of goodwill and other intangible assets used in the delivery of professional services. Substantially all of our research and development activities have been incurred pursuant to specific client contracts and, accordingly, have been expensed as costs of service as incurred.

Cash Equivalents

      Cash equivalents consist of demand deposits and highly liquid investments with original maturities of three months or less.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

     Investments

      Investments in a marketable equity security of $1,600 and in other equity securities of $6,300 at March 31, 2000 are included in other current assets and other assets, respectively. The marketable equity security is carried at fair value. The company’s equity securities are carried at the lower of the company’s cost or estimated fair value.

Property and Equipment

      Furniture, equipment and leasehold improvements are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Furniture and equipment are depreciated over three to seven years. Leasehold improvements are amortized over the remaining term of the lease.

Goodwill and Other Intangible Assets

      Goodwill represents the cost of acquired companies in excess of the fair value of the net assets acquired. Goodwill is amortized by the straight-line method over the expected periods of benefit, ranging from five to twenty years.

      Other intangible assets includes the portion of the cost of acquired companies assigned to the assembled workforce, purchased or developed software, software licensing rights, and other intangible assets obtained through acquisitions. Other intangible assets are amortized principally by the straight-line method over their expected period of benefit. Assembled workforce is amortized over periods ranging from 5 to 9 years. The cost of software purchased for internal use is capitalized in accordance with Statement of Position No. 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use” and included in Other Intangible Assets and amortized to expense by the straight-line method over an estimated useful life. The cost of software purchased for resale, including software acquired through acquisitions of businesses, is capitalized and amortized to expense over the estimated economic lives of the products, on a product-by-product basis, based on the greater of the ratio of current revenues of a product to the total anticipated revenues for that product, or the amount determined by the straight-line method. No internal costs relating to web-site development, or software developed for resale have been capitalized as such costs have been insignificant.

      The company reviews the carrying value of its long-lived assets, including property and equipment, goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future net cash flows expected to be generated by the asset. If estimated future net cash flows are less than the carrying amount of the asset, the asset is considered impaired and an expense is recorded in an amount required to reduce the carrying amount of the asset to its then fair value.

Foreign Currency Translation

      Assets and liabilities of the operations of the company denominated in foreign currencies are translated into United States dollars using current exchange rates. Revenues and expenses are translated at an average exchange rate during the periods. Foreign exchange gains and losses have not been significant. The cumulative translation adjustment is reported as a component of “Accumulated other comprehensive expense” in stockholders’ equity on the consolidated balance sheet.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

Fair Value of Financial Instruments

      The financial statements include the following financial instruments that require disclosures of fair values: cash and cash equivalents, investments, acquisition obligation and notes payable. No comparison of fair values to the carrying values of these financial instruments is presented as their fair values are not significantly different than their carrying values.

Concentration of Credit Risk

      Financial instruments that subject the company to credit risk consist primarily of accounts receivable and unbilled revenues. Concentrations of credit risk are limited due to the company’s large number of clients and their dispersion across many different industries.

Income Taxes

      Historically, the company generally operated within the partnership of KPMG LLP and, therefore, as a partnership was not subject to federal and state income taxes. Such taxes were the responsibility of the individual partners. While operating in the partnership form, the company applied the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes” for a wholly owned corporation acquired in May 1999. Commencing with the separation from KPMG LLP on January 31, 2000, the Company commenced operations in corporate form and became subject to federal and state income taxes.

Stock Based Compensation

      The company discloses information relating to stock-based compensation awards in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”, and has elected to apply the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” to such compensation awards. The company grants employee stock options at an exercise price equal to the fair market value at the date of grant. No compensation expense is recorded with respect to such stock option grants.

Earnings Per Share

      Earnings per share (“EPS”) is computed in accordance with SFAS No. 128, “Earnings Per Share.” Basic and diluted EPS are the same since there were no securities outstanding with a dilutive effect for the two months ended March 31, 2000.

      Options to purchase 41,029,503 shares were outstanding at March 31, 2000 but were not included in the computation of diluted earnings per share since the effect was not dilutive. The Company’s Series A Mandatorily Redeemable Convertible Preferred Stock with a value of $1,050,000 becomes convertible into common stock at the election of the holder upon consummation of an initial public offerings. Such stock is convertible at a discount under certain circumstances of between 75% and 80% of the initial public offering price of common stock. See Note 14 for a description of the Series A Preferred Stock.

Advertising Expense

      Advertising costs are expensed when advertisements are first placed or run. Advertising expense, which is included in selling, general and administrative expenses, totaled $11,074 for the year ended June 30, 1999, $5,703 for the seven months ended January 31, 2000, and $2,073 for the two months ended March 31, 2000. Advertising expense for the years ended June 30, 1997 and 1998 were not significant.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

Recently Issued Accounting Standard

      In June 1998, SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” was issued and, as amended by SFAS No. 137, requires adoption by the company no later than July 1, 2000. This statement requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The adoption of this statement is not expected to materially impact the company’s historical financial statements because the company currently does not use derivative instruments.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (“SAB 101”), which summarizes views of the Commission staff in applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current revenue recognition principles are consistent with the guidance set forth in SAB 101.

      EITF 00-2, “Accounting for Web Site Development Costs,” issued February 2000, is effective no later than July 1, 2000. This pronouncement requires the capitalization and amortization of certain web site software costs in instances where the web-site is used for internal use. The company plans to implement EITF 00-2 on July 1, 2000, and does not believe its adoption will have a material effect on the company’s financial statements.

Interim Financial Statements (Unaudited)

      The accompanying financial information presented as of March 31, 2000 and for the nine months ended March 31, 1999, the seven months ended January 31, 2000 and the two months ended March 31, 2000 is unaudited. In the opinion of the company’s management, this financial information reflects all adjustments necessary for a fair presentation of the financial information for such periods. These adjustments consist of normal, recurring items. Operating results for interim periods are not necessarily indicative of the results for any other period or for an entire year.

3.  Accounts Receivable

	June 30,
			March 31,
	1998	1999	2000

			(Unaudited)

Accounts receivable	$143,270	$239,912	$284,426

Allowance for doubtful accounts	(2,100)	(3,500)	(6,000)

	$141,170	$236,412	$278,426

4.  Investment in Affiliate

      On June 3, 1999 the company and Qwest Communications International, Inc. (“Qwest”) formed Qwest Cyber.Solutions, LLC (“QCS”), a company involved in applications outsourcing. QCS’s fiscal year end is December 31. The company holds a 49% interest in QCS, with the remaining 51% interest being held by Qwest. The company acquired its interest by contributing net assets, primarily related to Softline Consulting & Integrators, Inc. (“Softline”) which was acquired on May 27, 1999 (see Note 11) with a historical cost of $96,883, to QCS. The company’s cost basis of its investment in QCS exceeded its proportionate share of QCS’s net assets by $38,083. The excess cost represents goodwill and is being amortized by the straight-line method over seven years.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

      Summarized financial information of QCS is as follows:

	For the period	Nine months
	from June 3	ended
	to June 30,	March 31,
	1999	2000

		(unaudited)
Operating Information

Revenues	$8,376	$62,194

Gross margin	1,655	8,618

Net loss	(302)	(22,819)

	June 30,	March 31,
	1999	2000

		(unaudited)
Balance Sheet Information

Current assets	$61,391	$46,055

Noncurrent assets	59,136	67,862

Total assets	$120,527	$113,917

Current liabilities	$829	$17,038

Equity	119,698	96,879

Total liabilities and equity	$120,527	$113,917

      Assets and equity are adjusted for a $30,000 stockholder note receivable, which is classified within QCS’s equity.

	June 30,	March 31,
	1999	2000

		(unaudited)

Investment in QCS:

Interest in QCS’s equity (49%)	$58,652	$46,382

Excess of investment over share of QCS’s equity	37,609	33,401

Total	$96,261	$79,783

		Seven months	Two months
	Year ended	ended	ended
	June 30,	January 31,	March 31,
	1999	2000	2000

		(unaudited)	(unaudited)

Equity in losses:

Interest in QCS’s losses (49%)	$(148)	$(8,093)	$(4,177)

Amortization of excess investment in QCS	(474)	(3,301)	(907)

Total	$(622)	$(11,394)	$(5,084)

      The net loss of QCS for the nine months ended March 31, 2000 of $22,819 includes $2,222 of income solely attributed to Qwest.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

5.  Property and Equipment

		Accumulated
		Depreciation
		and
	Cost	Amortization	Net

June 30, 1998

Equipment	$72,519	$(45,008)	$27,511

Furniture	2,765	(292)	2,473

Leasehold improvements	2,322	(408)	1,914

Total	$77,606	$(45,708)	$31,898

June 30, 1999

Equipment	$80,379	$(49,368)	$31,011

Furniture	4,019	(410)	3,609

Leasehold improvements	2,429	(723)	1,706

Total	$86,827	$(50,501)	$36,326

March 31, 2000 (Unaudited)

Equipment	$104,523	$(64,246)	$40,277

Furniture	9,383	(2,822)	6,561

Leasehold improvements	3,465	(1,646)	1,819

Total	$117,371	$(68,714)	$48,657

6.  Goodwill and Other Intangible Assets

	June 30,
			March 31,
	1998	1999	2000

			(unaudited)

Goodwill	$12,250	$20,394	$57,404

Accumulated amortization	(5,307)	(9,627)	(15,210)

Goodwill, net	$6,943	$10,767	$42,194

Other intangible assets:

Software licensing agreement	$—	$10,000	$6,000

Internal use software	4,591	8,248	35,867

Assembled workforce	—	2,262	15,762

Other	—	2,322	2,612

	$4,591	$22,832	$60,241

Accumulated amortization	(3,003)	(5,255)	(8,476)

Other intangibles, net	$1,588	$17,577	$51,765

      The software licensing agreement was executed in 1999 for a three-year period, with a one year renewal option. The licensing fee is being amortized by the straight-line method over three years. In March 2000, the company recorded an impairment charge of $8,000 for a writedown of goodwill of $4,000 and the software licensing agreement of $4,000. The impairment charge is included in amortization of goodwill and other intangible assets.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

7.  Notes Payable

	June 30,
			March 31,
	1998	1999	2000

			(Unaudited)

Trade notes payable	$—	$8,513	$20,305

Other notes payable	—	1,500	—

Other debt	4,917	6,187	6,101

	4,917	16,200	26,406

Less: current portion	4,917	8,028	15,973

	$—	$8,172	$10,433

      Trade notes are payable in quarterly installments through 2003, except for one note of $3,813 which was repaid in full on August 3, 2000. The trade notes bear interest at interest rates between 7% and 9.4%. Other notes payable bear interest at 12% per annum and mature between June 2001 and June 2002. Other debt primarily consists of short-term yen-denominated borrowings which bear interest from 1.4% to 2.1% as of June 30, 1999.

8.  Other Liabilities

      In August 1997, the company entered into a collaboration agreement with Microsoft Corporation. The agreement is intended to enable the company to develop a broad portfolio of services and solutions to enable the rapid deployment of Microsoft products. Under the agreement, Microsoft paid the company $10,000 in August 1997, $2,000 in February 1999, $2,000 in September 1999 and is obligated to pay the company an additional $1,000 in August 2000. The agreement requires the company to train a specified number of consultants to be proficient in Microsoft products, and to participate in joint marketing efforts with Microsoft. Revenue was not recognized for the $10,000 payment due to the minimum royalty liability of $10,000 associated with the agreement as set forth in the following paragraph. The remaining payments were recognized as revenues as training and other costs associated with the agreement were incurred.

      The agreement also provides for the company to pay Microsoft royalties on certain net revenues for business relating to Microsoft products. The royalty period commences in August 2000 and ends on the earlier of the date on which the company makes the maximum aggregate royalty payment of $10,000 or June 30, 2006. If aggregate payments on June 30, 2006 are less than $10,000, the company is obligated to make a final payment for the difference. This obligation is included in other liabilities on the combined balance sheet.

9.  Income Taxes

      All tax information prior to January 31, 2000 is attributed to the company’s wholly-owned subsidiary corporation. A tax benefit of $151 and $734 for the year ended June 30, 1999 and seven months ended January 31, 2000 (unaudited), respectively, was recorded in selling, general and administrative expenses. A deferred income tax liability of $8,777 at June 30, 1999 is due to the difference in tax and book basis of certain intangibles related to this wholly-owned subsidiary corporation.

      The company accounts for corporate income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. A valuation allowance is provided when it is more likely than not

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

      The components of income tax expense for the two months ended March 31, 2000 (unaudited) are as follows:

Current:

Federal	$—

State	—

Foreign	—

Total	$—

Deferred:

Federal	$(2,182)

State	—

Foreign	—

Total	$(2,182)

Total income taxes	$(2,182)

      The following table presents the principal reasons for the difference between the effective tax rate and the United States federal statutory income tax rate:

Two months
ended
March 31,
2000

U.S. federal statutory income tax rate	(35.0% )

Employee stock awards	18.0%

Change in valuation allowance	9.3%

Other	0.9%

Effective income tax rate	(6.8% )

      For the two months ended March 31, 2000, net loss before taxes is primarily from operations in the United States.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

      The temporary differences which give rise to a significant portion of deferred tax assets and liabilities as of March 31, 2000 (unaudited), are as follows:

Deferred tax assets:

Allowance for bad debts	$5,038

Goodwill	3,042

Net operating loss carryforwards	13,299

Accrued compensation	25,715

Vacation accrual	10,435

Accrued payable to managing directors	11,200

Reserve for claims	4,300

Accrued liabilities	25,991

Other	2,208

Total gross deferred tax assets	101,228

Less valuation allowance	7,589

Net deferred tax assets	$93,639

Deferred tax liabilities:

Intangible assets	$24,128

Unbilled revenues	17,927

Other	259

Total deferred tax liabilities	$42,314

Net deferred tax asset	$51,325

      The deferred tax asset at March 31, 2000 is primarily the result of our incorporation and was included in KPMG’s determination of assets and liabilities that were transferred to the company upon separation. The company has net operating loss carryforwards at March 31, 2000 of approximately $10,000 which expire at various dates through 2020. The company has also recorded a deferred tax asset for the net operating losses of approximately $23,000 incurred during the two month period ended March 31, 2000. A valuation allowance has been recorded due to the uncertainty of the recognition of certain deferred tax assets. The net change in the valuation allowance for the two months ended March 31, 2000 was an increase of $2,991.

10.  Transactions with Related Parties

      KPMG LLP

      Shared Services. Historically, certain services relating to KPMG LLP’s assurance, tax and consulting businesses have been provided by KPMG LLP on a centralized basis. These services include the following functions: human resources, employee benefits, benefits administration, accounting services, treasury, risk management, training, property management, general legal services, marketing, technology infrastructure, data processing and other administrative and executive functions. The financial statements for all historical periods include allocations of these centralized costs based on the actual cost of such services, on substantially the same basis as provided for in the outsourcing agreement, as discussed below.

      KPMG LLP and the company entered into a transition services agreement, (see note 14), pursuant to which the company will continue to obtain the majority of these services from KPMG LLP. Under the transition services agreement, such costs are allocated among KPMG LLP’s assurance and tax businesses, and

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

the company primarily on the basis of full-time equivalent personnel and actual usage (specific identification). The allocation of costs to the company for such services is based on the actual costs incurred by KPMG LLP.

      Effective July 1, 2000, certain costs relating to the coordination and management of a multidisciplinary professional services organization which have been allocated to the company in the past will no longer be charged to the company, as such services are not necessary for the company to operate its business as an independent company. Additionally, certain other services that have been provided by KPMG LLP, including certain marketing and legal services, are either duplicative or will otherwise be performed directly by the company and, as a result, no further costs will be charged by KPMG LLP for such services.

      The transition services agreement expires on the fourth anniversary of the closing of this offering. As the wind down of the receipt of services from KPMG LLP occurs, the company is obligated to pay to KPMG LLP any “excess costs” incurred as a result of having made investments in systems, personnel or other assets assuming our company would remain a part of KPMG LLP. Excess costs include those costs incurred or to be incurred by KPMG LLP from the termination or winding down of a service as a result of KPMG LLP’s investment in and development of shared infrastructure and national support capabilities, such as unnecessary software licensing arrangements and investments in technology and any related costs of termination. It is the intent of the parties that, during the term of the transition services agreement, the company will wind down its receipt of services from KPMG LLP and will develop its own internal infrastructure and support capabilities or seek third party providers of such services. The company expects to work with KPMG LLP during transition period to minimize any excess costs arising from the termination of the outsourcing agreement. As a result, the company does not believe the amount of “excess costs”, if any, arising from the termination of the transition services agreement will have a material effect on its consolidated financial position.

      The company’s management believes that the basis used for allocations of the costs of shared services is reasonable.

      Retirement and Benefit Plans. Historically, all of KPMG LLP’s employees, including those involved in KPMG LLP’s consulting business, participated in various KPMG LLP sponsored benefit and retirement plans. KPMG LLP’s costs with respect to these plans have been allocated among KPMG LLP’s assurance, tax and consulting businesses. KPMG LLP has retained the assets and liabilities under these plans, other than those relating to KPMG LLP’s 401(k) plan, with respect to all employees and former employees of the company. The assets related to the company’s employees who participated in KPMG LLP’s 401(k) plan will be transferred into a new company sponsored 401(k) plan. No further benefits will accrue to the company’s employees under KPMG LLP retirement and benefit plans.

      Interest Expense. Historically, cash management functions for KPMG LLP’s assurance, tax, and consulting businesses have been performed on a centralized basis by KPMG LLP. Further, a substantial portion of KPMG LLP’s total cash requirements have been obtained through utilization of partners’ available capital account balances. In return, the KPMG LLP partners were paid interest on their total capital account balances at floating interest rates based on the prime rate plus 1%. Total interest expense, net of interest earned, incurred by KPMG LLP for all historical periods, including interest paid to partners, has been allocated between KPMG LLP’s assurance, tax and consulting businesses based on relative average balances of accounts receivable and unbilled revenues.

      Occupancy. Under the existing outsourcing agreement, the company is allocated most of its office space from KPMG LLP. In addition to rental expense, allocated occupancy costs also includes all facility related charges.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

      Total expenses allocated to the company with regard to shared services, retirement and benefit plans, occupancy and interest are as follows:

				Nine	Seven	Two
	Year Ended			Months	Months	Months
	June 30,			Ended	Ended	Ended
				March 31,	January 31,	March 31,
	1997	1998	1999	1999	2000	2000

				(Unaudited)	(Unaudited)	(Unaudited)

Occupancy costs	$28,533	$40,536	$48,780	$36,585	$32,570	$9,701

Retirement and benefit plans	17,755	24,933	38,949	27,825	32,848	8,449

Other shared service costs	130,475	167,310	201,270	108,414	128,605	29,011

Total shared service costs	$176,763	$232,779	$288,999	$172,824	$194,023	$47,161

Amount included in:

Selling, general and administrative expenses	$141,821	$182,229	$223,476	$123,112	$148,738	$37,575

Other costs of service	34,942	50,550	65,523	49,712	45,285	9,586

Total	$176,763	$232,779	$288,999	$172,824	$194,023	$47,161

Interest expense	$12,192	$15,988	$23,352	$20,825	$23,504	$2,713

      Related Party Revenues and Costs of Service. The company has periodically provided consulting services directly to KPMG LLP and other affiliates. Additionally, KPMG LLP’s assurance and tax businesses sometimes utilize the company’s consultants in servicing their assurance and tax engagements. Correspondingly, the company sometimes utilizes KPMG LLP assurance and tax professionals in servicing their consulting engagements. Management believes that the revenues earned and fees paid between KPMG LLP’s assurance and tax businesses, other affiliates and the company were determined on a basis substantially equivalent to what would have been earned and paid in similar transactions with unrelated parties. The revenues earned from, and costs paid to KPMG LLP as a result of these services are summarized as follows:

					Seven
				Nine Months	Months	Two Months
	Year Ended June 30,			Ended	Ended	Ended
				March 31,	January 31,	March 31,
	1997	1998	1999	1999	2000	2000

				(Unaudited)	(Unaudited)	(Unaudited)

Revenues:

Consulting services provided to KPMG LLP	$11,377	$18,400	$79,600	$37,742	$24,409	$17,834

Utilization of consultants by KPMG LLP	36,108	64,628	48,986	35,539	30,969	6,042

	$47,485	$83,028	$128,586	$73,281	$55,378	$23,876

Costs of Service:

Utilization of KPMG LLP professionals	$19,390	$20,262	$27,119	$18,265	$10,078	$2,099

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

      Amounts due from and payable to KPMG LLP as a result of these services are:

As of
March 31,
2000

(Unaudited)

Due from KPMG LLP, net:

Accounts receivable	$7,044

Unbilled revenues	9,332

Accounts payable and accrued liabilities	(8,853)

$7,523

Other Related Parties — (See Note 4 and 14)

      Revenues earned from other related parties are as follows:

					Seven
				Nine Months	Months	Two Months
	Year Ended June 30,			Ended	Ended	Ended
				March 31,	January 31,	March 31,
	1997	1998	1999	1999	2000	2000

				(Unaudited)	(Unaudited)	(Unaudited)

Revenues:

Cisco	$5,518	$1,302	$4,024	$3,300	$3,800	$3,364

Qwest	14	594	2,675	1,215	22,260	6,600

QCS	—	—	—	—	42	324

	$5,532	$1,896	$6,699	$4,515	$26,102	$10,288

11.  Acquisitions and Related Obligations

      OAD Group, Inc.: On August 26, 1998, KPMG LLP acquired all of the outstanding stock of OAD Group, Inc. for $9,000 ($5,000 was paid at closing, $2,000 was paid in August 1999 and $2,000 is due in August 2000).

      Softline Consulting & Integrators, Inc.: On May 27, 1999, KPMG LLP acquired all of the voting common stock of Softline, a systems integration company, for $27,540 in cash, and entered into an agreement to acquire all of the Softline nonvoting common stock for not less than $65,000. The $65,000 acquisition obligation for the nonvoting common stock accrues interest at 6% per annum, and was due by its terms at the earlier of a demand by a majority vote of the nonvoting shareholders, or May 8, 2000. In the event the company had provided notice of an initial public offering on or before May 8, 2000, the nonvoting shareholders would have had the right to convert the acquisition obligation of $65,000, plus accrued interest, into the company’s common shares at a conversion price equal to the initial public offering price less the underwriter’s per share discount. This obligation was not retired at its maturity. The company and the counter parties to this agreement are presently discussing alternative methods of liquidating this obligation, including payment in cash, the issuance of the company’s capital stock, or some combination thereof.

      The above acquisitions have been accounted for as purchases and, accordingly, the purchase price of each acquisition was assigned to the assets acquired and liabilities assumed based on their respective fair values at

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

the dates of acquisition. The OAD acquisition resulted in the recognition of goodwill in the amount of $8,100, while the Softline acquisition resulted in the recognition of goodwill of $79,148 and intangible assets (primarily assembled workforce) of $22,319. A substantial portion of the acquired Softline business was transferred to a newly-formed entity, QCS, shortly after the acquisition (see Note 4).

      The operating results of OAD and Softline have been included in the accompanying combined statement of income before partner distributions and benefits from the respective dates of the acquisitions. The following unaudited pro forma financial information reflects the results of operations for the years ended June 30, 1998 and 1999, as if the acquisitions had occurred on July 1, 1997, after giving effect to purchase accounting adjustments. These pro forma results are not necessarily indicative of what the results would have been had the acquisitions actually occurred on July 1, 1997.

	1998	1999

	(Unaudited)	(Unaudited)

Revenues	$1,492,715	$2,071,131

Income before partner distributions and benefits	$76,675	$203,267

12.  Commitments and Contingencies

      The company is involved in legal proceedings, claims and litigation arising in the ordinary course of business. Additionally, under its contracts with the U.S. Government, the company is subject to audit by the Defense Contract Audit Agency, which could result in adjustments of amounts previously billed. Based on its current assessment, management believes that the company’s financial statements include adequate provision for estimated costs and losses that may ultimately be incurred with regard to such matters. However, such matters are subject to many uncertainties and, as a result, their ultimate outcome may differ from management’s current estimates.

      A number of issues relating to payroll withholding and other payroll and employment-related matters have arisen with respect to Softline Consulting Integrators, Inc. (“Softline”), which was acquired on May 27, 1999 (see Note 11). The acquisition agreements entered into with the Softline selling shareholders in connection with the acquisition included an acquisition obligation to the Softline selling shareholders in the amount of $65,000. This obligation matured on May 8, 2000. The Company intends to either negotiate a settlement of the matters described above with the Softline selling shareholders or withhold payment of a portion of the acquisition obligation at maturity pursuant to the indemnification provisions included in the acquisition agreements or otherwise reasonably sufficient to satisfy the estimated potential liabilities that might ultimately be determined in connection with these matters. The company does not believe that the ultimate resolution of these matters will have a material impact on the company’s financial position or results of operations.

      As described in note 10, the company is potentially liable for the payment of any excess costs incurred by KPMG LLP in connection with the winding down and termination of the transition services agreement between the company and KPMG LLP. It is the intent of the parties that, during the term of the transition services agreement, the company will wind down its receipt of services from KPMG LLP and will develop its own internal infrastructure and support capabilities or seek third party providers of such services. Based on its plans for an orderly wind down and termination of the transition services agreement, the company does not believe that the amount of excess costs, if any, that will ultimately be incurred in connection with the termination of the transition services agreement will have a material effect on the company’s consolidated financial position.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

13.  Segment Information

      The company’s principal business activity is providing consulting services. The company provides consulting solutions which combine strategy, business operations improvement and technology. These services are performed throughout the industry segments.

      The company has identified its Chief Executive Officer as the chief operating decision maker. The chief operating decision maker evaluates performance and allocates resources based upon industry segments. An industry leader individually manages each industry segment.

      The accounting policies for the industry segments are the same as those followed by the company, which are described in Note 2. Expenses allocated to the company by KPMG LLP pursuant to the existing outsourcing agreement (see Note 10) are not allocated to the industry segments. There are no inter-segment revenues. Revenues and costs of service are credited or charged directly to the industry segment.

		Depreciation
		&	Interest	Operating		Capital
	Revenues	Amortization	Expense(2)	Income	Assets(3)	Expenditures

1999

Financial Services	$520,451	$4,179	$6,125	$176,551	$41,841	$5,207

Consumer and Industrial Markets	406,826	6,317	5,988	122,788	48,400	4,337

Public Services	554,714	6,266	13,995	123,812	145,873	8,644

High Tech	174,393	3,741	2,573	53,909	24,239	1,837

Communications and Content	175,514	2,273	3,084	47,693	27,396	2,463

Health Care	121,866	1,941	2,133	39,340	13,022	1,020

Corporate/Other(1)	27,772	1,422	(8,741)	(309,820)	183,620	190

Total	$1,981,536	$26,139	$25,157	$254,273	$484,391	$23,698

1998

Financial Services	$384,816	$3,205	$4,864	$121,003	$43,521	$3,492

Consumer and Industrial Markets	324,670	5,763	6,407	78,900	46,074	8,149

Public Services	419,125	6,050	8,947	73,516	123,310	8,437

High Tech	118,438	1,037	1,375	32,169	16,643	960

Communications and Content	81,165	1,517	936	24,000	17,787	1,264

Health Care	96,964	1,248	1,401	23,621	14,805	1,341

Corporate/Other(1)	3,713	2,518	(7,120)	(238,127)	25,524	—

Total	$1,428,891	$21,338	$16,810	$115,082	$287,664	$23,643

1997

Financial Services	$255,134	$2,777	$4,035	$65,171	$36,542	$4,215

Consumer and Industrial Markets	176,823	4,488	2,031	48,150	23,881	3,900

Public Services	296,253	2,794	7,618	67,650	78,973	4,995

High Tech	90,553	1,190	1,168	20,348	10,984	2,241

Communications and Content	52,086	584	560	14,316	6,800	1,160

Health Care	76,790	967	1,100	25,521	13,838	1,038

Corporate/Other(1)	—	391	(3,484)	(175,510)	27,339	—

Total	$947,639	$13,191	$13,028	$65,646	$198,357	$17,549

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

					As of and for the
	Nine months ended		Seven months ended		two months ended
	March 31, 1999		January 31, 2000		March 31, 2000

					(Unaudited)
	(Unaudited)		(Unaudited)			Operating
		Operating		Operating		Income
Interim Periods	Revenues	Income	Revenues	Income	Revenues	(Loss)	Assets

Financial Services	$386,659	$129,650	$292,773	$81,337	$87,973	$13,518	$69,251

Consumer and Industrial Markets	306,974	89,223	201,928	51,693	58,736	6,620	44,225

Public Services	413,169	103,928	404,992	122,857	127,885	16,871	201,271

High Tech	115,796	38,365	142,884	37,979	51,491	2,241	29,296

Communications and Content	123,437	34,787	161,038	29,794	68,644	7,748	91,113

Health Care	92,987	32,161	55,579	13,842	15,700	620	16,255

Corporate/Other(1)	20,420	(206,393)	5,624	(208,505)	22,266	(72,627)	427,462

Total	$1,459,442	$221,721	$1,264,818	$128,997	$432,695	$(25,009)	$878,873

(1)	Other includes investment in affiliated company (QCS), which is not specific to any individual segment. Other also includes expenses charged to the company by KPMG LLP pursuant to the existing outsourcing agreement.

(2)	Interest expense is allocated to the industry segments based on accounts receivable and unbilled revenues.

(3)	Industry segment assets provided to the chief operating decision maker only include accounts receivable, unbilled revenues and certain property and equipment directly attributed to the industry segment. All other assets are not allocated to industry segments and are deemed to be corporate assets.

      Revenues attributed to foreign countries were $0, $3,713 and $27,626 for the years ended June 30, 1997, 1998, and 1999, respectively. The company attributes revenue based on the country where the client is based. Long lived assets in foreign locations were not significant in any period.

      The company’s Public Services industry segment has a significant percentage of their engagements performed on a fixed-price or fixed-time basis and derives revenues from departments and agencies of the United States government. While most of our government agency clients have the ability to unilaterally terminate their contracts, the company’s relationships are generally not with political appointees; and the company has not typically experienced a loss of federal government business with a change of administration. U.S. Federal government revenues accounted for 8.6%, 10.0% and 8.4% of the company’s revenues for 1997, 1998 and 1999, respectively.

14.  Events Subsequent to June 30, 1999

      The Separation: On January 31, 2000, KPMG LLP transferred its consulting business into a separate company, KPMG Consulting, LLC. KPMG Consulting, LLC, through the transactions described herein, is 99.5% owned by the company, and is 0.5% owned by KPMG LLP. KPMG LLP will exchange its 0.5% interest in KPMG Consulting, LLC for 2,186,950 additional shares of the company’s common stock upon the consummation of an initial public offering of the company’s common stock.

      The company was incorporated on August 17, 1999, however it did not formally commence significant operations until January 31, 2000. KPMG LLP, KPMG Consulting, LLC and the company entered into certain agreements relating to the separation of KPMG LLP’s consulting business, the transfer of that business to the company and the distribution of the company’s common stock. In connection with these transactions 257,515,000 shares of the company’s common stock were issued to KPMG LLP and

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

123,773,000 shares were issued to partners of KPMG LLP, including partners associated with KPMG LLP’s consulting business. The company also issued a demand note to KPMG LLP in the principal amount of $630,000 in connection with the separation. As soon as practicable, the company plans to undertake an initial public offering in which the company, KPMG LLP and certain partners of KPMG LLP will offer the company’s common stock to the public. The authorized capital structure of the company consists of both common stock and preferred stock. The preferred stock may be issued only upon designation of one or more series by the Board of Directors.

      On January 31, 2000, all of the assets and liabilities associated with KPMG LLP’s consulting business (other than accounts receivable and unbilled revenues of $298,230 and $97,170, respectively, which were retained by KPMG LLP), were transferred to KPMG Consulting, LLC. These assets and liabilities were recorded by KPMG Consulting, LLC at KPMG LLP’s historical cost. On June 30, 2000 KPMG LLP transferred its valuation services practice to our company. KPMG LLP transferred fixed assets and payroll liabilities to us and retained related accounts receivables and unbilled revenues of $5,582 and $868 respectively. In connection with the separation, the company will indemnify KPMG LLP and its partners for any liabilities or losses, including the KPMG LLP retained accounts receivable and unbilled revenues relating to the company or otherwise assigned to the company.

      Our managing directors resigned from the KPMG LLP partnership as of January 31, 2000. The terms of our separation from KPMG LLP provide that, for the period from January 31, 2000 through June 30, 2000, during which period none of our outstanding common stock was held by outside investors, the profits of KPMG LLP and our company are to be allocated among the partners of KPMG LLP and the managing directors of our company as if the entities had been combined through June 30, 2000. Under this arrangement, the payments to be made to the company’s managing directors will be paid by our company. The amount attributed to this arrangement for the two month period ended March 31, 2000 is $25 million. Subsequent to June 30, 2000, no further payments will be made to or received from KPMG LLP based on the combined profitability of the two firms.

      Cisco Transaction: On January 31, 2000, Cisco Systems, Inc. (“Cisco”) purchased 5,000,000 shares of the company’s Series A Mandatorily Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) for $1,050,000. Immediately following the sale of the Series A Preferred Stock, the company paid the demand note of $630,000 issued to KPMG LLP in connection with the separation. The Series A Preferred Stock has no voting rights except for the election of two directors and in connection with certain fundamental events such as mergers, sale of substantially all assets and charter amendments; carries a 6% annual dividend, payable quarterly; and is convertible at Cisco’s option, upon the consummation of an initial public offering, into the company’s common stock at a discounted price in relation to the initial public offering price, with the actual conversion price being dependent on the aggregate value of the company on the initial public offering date. In the event an initial public offering is consummated and Cisco elects to convert the Series A Preferred Stock, the conversion price per share will be between 75% to 80% of the initial public offering price per share or, at certain initial public offering pricing levels, at a price that will result in Cisco owning not less than 18.2% or more than 19.9% of the total number of shares of the company’s common stock outstanding after giving effect to such conversion.

      The intrinsic value (i.e., the “beneficial conversion feature”) ascribable to the Series A Preferred Stock as a result of the discounted conversion price will be reflected as a preferred dividend and a reduction of net income available to common stockholders as of the date of the initial public offering. The value of the beneficial conversion feature would be an amount between $262,500 and $482,300, depending on the actual aggregate value of the company on the initial public offering date.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

      The Series A Preferred Stock is redeemable at Cisco’s option at any time after 5 years from the date of issuance if an initial public offering of the company’s common stock has not occurred. In such event, the redemption price is payable in three annual installments. At the request of Cisco, if their beneficial ownership of the company exceeds 19.9%, Cisco has the right to require the company to redeem the portion of the Series A Preferred Stock that causes its beneficial ownership to exceed 19.9% at the greater of the original issue price or the fair market value of the Series A Preferred Stock. Additionally, the company has agreed not to enter into an agreement relating to a merger, consolidation or other business combination involving any of four specified companies during the five year period following the issuance of the Series A Preferred Stock to Cisco. If the company were to enter into any such transaction, the company could be obligated to repurchase any outstanding securities of the company held by Cisco and to make an additional cash payment to Cisco equal to the company’s consolidated revenues for the twelve months preceding the transaction.

      The company has also entered into an alliance agreement with Cisco, pursuant to which the company and Cisco have agreed to cooperate for the purpose of joint marketing and solution development.

      Borrowings: Pursuant to the separation and transfer of assets and liabilities to KPMG Consulting, LLC, the company also issued a $48,991 demand note to KPMG LLP. We also issued on February 1, 2000 a $28,000 demand note to KPMG LLP in connection with our acquisition of the Canadian consulting business of a KPMG member firm. The demand notes bear interest at prime-rate (8.5% at January 31, 2000). On January 31, 2000 KPMG LLP also agreed to lend the company up to $100,000 under a demand note at an interest rate of prime less 1%. On May 24, 2000, the company entered into a credit agreement with a commercial lender which provides the company with a revolving credit facility in an aggregate principal balance not to exceed $100,000 and a revolving line of credit facility in the aggregate amount not to exceed $100,000. The funds available under the credit agreement may be used for general corporate purposes, for working capital, and for acquisitions subject to permission from the lender. The revolving credit facility and the revolving line of credit facility expire on May 24, 2004 and May 15, 2001, respectively. Annually, the revolving line of credit facility can be extended at the request of the company and the consent of the lender. The company has agreed to pay a commitment fee ranging from 0.15% to 0.30%, which varies based on the company’s leverage ratio at each quarter-end. At June 30, 2000, the company’s borrowings under the revolving credit facility and the revolving line of credit facility were $32,000 and $0, respectively.

      The credit agreement restricts the company’s ability to pay dividends, incur additional indebtedness, and purchase capital equipment. The credit agreement requires the Company to maintain certain levels of net income and net worth. The credit agreement also contains other customary conditions and events of default, for which the failure to comply with, or occurrence of, would prevent any further borrowings and would generally require the repayment of any outstanding borrowings under the credit agreement.

      Interest on borrowings under the credit agreement are determined, at the Company’s option, based on the prime rate plus .5%, the lender’s indexed rate or the eurocurrency rate plus 0.75%. The effective interest rate on outstanding borrowings at June 30, 2000 under the revolving credit facility was 7.33%.

      On May 22, 2000, the company entered into a receivables purchase agreement with an independent issuer of receivables-backed commercial paper. The company has the option to sell on an ongoing basis and without recourse, an undivided percentage interest in designated pools of accounts receivable. To maintain the balance in the designated pools of accounts receivable sold, the company is obligated to sell undivided interests in new receivables as existing receivables are collected. The agreement permits the sale of up to $200,000 of an undivided interest in accounts receivable through May 21, 2003. At June 30, 2000, the undivided interest in the Company’s gross accounts receivable that had been sold to the purchasers aggregated $10,000 million. This arrangement has been accounted for as a financing transaction.

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

      Occupancy: The company has entered into subleases and intends to enter into additional subleases with KPMG LLP for periods that coincide with the periods of the KPMG LLP lease periods. The rental cost is based on square feet utilized by the company.

      Stock Option Awards: On January 31, 2000, the company adopted the 2000 Long-Term Incentive Plan (the “Plan”), pursuant to which the company is authorized to grant stock options and other awards to its employees and directors. The Plan authorizes up to 80,000,000 shares of common stock to be available for grants of awards under the Plan. Stock options are granted with an exercise price equal to the common stock’s fair market value at the date of grant. Stock options granted have 10 year terms and vest evenly over four years from the date of grant.

Stock option activity during the period indicated is as follows:

		Option Grants

	Shares		Weighted Average
	Available	Number	Exercise
	for Grant	of Shares	Price Per Share

Balance at January 31, 2000	80,000,000	—	$—

Granted	(43,635,762)	43,635,762	11.00

Exercised	—	—	—

Forfeited	2,606,259	(2,606,259)	—

Expired	—	—	—

Balance at March 31, 2000	38,970,497	41,029,503	$11.00

Options exercisable at March 31, 2000		—	$—

      At March 31, 2000, the weighted-average remaining contractual life of outstanding options was approximately 9.8 years.

      The weighted average fair value per stock option granted during the two months ended March 31, 2000 was $6.99 per option. The fair value of options granted was determined by using the Black Scholes option pricing model with the following assumptions: expected dividend yield 0%, annualized stock price volatility 70%, risk free interest rate 6.6% and an expected life of 5 years.

      In accordance with APB No. 25, compensation expense was not recognized on the grant date of the discretionary stock options since the stock options had no intrinsic value on the date of grant. The table below reflects the pro forma effect on net loss and earnings per share if the Company were to recognize compensation expense under the fair value based method of SFAS No. 123.

	For the
	Two Months Ended
	March 31, 2000

		Loss
	Net Loss	Per Share

As reported	($29,899)	($0.11)

Pro forma	($44,795)	($0.12)

      Stock Awards: On February 16, 2000, the company issued stock awards of 1,500,000 shares to certain employees. In connection with these awards, the company also provided loans of $5,845 to the grantees for the

KPMG CONSULTING, INC.
(Successor to the Consulting Business of KPMG LLP)

NOTES TO FINANCIAL STATEMENTS—Continued

(in thousands, except share and per share amounts)

income tax attributed to the awards. The loans are secured only by the shares of common stock issued to the employees, and bear interest at 6.2% per annum. Principal and accrued interest on the loans are due no later than February 16, 2005. These awards were fully vested at the date of grant and, accordingly, the fair value of the awards of $16,500, was recorded as compensation expense.

      On January 31, 2000 the company also granted a stock award of 68,121 shares to an employee. This award was fully vested at the date of grant and, accordingly, the fair value of this award of $749 was recorded as compensation expense at the date of grant for the two months ended March 31, 2000.

      Employee Benefit Plan: The company sponsors a qualified 401(k) defined contribution plan (the “Plan”) covering substantially all of its employees. Participants are permitted, in accordance with the provisions of Section 401(k) of the Internal Revenue Code, to contribute to 20% of their earnings into the Plan. Matching contributions by the company are discretionary and range between 0%-50% of the employees’ contribution.

      Acquisitions: In July 1999, the company acquired two entities, Studio Verso and WebVibe Corporation, for an aggregate purchase price of $15,500. The allocation of the purchase price to the acquired assets resulted in the allocation of substantially all of the purchase price to goodwill. In December 1999, the company acquired the Mexican consulting business of a KPMG member firm for $5,547. The allocation of the purchase price to the acquired assets and liabilities assumed resulted in the allocation of $3,600 to assembled workforce and $3,246 to goodwill.

      Effective February 1, 2000, the Company acquired the Canadian consulting business of a KPMG member firm for $52,970, of which we paid $24,970 to the KPMG member firm and received a loan of $28,000 from KPMG LLP, due on demand and bearing interest at 8.5% per annum. The allocation of the purchase price to the acquired assets resulted in the allocation of $9,900 to assembled workforce and $22,050 to goodwill.

      The operating results of these entities have been included in the accompanying unaudited combined statement of income before partner distributions and benefits for the seven month period ended January 31, 2000 and statement of income for the two months ended March 31, 2000 from their respective dates of acquisition. Pro forma results of operations for these periods and the year ended June 30, 1999, assuming these acquisitions had occurred on July 1, 1998, would not differ significantly from the results reflected herein.

      Since March 31, 2000, the company has acquired the consulting businesses of KPMG member firms in Argentina, Central America, Colombia, Japan, New Zealand and South Korea for approximately $42,000. In connection with these acquisitions, the company paid cash of $25,000 and issued notes payable of $17,000, including $13,600 of notes convertible into the company’s common stock after the company’s initial public offering. The purchase price of each acquisition will be allocated to the assets acquired and liabilities assumed based on their fair values as of the date of acquisition. The excess of the purchase price over the aggregate fair value of the identifiable assets acquired (including other intangible assets) and liabilities assumed will be allocated to goodwill. The results of operations of the acquired consulting businesses will be included in the company’s consolidated results commencing from the respective dates of acquisition.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

Softline Consulting & Integrators, Inc.:

      We have audited the accompanying statements of operations and cash flows for the year ended June 30, 1998, of Softline Consulting & Integrators, Inc. (Softline). These financial statements are the responsibility of Softline’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of Softline Consulting & Integrators, Inc. for the year ended June 30, 1998, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

San Jose, California

May 4, 2000

SOFTLINE CONSULTING & INTEGRATORS, INC.

STATEMENT OF OPERATIONS

		For the Eleven Month
	For the	Periods Ended
	Year Ended
	June 30,	May 28,	May 27,
	1998	1998	1999

		(Unaudited)	(Unaudited)

Net revenues	$60,787,347	$52,392,514	$86,162,987

Cost of revenues	48,402,865	42,042,066	76,062,975

Gross profit	12,384,482	10,350,448	10,100,012

Compensation to founders and other related parties	8,533,386	7,822,270	—

Other selling, general and administrative expenses	6,998,154	5,872,343	19,705,255

Litigation settlement	1,062,000	1,062,000	—

Loss from operations	(4,209,058)	(4,406,165)	(9,605,243)

Other income (expense):

Interest expense, net	(304,983)	(231,535)	(696,930)

Other income (expense)	(141,772)	(143,390)	11,943

Other income (expense), net	(446,755)	(374,925)	(684,987)

Loss before income taxes	(4,655,813)	(4,781,090)	(10,290,230)

Income tax benefit	1,428,000	1,428,000	—

Net loss	$(3,227,813)	$(3,353,090)	$(10,290,230)

See notes to financial statements.

SOFTLINE CONSULTING & INTEGRATORS, INC.

STATEMENT OF CASH FLOWS

	For the
	Year Ended
	June 30,	For the Eleven Month
		Periods Ended
	1998	May 28, 1998	May 27, 1999

		(Unaudited)	(Unaudited)

Cash flows from operating activities:

Net loss	$(3,227,813)	$(3,353,090)	$(10,290,230)

Adjustment to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	114,435	104,899	350,178

Deferred income taxes	(1,428,000)	(1,428,000)	—

Changes in assets and liabilities:

Accounts receivable	(4,586,391)	(3,850,619)	(4,504,575)

Employee advances	(254,300)	(99,750)	215,470

Prepaid expenses and other current assets	(424,120)	(424,120)	39,869

Other assets	(37,561)	(12,832)	(122,481)

Accounts payable	192,996	(689,380)	1,896,829

Accrued compensation and related expenses	4,899,738	5,961,737	4,719,729

Other accrued expenses	2,639,909	2,726,362	(1,519,515)

Net cash used in operating activities	(2,111,107)	(1,064,793)	(9,214,726)

Cash flows from investing activities:

Purchases of property and equipment	(933,192)	(838,144)	(1,139,677)

Cash flows from financing activities:

Bank overdraft	(901,417)	(544,483)	(2,165,446)

Bank line of credit	2,833,920	2,684,587	3,828,068

Proceeds from notes payable	1,395,000	1,205,000	10,000

Payments made under capital leases	—	—	(102,450)

Shareholder note receivable	—	—	3,888,715

Net cash provided by financing activities	3,327,503	3,345,104	5,458,887

Net increase in cash and equivalents	283,204	1,442,167	(4,895,516)

Cash and equivalents, beginning of year	174,847	174,847	458,051

Cash and equivalents, end of year	$458,051	$1,617,014	$(4,437,465)

Supplemental disclosure of cash flow information:

Cash paid during the year for:

Interest	$306,995	$281,412	$826,736

Income taxes	$121,940	$111,778	$—

Property acquired under capital lease	$0	$0	$1,294,914

See notes to financial statements.

SOFTLINE CONSULTING & INTEGRATORS, INC.

NOTES TO FINANCIAL STATEMENTS

Year Ended June 30, 1998

1.  Business and Significant Accounting Policies

      Organization—Softline Consulting & Integrators, Inc. (“Softline”) was incorporated in the state of California in July 1995. Softline is engaged in the business of providing personnel to assist in the implementation of enterprise-wide software systems.

      Basis of Presentation—At June 30, 1998, Softline had shareholders’ deficit of $1,712,833 and working capital deficit of $529,507. Management of Softline believes that its operations in fiscal 1999 will generate sufficient cash flows to meet working capital and other needs. Softline has received a commitment from its founders to continue to support its working capital and other cash needs through fiscal 1999.

      Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as of the dates and for the periods presented. Actual results could differ from those estimates.

      Concentration of Credit Risk—Financial instruments that potentially subject Softline to concentration of credit risk consist of cash and equivalents, and accounts receivable. Risks associated with cash and equivalents are mitigated by banking with credit-worthy institutions. Softline performs ongoing credit evaluations of its customers’ financial condition and requires no collateral.

      Cash and Equivalents—Softline considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents, consisting primarily of money market funds and bank accounts, are stated at cost which approximates fair value.

      Property and Equipment—Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three to seven years or the lease term, as appropriate.

      Revenue Recognition—Softline recognizes revenues as services are performed.

      Income Taxes—Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. A valuation allowance has been provided to reduce deferred tax assets to an amount whose realization is more likely than not.

      Recently Issued Accounting Standards—In June 1997, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 130 “Reporting Comprehensive Income,” which requires that an entity report, by major components and as a single total, the change in its net assets during the period from non-shareholder sources. Adoption of this statement will not impact Softline’s financial position, results of operation or cash flows. This statement is effective for Softline in fiscal 1999.

      In June 1998, the FASB issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. This statement is effective for Softline in fiscal 2001. Although Softline has not fully assessed the implications of this new statement, Softline does not believe adoption of this statement will have a material impact on Softline’s financial statements.

     Interim Financial Statements (Unaudited)

      The accompanying financial information for each of the eleven month periods ended May 28, 1998 and May 27, 1999 is unaudited. In the opinion of the company’s management, this combined financial information reflects all adjustments necessary for a fair presentation of the combined financial information for such

SOFTLINE CONSULTING & INTEGRATORS, INC.

NOTES TO FINANCIAL STATEMENTS—Continued

periods. These adjustments consist of normal, recurring items. Operating results for interim periods are not necessarily indicative of the results for any other period or for an entire year.

2.  Property and Equipment

      Property and equipment at June 30, 1998 consist of:

Computer equipment and software	$810,948

Furniture and fixtures	136,494

Leasehold improvements	48,956

Vehicles	75,581

1,071,979

Accumulated depreciation and amortization	(126,360)

Property and equipment, net	$945,619

3.  Line of Credit

      At June 30, 1998, Softline had borrowings of $3,999,395 under a $4,000,000 line of credit. Advances under the line of credit bear interest at the prime rate (8.5% at June 30, 1998) plus 2%. Accrued interest is paid monthly. Borrowings are limited to the lower of $4,000,000 or 80% of eligible accounts receivable.

      The line of credit is collateralized by substantially all assets of Softline and is guaranteed by the shareholders of Softline. The notes payable to the shareholders are subordinated under the line of credit. The agreement requires Softline to comply with certain financial covenants, including tangible net worth, total liabilities, quick ratio and profitable operations. Softline was not in compliance with certain of these covenants during fiscal 1998 and has received a waiver from the bank for the noncompliance.

4.  Leases

      Softline leases its office space under noncancelable operating leases which expire at various dates through July 2002.

      Future minimum lease payments under operating leases are as follows:

Year Ending
June 30,

1999	$468,607

2000	169,126

2001	175,810

2002	119,493

2003	8,314

Total future minimum lease payments	$941,350

      Rent expense under noncancelable operating leases was $313,703 for the year ended June 30, 1998.

5.  Shareholders’ Deficit

      In June 1998, an employee entered into a stock purchase agreement with Softline to acquire 253 shares or 7.77% of the issued shares of Softline for $3,888,715 by signing a full recourse promissory note in lieu of payment. The note, which is reported in the accompanying financial statements as a reduction in shareholders’ equity, carries interest at 5.57% per annum and the principal and interest is due and payable on January 1, 1999. The employee is also contractually entitled to a bonus of $4,109,597 on January 1, 1999 for services rendered between July 1, 1998 and January 1, 1999. Softline will also lend the employee the amount of the

SOFTLINE CONSULTING & INTEGRATORS, INC.

NOTES TO FINANCIAL STATEMENTS—Continued

federal, state and local income tax withheld on the bonus against which the employee will sign a secured promissory note. Compensation expenses for the bonus will be recorded in fiscal 1999 as the services are performed.

6.  Income Taxes

      The benefit for income taxes for the year ended June 30, 1998 consists of the following:

Currently payable:

Federal	$—

State	—

Total current	—

Deferred:

Federal	(1,064,000)

State	(364,000)

Total deferred	(1,428,000)

Total income tax benefit	$(1,428,000)

      Deferred tax assets and liabilities at June 30, 1998 are as follows:

Deferred tax assets:

Net operating loss carryforwards	$736,000

Reserves not currently deductible	670,000

Research and development tax credits	179,000

Total deferred tax assets	1,585,000

Deferred tax liabilities:

Accrual to cash adjustment	(887,000)

State income taxes	(26,000)

Other	(1,000)

Total deferred tax liabilities	(914,000)

Valuation allowance	(671,000)

Net deferred tax asset	$—

      At June 30, 1998, Softline had net operating loss carryforwards to offset future federal and California taxable income totaling approximately $1,800,000 and $1,600,000, respectively. Such federal and California carryforwards expire through 2012 and 2003, respectively. In addition, at June 30, 1998, Softline had federal and California research and development tax credit carryforwards of approximately $116,000 and $63,000, respectively. A valuation allowance has been provided to reduce deferred tax assets to an amount whose realization is more likely than not. The extent to which the loss carryforwards can be used to offset future taxable income may be limited, depending on the extent of ownership changes within any three-year period as provided in the Tax Reform Act of 1986 and the California Conformity Act of 1987.

7.  Employee Benefit Plan

      In 1998, Softline adopted a 401(k) tax deferred savings and investment plan (the “Plan”) to provide retirement and incidental benefits for its employees whereby all employees meeting certain service requirements may contribute up to 15% of their eligible compensation to the Plan limited to a maximum annual amount as set periodically by the Internal Revenue Service. Softline may make contributions at its discretion. No such contributions were made by Softline during the year ended June 30, 1998.

SOFTLINE CONSULTING & INTEGRATORS, INC.

NOTES TO FINANCIAL STATEMENTS—Continued

8.  Related Party Transactions

      Total compensation to founders and other related parties was $8,533,386 for the year ended June 30, 1998.

      Notes payable to shareholders are unsecured and bear interest at 12% per annum. Payment of principal and interest are due in May 2002.

      Softline purchases computer equipment and supplies from a company that is owned by one of the founders. Softline made purchases of $572,161 and $45,623 for fixed assets and computer services, respectively, during fiscal 1998. In addition, one of Softline’s facility operating leases has been guaranteed by this company.

      Softline also purchases various promotional items from an entity which is partially owned by two of the founders of Softline. During the year, $85,000 of promotional items were purchased from the entity and are included in other selling, general and administrative expense.

9.  Significant Customer

      During the year ended June 30, 1998, one customer accounted for 65% of net revenues. The same customer accounted for 52% of accounts receivable as of June 30, 1998.

10.  Contingencies

      Softline may be a potential defendant in claims arising in the ordinary course of its business. Although the outcome of such claims cannot be predicted with certainty, management expects that such potential liabilities will not have a material adverse effect on the results of operations or financial position of Softline.

11.  Subsequent Events

      In March 1998, a former employee of Softline filed a suit against Softline alleging wrongful termination in April 1997. In November 1998, Softline entered into a settlement with the former employee whereby Softline and the former employee agreed to release each other from any claims arising from or related to employment. As consideration for the release, Softline has agreed to pay the former employee and his attorneys $1,062,000 over a two-year period of which $354,000 will be paid in fiscal 1999 and the balance in fiscal 2000. Softline’s litigation settlement obligation of $1,062,000 has been recorded in the financial statements for the year ended June 30, 1998.

      On May 27, 1999, KPMG LLP acquired Softline and, in June 1999, transferred a substantial portion of the acquired Softline business to Qwest Cyber.Solutions, LLC (“QCS”), a newly-formed entity in which KPMG LLP acquired a 49% interest and Qwest Communications International, Inc. (“Qwest”) acquired a 51% interest.

      In the center of the page is a depiction of a bundle of fiber optic cables running from the top left to lower right corner of the page. Above the graphic is the text: “E-BUSINESS INTEGRATION SERVICES.”

      Underneath the graphic, the following textual list appears: “e-Strategy,” “e-Processes,” “Systems Integration,” “Network Integration and Infrastructure,” “Next Generation OSS/BSS” and “e-Outsourcing.”

[KPMG CONSULTING LOGO]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

[Alternate Page for International Prospectus]

PROSPECTUS (Subject to Completion)

Issued August 7, 2000

324,253,660 Shares

[KPMG CONSULTING LOGO]

COMMON STOCK

KPMG Consulting, Inc. is offering 89,260,475 shares of common stock. Our parent KPMG LLP and partners and principals of KPMG LLP are offering 234,993,185 shares. After the closing of this offering we will not be a member of KPMG International, the worldwide association of independent professional services firms which share the “KPMG” name. Immediately following this offering, KPMG LLP, the non-U.S. KPMG International member firms and their respective partners will collectively own no more than 19.9% of our common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $6.75 and $8.75 per share.

We will apply to list the common stock on the Nasdaq National Market under the symbol “KCIN.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 11.

PRICE $     A SHARE

		Underwriting	Proceeds to	Proceeds to
	Price to	Discounts and	KPMG	Selling
	Public	Commissions	Consulting, Inc.	Stockholders

Per Share	$	$	$	$

Total	$	$	$	$

KPMG LLP has granted the underwriters the right to purchase up to an additional 48,638,050 shares of common stock to cover over-allotments.

We expect to use approximately $399.6 million of our proceeds from this offering to repurchase from Cisco Systems, Inc. that portion of our Series A Preferred Stock which was not converted into shares of our common stock.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock to purchasers on             , 2000.

MORGAN STANLEY DEAN WITTER

          , 2000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

      The following is a statement of the estimated expenses, other than underwriting discounts and commissions, to be incurred in connection with the distribution of the securities registered under this Registration Statement:

Amount
To Be Paid

Securities and Exchange Commission registration fee	$861,380

NASD fees and expenses	30,500

Legal fees and expenses	*

Nasdaq listing fees and expenses	*

Blue Sky fees and expenses	2,500

Accounting fees and expenses	*

Printing and engraving fees	*

Registrar and transfer agent’s fees	*

Miscellaneous	*

Total	$ *

*	To be completed by amendment.

Item 14.  Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation— a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Article Nine of the Registrant’s Certificate of Incorporation generally provides that the Registrant shall indemnify its officers and directors to the fullest extent permitted by Delaware law.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

      Article Eight of the Registrant’s Certificate of Incorporation provides that no director shall be personally liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the Delaware General Corporation Law or (iv) for any

transaction from which the director derived an improper personal benefit. Any repeal or modification of such Article Eight shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      The Registrant expects to obtain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of such policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

      Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement for information concerning the Underwriters’ obligation to indemnify the Registrant and its officers and directors in certain circumstances.

Item 15.	Recent Sales of Unregistered Securities

      Since its incorporation in August 1999, the Registrant has issued unregistered securities as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder, Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701 or Regulation S for offerings of securities outside of the United States. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

(1) On January 31, 2000, in connection with the separation, the Registrant issued (a) 123,773,377 shares of common stock in the aggregate to certain partners and principals of KPMG LLP in exchange for the membership interests of the respective partners and principals in KPMG Consulting, LLC and (b) 257,514,883 shares of common stock and an intercompany note with a face amount of $630,000,000 to KPMG LLP in exchange for virtually all of its membership interests in KPMG Consulting, LLC.

KPMG Consulting, LLC was formed in August 1999 for the purpose of holding certain assets and liabilities of KPMG LLP’s management and information technology consulting business. Immediately prior to the separation KPMG LLP contributed the consulting business to KPMG Consulting, LLC, and KPMG Consulting, LLC issued membership interests directly to KPMG LLP and to certain partners and principals of KPMG LLP. These membership interests in KPMG Consulting, LLC were transferred to the Registrant in exchange for shares of common stock of the Registrant. There was no cash consideration paid for the receipt of any of these shares, and therefore there were no cash proceeds to KPMG Consulting, Inc. from the separation. Each of the partners and principals participating in this transaction were individuals reasonably believed to be “accredited investors” within the meaning of Regulation D under the Securities Act.

The Registrant believes these issuances were exempt from registration for this issuance in reliance on Section 4(2) of the Securities Act regarding transactions not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

(2) On January 31, 2000, the Registrant issued and sold 5,000,000 shares of its Series A Preferred Stock to Cisco Systems, Inc. for an aggregate purchase price of $1,050,000,000. The Series A Preferred Stock is convertible into our common stock at the election of Cisco at the time of our initial public offering of our common stock. The number of shares of our Series A Preferred Stock which Cisco would convert, the number of shares of our common stock it would receive as a result of such conversion and the number of shares of our Series A Preferred Stock we would purchase from Cisco are based upon the initial public offering price of our common stock. Assuming that Cisco elects to convert and exercise its repurchase rights, it would own no more than 19.9% of our outstanding shares of common stock. The Registrant believes these issuances were exempt from registration in reliance on Section 4(2) of the

Securities Act regarding transactions not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

(3) On February 16, 2000, the Registrant issued 1.5 million shares of common stock to a small group of senior level employees of Barents LLC, a subsidiary of the Registrant, in exchange for the termination by such employees of certain rights to incentive compensation. The Registrant believes this issuance was exempt from registration in reliance on Section 4(2) of the Securities Act regarding transactions not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

(4) Since January 31, 2000, the Registrant has periodically granted options to purchase shares of its common stock to its officers, directors and employees under its 2000 Long-Term Incentive Plan. As of March 31, 2000, the Registrant that were outstanding options to purchase approximately 40.9 million shares of common stock. The exercise price of all of these options is $11.00 per share. All such grants were made in reliance on Rule 701 promulgated under the Securities Act or in reliance on Section 4(2) of the Securities Act regarding transactions not involving a public offering and Regulation D promulgated thereunder.

(5) On June 26, 2000, the Registrant issued 31,500 shares of common stock in connection with the acquisition of the consulting business of the New Zealand member firm of KPMG International. The Registrant believes this issuance was exempt from registration in reliance on Regulation S promulgated under the Securities Act regarding an offer and sale outside of the United States.

Item 16.	Exhibits and Financial Statement Schedules

      (a)  Exhibits

Exhibit
No.	Description

1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Certificate of Incorporation of Registrant**
3.2	Amended and Restated Bylaws of the Registrant**
3.3	Certificate of Designation for the Series A Mandatorily Redeemable Convertible Preferred Stock**
4.1	Specimen Certificate for shares of Common Stock of the Registrant*
5.1	Opinion of Sidley & Austin relating to legality of shares being registered
10.1	Amended and Restated Separation Agreement dated as of , 2000 among KPMG LLP, KPMG Consulting, LLC and the Registrant*
10.2	Limited License Agreement with KPMG International*
10.3	Transition Services Agreement dated as of , 2000 among KPMG LLP, KPMG Consulting, LLC and the Registrant*
10.4	Non-Competition Agreement dated as of , 2000 among KPMG LLP, KPMG Consulting, LLC and the Registrant*
10.5	Form of Member Distribution Agreement for KPMG LLP Qualified Partners
10.6	Form of Member Distribution Agreement for KPMG Consulting Qualified Employees
10.7	Form of Member Distribution Agreement for KPMG Consulting Non-Qualified Employees
10.8	Form of Member Agreement for KPMG Consulting Non-Eligible Employees
10.9	Form of Managing Director Agreement
10.10	Registration Rights Agreement dated as of January 31, 2000 between KPMG LLP and the Registrant

Exhibit
No.	Description

10.11	Stock Purchase Agreement dated as of December 29, 1999 between Cisco Systems, Inc. and the Registrant
10.12	Investor Rights Agreement dated as of January 31, 2000 among KPMG LLP, Cisco Systems, Inc. and the Registrant
10.13	Alliance Agreement dated as of December 29, 1999 between Cisco Systems, Inc. and KPMG LLP*
10.14	Limited Liability Company Agreement of Qwest Cyber.Solutions LLC*
10.15	Marketing Alliance Agreement dated as of October 12, 1999 between KPMG LLP and FedEx Corporation
10.16	Business Alliance Agreement dated as of November 22, 1995 between KPMG LLP and Oracle Corporation
10.17	National Partner Agreement dated as of September 20, 1993 between KPMG LLP and SAP America, Inc.
10.18	Registrant’s 2000 Long-Term Incentive Plan and forms of stock option agreements
10.19	Registrant’s 2000 Employee Stock Purchase Plan*
10.20	Registrant’s 401(k) Plan
10.21	Valuation Services Conveyance Agreement effective as of June 30, 2000 between KPMG LLP and the Registrant*
11.1	Statement regarding computation of per share earnings*
21.1	List of subsidiaries of the Registrant*
23.1	Consent of Grant Thornton LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Sidley & Austin (included in Exhibit 5.1 above)
24.1	Power of Attorney (included on Signature page)
27.1	Financial Data Schedule

*	To be filed by amendment

**	Previously filed

      (b)  Financial Statement Schedules

      The following financial statement schedule is included as part of this Registration Statement immediately following the signature page:

Schedule II — Valuation and Qualifying Accounts

      All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions, are not applicable or the information has been provided in financial statements (or notes thereto) included in this Registration Statement.

Item 17.	Undertakings

      The undersigned registrant hereby undertakes:

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) It will provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia on the 7th day of August, 2000.

KPMG CONSULTING, INC.

By:	/s/ RANDOLPH C. BLAZER

Name: Randolph C. Blazer

Title:	Chief Executive Officer

President and Director

POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints David W. Black and Nathan H. Peck, Jr., and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with the registration under the Securities Act of the securities of the Registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name, in his respective capacity as a member of the Board of Directors or officer of the Registrant, to this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in respect of the securities of the Registrant, to any and all amendments thereto (including post-effective amendments) to this Registration Statement, to any related Rule 462(b) Registration Statement and to any other document filed with the Securities and Exchange Commission, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of August 7, 2000 by the following persons in the capacities indicated.

Name	Title

* Stephen G. Butler	Chairman of the Board
/s/ RANDOLPH C. BLAZER Randolph C. Blazer	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ ROBERT C. LAMB, JR. Robert C. Lamb, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Douglas C. Allred	Director
* Robert W. Alspaugh	Director

Name	Title

* Kevin A. DeNuccio	Director
* Joseph E. Heintz	Director
* John T. Lanning	Director
* Roderick C. McGeary	Director
* Eugene D. O’Kelly	Director
* Michael J. Regan	Director
* J. Terry Strange	Director
* By: /s/ DAVID W. BLACK David W. Black	Attorney-In-Fact

REPORT OF INDEPENDENT CERTIFIED
PUBLIC ACCOUNTANTS ON SCHEDULE

Board of Directors

  KPMG Consulting, Inc.

In connection with our audit of the combined financial statements of KPMG Consulting, Inc. (successor to the consulting business of KPMG LLP) referred to in our report dated May 4, 2000, except for notes 1 and 14, as to which the date is June 30, 2000, which is included in the Registration Statement on Form S-1, we have also audited Schedule II for each of the years ended June 30, 1997, 1998 and 1999. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

GRANT THORNTON LLP

New York, New York

May 4, 2000
except for Notes 1 and 14,
as to which the date is
June 30, 2000

Schedule II — Valuation and Qualifying Accounts and Reserves

	Balance	Charged	Other		Balance
	Beginning	to	Additions to		End of
Allowance for Doubtful Accounts	of Year	Expense	Allowances	Write Offs	Year

Year ended June 30, 1997	$1,100	$5,430	—	$(5,030)	$1,500

Year ended June 30, 1998	1,500	8,440	—	(7,840)	2,100

Year ended June 30, 1999	2,100	7,816	—	(6,416)	3,500

Nine months ended March 31, 2000 (unaudited)	3,500	11,993	—	(9,493)	6,000

EXHIBIT INDEX

Exhibit
No.	Description

1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Certificate of Incorporation of Registrant**
3.2	Amended and Restated Bylaws of the Registrant**
3.3	Certificate of Designation for the Series A Mandatorily Redeemable Convertible Preferred Stock**
4.1	Specimen Certificate for shares of Common Stock of the Registrant*
5.1	Opinion of Sidley & Austin relating to legality of shares being registered
10.1	Amended and Restated Separation Agreement dated as of , 2000 among KPMG LLP, KPMG Consulting, LLC and the Registrant*
10.2	Limited License Agreement with KPMG International*
10.3	Transition Services Agreement dated as of , 2000 among KPMG LLP, KPMG Consulting, LLC and the Registrant*
10.4	Non-Competition Agreement dated as of , 2000 among KPMG LLP, KPMG Consulting, LLC and the Registrant*
10.5	Form of Member Distribution Agreement for KPMG LLP Qualified Partners
10.6	Form of Member Distribution Agreement for KPMG Consulting Qualified Employees
10.7	Form of Member Distribution Agreement for KPMG Consulting Non-Qualified Employees
10.8	Form of Member Agreement for KPMG Consulting Non-Eligible Employees
10.9	Form of Managing Director Agreement
10.10	Registration Rights Agreement dated as of January 31, 2000 between KPMG LLP and the Registrant
10.11	Stock Purchase Agreement dated as of December 29, 1999 between Cisco Systems, Inc. and the Registrant
10.12	Investor Rights Agreement dated as of January 31, 2000 among KPMG LLP, Cisco Systems, Inc. and the Registrant
10.13	Alliance Agreement dated as of December 29, 1999 between Cisco Systems, Inc. and KPMG LLP*
10.14	Limited Liability Company Agreement of Qwest Cyber.Solutions LLC*
10.15	Marketing Alliance Agreement dated as of October 12, 1999 between KPMG LLP and FedEx Corporation
10.16	Business Alliance Agreement dated as of November 22, 1995 between KPMG LLP and Oracle Corporation
10.17	National Partner Agreement dated as of September 20, 1993 between KPMG LLP and SAP America, Inc.
10.18	Registrant’s 2000 Long-Term Incentive Plan and forms of stock option agreements
10.19	Registrant’s 2000 Employee Stock Purchase Plan*
10.20	Registrant’s 401(k) Plan
10.21	Valuation Services Conveyance Agreement effective as of June 30, 2000 between KPMG LLP and the Registrant*
11.1	Statement regarding computation of per share earnings*

Exhibit
No.	Description

21.1	List of subsidiaries of the Registrant*
23.1	Consent of Grant Thornton LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Sidley & Austin (included in Exhibit 5.1 above)
24.1	Power of Attorney (included on Signature page)
27.1	Financial Data Schedule

*	To be filed by amendment

**	Previously filed